UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5 TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

NRI Real Estate Investment and Technology, Inc.

(Exact name of registrant as specified in its charter)

Maryland	87-1031361
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1340 South Dixie Highway, Suite 612, Coral Gables, Florida	33146
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code (305) 529-9928

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, $0.01 par value per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Form 10 of NRI Real Estate Investment and Technology, Inc. (f/k/a NRI Real Token Inc.), a Maryland corporation (the “Company”), other than historical facts are forward-looking statements. Such statements include, in particular, statements about our plans, strategies, and prospects and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “could,” “intend,” “anticipate,” “plan,” “estimate,” “believe,” “potential,” “continue,” or other similar words. Specifically, we consider, among others, statements concerning future operating results and cash flows, our ability to meet future obligations, your ability to have your interests represented by Security Tokens or trade such Security Tokens , or the development of a trading market, if any, for our securities, and the amount and timing of any future distributions to stockholders to be forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the SEC. We make no representations or warranties (express or implied) about the accuracy of any such forward-looking statements contained in this Form 10, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Any such forward-looking statements are subject to unknown risks, uncertainties, and other factors and are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual results, our ability to meet such forward-looking statements, including our ability to generate positive cash flow from operations, provide distributions to stockholders, and maintain the value of our real estate properties, may be significantly hindered.

The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:

●	We have a limited operating history and may not be successful at operating our business as a real estate investment trust for U.S. federal income tax purposes (a “REIT”), which may adversely affect our ability to make distributions to our stockholders.

●	Failure to qualify as or maintain qualification as a REIT would reduce our net earnings available for investment or distribution to our stockholders.

●	Our advisor, its executive officers and other key personnel, as well as certain of our officers and directors, whose services are essential to the Company, are involved in other business ventures, and will face a conflict in allocating their time and other resources between us and the other activities in which they are or may become involved. Failure of our advisor, its executive officers and key personnel, and our officers and directors to devote sufficient time or resources to our operations could result in reduced returns to our stockholders.

●	We will pay certain prescribed fees to our advisor and its affiliates regardless of our performance.

●	We have utilized and may continue to utilize substantial debt financing from third parties to acquire properties and to maintain and make capital improvements at our existing Property (as defined herein).

●	As of this date, our only Property is in Miami-Dade, Florida. As a result, any adverse economic, real estate or business conditions in this geographic area could affect our operating results.

●	Demand for our Property may be affected by various factors, including the demand for hospitality derived from the University of Miami, business travelers, and transient customers, and price competition from other hotels in the Coral Gables and greater Miami, Florida market; demand for the Property’s apartments, and price competition from other apartment facilities and other residential alternatives; the demand for commercial retail space; and demand for our food and beverage facilities. If demand does not increase or if demand weakens, our operating results and growth prospects could be adversely affected.

ii

ITEM 1. BUSINESS.

We have filed this Form 10 to register shares of our common stock, $0.01 par value per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result of our voluntary registration of our common stock pursuant to the Exchange Act, we are subject to the requirements of the Exchange Act and the rules promulgated thereunder. In particular, we are required to file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and Current Reports on Form 8-K and otherwise comply with the disclosure obligations of the Exchange Act applicable to issuers filing registration statements to register a class of securities pursuant to Section 12(g) of the Exchange Act. We are voluntarily registering shares of our common stock pursuant to Section 12(g) of the Exchange Act to provide our stockholders with access to public disclosure regarding our business and operations of the type required in the reports filed under the Exchange Act.

General

NRI Real Estate Investment and Technology, Inc. (f/k/a NRI Real Token Inc.) is a Maryland corporation incorporated on June 2, 2021 for the initial purpose of owning, developing and managing THesis Miami, located at 1350 S Dixie Highway, Coral Gables, Florida 33146. THesis Miami includes a hotel, apartments, retail (restaurants and shopping) units and a parking garage which we refer to herein as the Property. We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), beginning with the taxable year ending December 31, 2022. We believe that, commencing with such taxable year, we have been organized and operated in such a manner, but can provide no assurance that we will operate in a manner so as to remain qualified as a REIT. We have not requested an opinion of counsel regarding our status under the Code as a REIT. The Company changed its name from “NRI Real Token Inc.” to “NRI Real Estate Investment and Technology, Inc.” effective as of May 13, 2022.

We conduct substantially all of our business through our operating partnership, NRI Real Token LP, a Delaware limited partnership (the “Operating Partnership”). We are the general partner of the Operating Partnership. We and the Operating Partnership are advised by NRI Real Token Advisors LLC, a Delaware limited liability company (the “Advisor”) pursuant to an agreement (the “Advisory Agreement”) under which the Advisor performs advisory services regarding acquisition, asset management, accounting, financing and disposition of the Property, and is responsible for managing, operating and maintaining the Property and day-to-day management of the Company. Where applicable in this Form 10, “we,” “our,” “us,” and “the Company” refers to NRI Real Estate Investment and Technology, Inc., the Operating Partnership and their subsidiaries except where the context otherwise requires.

Prior to the formation of the Company, the Property was owned and operated by 1350 S Dixie Holdings LLC (the “Property Owner”). The Property was acquired by the Operating Partnership from NRI Real Token Thesis LLC (the “Special OP Unitholder”), which is an affiliate of Nolan Reynolds International, LLC (“NRI” or the “Sponsor”), and 54M 1350 S Dixie Hwy LLC. Our financial statements are those of 1350 S Dixie Holdings LLC.

On July 9, 2021, we commenced an offering (the “Offering”) of up to $85,000,000 limited partnership units (the “OP Units”) under a private placement to qualified purchasers who met the definition of “accredited investors,” as provided in Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). Upon election of the limited partner, subject to certain limitations, each OP Unit is convertible into one share of common stock of the Company, which, subject to the Company successfully establishing the required infrastructure, may be represented as digital securities (distributed ledger shares) which are designated as NRI Real Estate Security Tokens (the “Security Tokens”), or, at the election of the Company, cash in an equivalent value. See “Description of the Security Tokens” for more information. Each Security Token, if issued, will represent one share of common stock of the Company. Pursuant to the Offering, which concluded on December 31, 2021, the Operating Partnership issued 7,742,309 OP Units resulting in gross offering proceeds of approximately $79.4 million. The net proceeds from the Offering, approximately $73 million, were used to redeem approximately $73 million of interests of a prior investor and to pay corresponding closing costs.

As of the date of this Form 10, outstanding shares of our common stock are held in book entry form with the our Transfer Agent, there is no ability to hold issued shares of common stock in Security Token form and no public market exists for the shares of our common stock. We intend to facilitate the trading of the Security Tokens and untokenized shares of common stock on certain alternative trading systems (“ATS”). We may not be successful in facilitating the issuance of Security Tokens or the Security Tokens’ and untokenized shares’ availability on an ATS. There is the possibility that no public market for our common stock may develop.

In October 2022, the Company entered into an agreement with DriveWealth, LLC (“DriveWealth”) and Templum Markets, under which DriveWealth has agreed to act as a custodian to facilitate the holding and trading of untokenized shares of common stock in electronic book entry form as required by the Templum Markets ATS. The Company does not anticipate that ATS trading of untokenized shares of common stock in electronic book entry form will be available prior to end of the first quarter of 2023. In addition, the Company currently plans to enter into an agreement with a separate custodian to facilitate the ability to create, hold and trade Security Tokens on the Templum Markets ATS, which is currently anticipated to occur by the end of the first half of 2023. There can be no assurance that the Company will be successful. See “Description of the Security Tokens—Anticipated ATSs for the Security Tokens and transferability of the Security Tokens.”

As of the date of this Form 10, we own only the Property. See Item 3, “Properties” for a more detailed description of our current portfolio.

Our principal executive offices are located at 1340 South Dixie Highway, Suite 612, Coral Gables, Florida 33146. Our telephone number is (305) 529-9928.

Our REIT Status

To qualify as a REIT, we must comply with a number of organizational and operational requirements, including a requirement that we distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”)), determined without regard for any deduction for dividends paid and excluding any net capital gain. If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the REIT taxable income we distribute to our stockholders. Even if we qualify as a REIT, we may still be subject to certain state and local taxes on our income and property, and federal income and excise tax on our undistributed income. If we fail to qualify as a REIT in any taxable year, including the current year, we will be subject to U.S. federal income tax at the regular corporate rate.

Our Operating Partnership

We are using an “umbrella partnership real estate investment trust,” or “UPREIT” structure, in which substantially all of our real estate investments are owned through the Operating Partnership. The Operating Partnership has entered into an amended and restated limited partnership agreement (the “Operating Agreement”) pursuant to which the Company is now the sole general partner of the Operating Partnership.

Our Taxable REIT Subsidiary (TRS) Structure

The Property, and any future additional properties, will be indirectly owned by the Operating Partnership through wholly-owned limited liability companies or other subsidiaries. In order for the income from our hotel operations to constitute “rents from real property” for purposes of the gross income tests required for REIT qualification, we cannot directly or indirectly operate any of the hotel-related operations. Instead, we must lease the hotel portion of the Property in order to derive REIT-qualified income from rents. Rather than leasing the Property to third-party operators not owned or controlled by us, we opted to integrate the hotel lessee into our REIT by forming NRI Real Token Tenant, LLC (“TRS Lessee”) to act as the lessee of the hotel portion of the Property. By integrating the hotel lessee within our REIT structure, we will capture for our stockholders’ benefit not only net lease income from the Property owner subsidiaries, but also the income from hotel operations, subject to the discussion in the next paragraph.

Our TRS Lessee has entered into a management agreement with Hersha Hospitality Management, L.P. to operate the hotel portion of the Property. We anticipate that the rent paid to us by TRS Lessee will qualify as “rents from real property,” provided that it has engaged an “eligible independent contractor” (within the meaning of Section 856(d)(9)(A) of the Code) to operate the hotel portion of the Property. We believe that Hersha has qualified and will continue to qualify as an eligible independent contractor. Because TRS Lessee has jointly elected with us for it to be treated as a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (a “TRS”), income earned by TRS Lessee will be fully subject to federal, state and local corporate income tax.

Ownership Structure

The following chart shows our current ownership structure and incorporates the steps taken prior to the closing of our private offering to create the current ownership structure.

REVISED OWNERSHIP & OPERATING STRUCTURE

Initial Investors to satisfy REIT Tests
Cash
REIT Shares
NRI Real Estate Investment & Technology, Inc.
General Partner
(Maryland Corp.)
~0.1%
OP Units
Cash
General Partnership Interest
NRI Real Token Advisors LLC
Managing Member of the Special OP Unitholder
(DE LLC)
Cash Investors
Limited Partners
~35.0%
OP Units
Cash
Advisory Fees
OP Units and Special OP Units
NRI Real Token Thesis LLC
Special OP Unitholder
(DE LLC)
~65.0%
Cash
Contribution of its 20% interest in 1350 S Dixie Holdings LLC
NRI Real Token LP
Operating Partnership
(DE LP)
Sale of its 80% interest in 1350 S Dixie Holdings LLC
Cash
54M 1350 S Dixie Hwy LLC
(DE LLC)
100.0%
1350 S Dixie Holdings LLC
(DE LLC)
100.0%
1350 S Dixie Mezz Borrower LLC
(DE LLC)
100.0%
1350 S Dixie LLC
Property Owner
(DE LLC)
Hotel Lease
Rent
NRI Real Token Tenant, LLC
Taxable REIT Subsidiary
Management Fees
Hersha Hospitality Management, L.P.
Hotel Manager
Eligible Independent Contractor

Investment Objectives and Operations

We intend to own, develop and manage mixed-use residential and hospitality developments, initially in the greater Miami, Florida area. The only property currently owned is the Property. The Property includes the Thesis Hotel, a 245 room hotel with 8,000 square feet of meeting spaces and three owned restaurants: Mamey, Mamey on Third and Orno. The Property also includes 204 residential apartment rental units, approximately 30,000 square feet of additional retail space and a 636 space parking garage.

Our investment objectives are:

●	to preserve, protect and return investor capital contributions;

●	to pay regular cash distributions; and

●	to realize appreciation in the value of our investments upon the ultimate sale of such investments.

We may not attain these objectives or produce any dividends or return of capital to investors. Investment results may vary substantially over time and from period to period. Our board of directors may, from time to time, change our investment objectives if it determines it is advisable and in the best interest of our Company.

Our Investment Strategy

At this time, we intend to focus solely on the Property. However, we may consider additional acquisition opportunities from time to time utilizing our strategy of developing and managing mixed-use commercial real estate in specific locations with stable, long-term demand generators, including, but not limited to, well-established large universities, thriving urban cores and major transit hubs.

We believe growth occurs in locations and markets with multiple stabilized demand generators (including, but not limited to, well-established large universities, thriving urban cores, and major transit hubs), areas with high competitive barriers (including, but not limited to, markets with land suitable for development, challenging entitlement environments) and/or markets that have analytical data that demonstrate stabilized growth, which data may include, but is not limited to, information relating to population growth and income trends, net migration trends, educational attainment, market rental rates and occupancy/vacancy levels, among others,. In addition, we may from time to time come across other opportunities and elect to apply our structure to other real estate investments. At such time, we may consider recommending to stockholders that it consolidate the Company with another structure. Should any transaction materialize, the Company’s stockholders would have the rights provided by operative law with respect to any such proposal.

Any future investments will embody one or more of the above attributes. We believe multifamily housing, especially in Florida, will continue to benefit from a supply/demand imbalance.

Our investment activities have been delegated to the Advisor under the Advisory Agreement. The Advisor will originate investment opportunities for the Company, negotiate and structure any acquisitions and related debt financing, and present its investment recommendations to our board of directors for its consideration and approval. Once an opportunity has been identified, the Advisor will oversee the due diligence process. During this process, the Advisor will request, review and evaluate various materials and documents relating to the opportunity, and obtain reports, where appropriate, concerning the value of contemplated investments of the Company.

We currently have indebtedness on the Property and may in the future obtain lines of credit or other financings secured by our assets in order to bridge the acquisition of, or acquire additional properties, to fund property improvements and other capital expenditures, to make distributions, and for other purposes. In addition, we may borrow as necessary or advisable to ensure that we maintain our qualification as a REIT, including borrowings to satisfy the REIT requirement that we distribute annually to our stockholders at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

As of the date of this Form 10, the Property is subject to a senior secured loan in the principal amount of $116,250,000.00 (the “Senior Loan”) with an affiliate of Starwood Property Trust. In addition, we, through another subsidiary, have entered into a $33,750,000.00 mezzanine loan agreement (the “Mezzanine Loan”) with an affiliate of Starwood Property Trust. See “Item 2, Financial Information—Liquidity and Capital Resources—Debt” for a description of these loans.

We plan to hold and manage the Property until such point that the Property has stabilized, and full value is attained. Our board of directors has discretion to extend this holding period indefinitely. Circumstances may arise, however, that make it beneficial to sell the Property. The Advisor will continually evaluate the Property’s performance based on market conditions and our overall objectives to determine an appropriate time, if any, to sell the Property in an effort to maximize total returns to our stockholders. Any sale of all or substantially all of the Company’s assets will require stockholder approval.

About Our Sponsor, Nolan Reynolds International, LLC

NRI is a real estate investment, development and hospitality company. It acquires, constructs and manages a diverse portfolio of landmark properties in the United States and Latin America. NRI is a leader in delivering award-winning projects by marrying quality design and innovative programming that ultimately become cultural epicenters for the destinations they serve.

NRI and its predecessor companies, with more than 120 years of operations, have developed and constructed properties throughout the United States and Latin America in excess of approximately $6.5 billion in total present day value. As of September 30, 2022, it has over $175 million and $350 million in predevelopment and under construction, respectively.

Investment Company Act Limitations

We intend to conduct our operations so that neither we nor any of our subsidiaries will be required to register as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company’s only asset is its General Partnership Interest in the Operating Partnership and the Company intends to serve as the sole general partner of the Operating Partnership. As a result, the Company’s interest in the Operating Partnership, which reflects the Company’s sole non-cash asset, has significant incidents of a true general partnership interest and does not fall within the definition of a “security” for purposes of the Investment Company Act. The Operating Partnership intends to rely on exclusion from the Investment Company Act based on the type of assets it owns. We anticipate that at least 55% of the Operating Partnership’s assets will consist of direct interests in real estate (held through wholly-owned subsidiaries of the Operating Partnership) and at least 25% of the Operating Partnership’s assets (reduced to the extent the Operating Partnership’s investment in direct interests in real estate exceed 55%) will consist of real estate-related assets so that the Operating Partnership will not be required to register under the Investment Company Act. The Advisor will attempt to the monitor our portfolio of investments to ensure we do not come within the definition of an “investment company” under the Investment Company Act. If at any time the character of our investments may cause us to be deemed an investment company, we will take such actions as we deem appropriate so as to not be deemed an investment company for purposes of the Investment Company Act or to otherwise comply with or be exempt from regulation under or excluded from the definition of investment company under the Investment Company Act.

Additional Investment Limitations

In addition to the investment limitations described above, we will not:

●	make any investment that is inconsistent with our objectives of qualifying and remaining qualified as a REIT unless and until our board of directors determines, in its sole discretion, that REIT qualification is not in our best interests;

●	engage in securities trading or engage in the business of underwriting or the agency distribution of securities issued by other persons; or

●	acquire interests or securities in any entity holding investments or engaging in activities prohibited by our charter except for investments in which we hold a non-controlling interest and investments in entities having securities listed on a national securities exchange.

Employees

The Company has no direct employees. The employees of the Sponsor, acting in their capacity as affiliates of the Advisor, perform substantially all of the services related to our asset management, accounting, investor relations, and other administrative activities. See Item 7, “Certain Relationships and Related Transactions, and Director Independence” for a summary of the fees paid to the Advisor and its affiliates during the year ended December 31, 2021 and the nine months ended September 30, 2022.

Competition

The hospitality and residential industries are highly competitive. Our hotel competes on the basis of location, brand, room rates, quality, amenities, reputation and reservations systems, among many factors. There are many competitors in the hotel industry, and many of these competitors may have substantially greater marketing and financial resources than we have. This competition could reduce occupancy levels and room revenue at our hotel We also face competition from services such as home sharing companies and apartment operators offering short-term rentals.

With respect to residential units, we will compete on the basis of location, brand, pricing, amenities, services, size and quality. Leasing retail space is also competitive. The Coral Gables market has numerous retail properties which will compete to lease space to our target tenants that can potentially reduce rental rates.

Dependency on Third Parties

We depend on the Advisor and its affiliates to provide certain services essential to the Company, including asset management services, supervision of the management of the Property, asset acquisition and disposition services, as well as other administrative responsibilities for the Company, including accounting services, investor communications and investor relations. As a result of these relationships, we are dependent upon our Advisor and its affiliates. We also are dependent upon Hersha to manage the hotel operations of the Property, Alpareno Restaurant Group, LLC to manage the food and beverage operations of the Property, Legacy Parking Company, LLC to manage the parking facilities and Gables Residential Services, Inc. to provide residential management services.

Environmental

As an owner of real estate, we are subject to various environmental laws of federal, state, and local governments. Compliance with existing laws has not had a material adverse effect on our financial condition or results of operations, and management does not believe it will have such an impact in the future. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on properties we currently own, or on properties that may be acquired in the future.

Seasonality

Some hotel properties have business that is seasonal in nature. This seasonality can be expected to cause quarterly fluctuations in revenues. Quarterly earnings may be adversely affected by factors outside our control, including weather conditions and poor economic factors. As a result, we may have to enter into short-term borrowings in order to offset these fluctuations in revenue and to make distributions to our stockholders.

ITEM 1A. RISK FACTORS.

Risks Related Our Organizational Structure

The Operating Partnership will rely on its General Partner.

Control over the operation of the Operating Partnership will be vested entirely with the General Partner, and the Operating Partnership’s profitability will depend largely upon the business and investment acumen of the management team. The loss of service of one or more of them could have an adverse impact on the Operating Partnership’s ability to realize its investment objectives. Neither limited partners of the Operating Partnership nor stockholders of our Company have the right or power to take part in the management of the Operating Partnership and as a result, the investment performance of the Operating Partnership will depend entirely on the actions of the General Partner.

The Operating Partnership may be unable to achieve and sustain profitability in future periods.

The Operating Partnership’s ability to achieve and maintain profitability depends on a number of factors, including our ability to attract hotel guests and keep the hotel occupied at favorable room revenues, our ability to maintain a high occupancy rate within our residential units at favorable rents, and our ability to generate revenue from leasing or operating attractive and successful restaurants and shops. The Operating Partnership’s inability to achieve and sustain profitability may require the Operating Partnership to delay, scale back, or eliminate some or all of its operations.

The Operating Partnership may need additional capital.

The development and expansion of the Operating Partnership’s business may require funds to make investments in accordance with our investment strategy and policies and for general corporate purposes (which may include repayment of our debt or any other corporate purposes we deem appropriate).

The Operating Partnership may seek additional equity or debt financing to provide for additional operating funds. Such financing may not be available or may not be available on satisfactory terms. If financing is not available on satisfactory terms, the Operating Partnership may be unable to continue or expand operations. In addition, if financing is not available on satisfactory terms, the Operating Partnership may require additional capital from our Sponsor or the Special OP Unitholder in exchange for a fee or a priority interest in the return of its capital. There is no obligation on the part of the Sponsor or any limited partner to provide such funds. While debt financing may enable the Operating Partnership to expand its business more rapidly than it otherwise would be able to do, debt financing increases expenses and the debt must be repaid regardless of operating results.

Future equity financings of the Operating Partnership could result in dilution to securityholders of the Operating Partnership. The Operating Partnership’s inability to obtain adequate capital resources, whether in the form of equity or debt, to fund business and growth strategies, may require the Operating Partnership to delay, scale back, or eliminate some or all of its operations.

The hospitality and residential industries are highly competitive.

The hospitality and residential industries are highly competitive. Our hotel competes on the basis of location, brand, room rates, quality, amenities, reputation and reservations systems, among many factors. There are many competitors in the hotel industry, and many of these competitors may have substantially greater marketing and financial resources than we have. This competition could reduce occupancy levels and room revenue at our hotel. In addition, in periods of weak demand, as may occur during a general economic recession, profitability is negatively affected by the fixed costs of operating a hotel. We also face competition from services such as home sharing companies and apartment operators offering short-term rentals.

With respect to residential units, we will compete on the basis of location, brand, pricing, amenities, services, size and quality. Leasing retail space is also competitive. The Coral Gables market has numerous retail properties which will compete to lease space to our target tenants that can potentially reduce rental rates.

Because we depend upon our Advisor and its affiliates to conduct our operations, any adverse changes in the financial condition of our Advisor or its affiliates, the unavailability of management or our relationship with them could hinder our operating performance.

We depend on our Advisor or its affiliates to manage our assets and operations. Any adverse changes in the financial condition of our Advisor or its affiliates or our relationship with them could hinder their ability to manage us and our operations successfully. Our success depends, to a significant extent, upon the continued services of our Advisor’s management team and the extent and nature of the relationships they have developed with residential and retail brokers and hotel operators. The loss of services of one or more members of our Advisor’s management team could harm our business and our prospects.

We are required to make minimum base advisory fee payments to our Advisor under our Advisory Agreement, which must be paid even if our performance declines.

Pursuant to the Advisory Agreement among the Company, the Operating Partnership and the Advisor, we must pay our Advisor an asset management, accounting and other administrative services fee of 1.00% of the Company’s Gross Revenues (as defined in the Advisory Agreement). Thus, even if our performance declines, including as a result of the impact of COVID-19, we will still be required to make payments to our Advisor, which could adversely impact our liquidity and financial condition.

In addition, under the Advisory Agreement, our Advisor is entitled to (i) acquisition fees in connection with the possible acquisition of additional real property investment of 1% of the initial asset value and such 1% charge shall be reflected on the transaction closing statement and paid as of closing on the property, (ii) a debt financing fee equal to $1 million for the Operating Partnership’s current debt financing and 1% of the amount of any future debt financings, and (iii) a disposition fee equal to 1% of the sales price of a real estate investment sold.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

Under the relevant provisions of Section 3(a)(1) of Investment Company Act, an issuer will not be deemed an investment company if:

(i)	it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “Primarily Engaged Test”); and

(ii)	it neither engages nor proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and does not own or propose to acquire “investment securities” having a value exceeding 40% of the value of the issuer’s total assets (excluding cash items and government securities, each as used in the Investment Company Act) on an unconsolidated basis (the “40% Test”).

In addition, an issuer that fails one or both of the Primarily Engaged Test and/or the 40% Test may rely on one or more of approximately two dozen statutory and rule-based exemptions and exclusions from being an investment company under the Investment Company Act, including those provided in Sections 3(c)(5)(C) and 3(c)(6) of the Investment Company Act.

Section 3(c)(5)(C) of the Investment Company Act excludes from the definition of “investment company” any issuer that (a) is engaged primarily in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate” and (b) does not issue “redeemable securities” (as defined in the Investment Company Act). This exclusion, as interpreted by the staff of the SEC, generally requires that at least 55% of an entity’s portfolio be comprised of qualifying interests, and at least 80% of the total asset portfolio must be comprised of qualifying interests and real estate-type interests (and no more than 20% comprised of miscellaneous assets that are neither qualifying interests nor real estate-type interests) (the “55/80 Test”).

Section 3(c)(6) of the Investment Company Act excludes from the definition of “investment company” any issuer that, among other things, is primarily engaged, either directly or through majority-owned subsidiaries, in the businesses referenced in Section 3(c)(5)(C). In the context of a parent company conducting its business through its subsidiaries relying upon the Section 3(c)(5)(C) exclusion, we interpret the “primarily engaged” element of the 3(c)(6) exclusion to require that at least 55% of the parent company’s assets be devoted to, and that at least 55% of the parent company’s income be derived from, the parent company’s majority- and wholly-owned subsidiaries that qualify for the 3(c)(5)(C) exclusion (the “55/55 Test”).

We expect the Operating Partnership and its subsidiaries to rely on guidance published by the SEC or the staff of the SEC or on our own analyses of guidance published with respect to other types of assets to determine the Operating Partnership’s and its subsidiaries’ compliance with the exclusions and tests discussed herein, including with respect to which assets are qualifying interests and real estate-related interests.

The Operating Partnership neither is, nor holds itself out as being, engaged primarily, nor does the Operating Partnership propose to engage primarily, in the business of investing, reinvesting or trading in securities, and the same is, and is expected to be, true of the Operating Partnership’s subsidiaries. Further, the Operating Partnership’s sole assets consist of, and are anticipated to consist of, the securities issued to it by its direct and indirect wholly-owned subsidiaries and cash items (if any). The Operating Partnership’s subsidiaries’ sole assets consist of, and are anticipated to consist of, either the securities issued by its direct wholly-owned subsidiary, qualifying interests (fee interests or whole leasehold interests in real estate), and cash items (if any), or a combination thereof. None of the Operating Partnership or its direct or indirect subsidiaries holds or is anticipated to hold any other securities.

As a result, we believe that the Operating Partnership and each of its subsidiaries passes, and will continue to pass, each of the Primarily Engaged Test and the 40% Test, and, therefore, each is not and will not be an “investment company” under Section 3(a)(1) of the Investment Company Act. Further, we believe that the Operating Partnership also passes and expects to continue to pass the 55/55 Test, qualifying for the exclusion provided by Section 3(c)(6), and each of its direct and indirect subsidiaries will pass either, or both, of the 55/80 Test or the 55/55 Test, meaning each will qualify for the exclusion provided by one or both of Section 3(c)(5)(C) or Section 3(c)(6).

As set forth above, we intend to continue to conduct our operations so that we and our subsidiaries are not investment companies under the Investment Company Act. However, there can be no guarantee that we and our subsidiaries will be able to successfully avoid operating as an investment company. In particular, if and to the extent that the Company’s General Partnership Interest in the Operating Partnership were deemed to fall within the definition of a “security” for purposes of the Investment Company Act, such General Partnership Interests could be deemed to be “investment securities” unless we conclude that the General Partnership Interests represent 50% or more of the “voting securities” of the Operating Partnership.  Because they are the Company’s sole asset, if such General Partnership Interests were deemed to be “investment securities” the Company would fit the definition of an “investment company” under Section 3(a)(1)(C) of the Investment Company Act and would be required to register as such or find another exemption or exclusion from registration as or the definition of an “investment company” under the Investment Company Act. Similarly, if the Operating Partnership or one or more of its subsidiaries were to fail the Primarily Engaged Test or the 40% Test and fail both the 55/80 Test and the 55/55 Test, the Operating Partnership or such subsidiary similarly would fit the definition of an “investment company” under Section 3(a)(1) of the Investment Company Act and would be required to register as such or find another exemption or exclusion from registration as or the definition of an “investment company” under the Investment Company Act.

In addition, in August 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C), including the nature of the assets that qualify for purposes of the exclusion and whether mortgage REITs should be regulated in a manner similar to investment companies. The laws and regulations governing the Investment Company Act status of the Company and the Operating Partnership (and/or their subsidiaries), including the guidance of the SEC or its staff regarding the exclusions discussed above, may change in a manner that adversely affects our operations. To the extent that the SEC or its staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. Any additional guidance could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

We will monitor our holdings and those of our subsidiaries to ensure continuing and ongoing compliance with these tests, and we will be responsible for making the determinations and calculations required to confirm our compliance with these tests. If the SEC does not agree with our determinations, we may be required to adjust our activities, those of the operating partnership, or other subsidiaries.

Qualification for these exclusions could affect our ability to acquire or hold investments or could require us to dispose of investments that we might prefer to retain in order to remain qualified for such exclusions. Changes in current policies by the SEC and its staff could also require that we alter our business activities for this purpose. If we or our subsidiaries fail to maintain an exclusion from the Investment Company Act, we could, among other things, be required either to (i) change the manner in which we conduct our operations to avoid being required to register as an investment company, (ii) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (iii) register as an investment company, any of which could negatively affect the Company’s or its shares’ value, the sustainability of our business model, and our ability to make distributions.

If we were required to register as an investment company, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including disclosure requirements and restrictions with respect to diversification and industry concentration, and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan, which could materially adversely affect our operations. Similarly, identifying and taking steps to comply with another exemption or exclusion from registration as or the definition of an “investment company” under the Investment Company Act could include or require substantial alterations to our business plan, including the assets in which we seek to invest, or involve a significant reconfiguration of our organizational structure and operations, any of which could materially adversely affect our operations.

Certain provisions in the Operating Partnership Agreement and our charter may delay or prevent our unsolicited acquisition.

Certain provisions in the Operating Partnership Agreement may delay or make more difficult unsolicited acquisitions or changes in control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition or change of control, although some stockholders might consider such proposals, if made, desirable. These provisions also make it more difficult for third parties to alter the management structure of our Operating Partnership without the concurrence of the board of directors of the Company. These provisions include, among others:

●	redemption rights of limited partners and certain assignees of OP Units;

●	transfer restrictions on our OP Units and other partnership interests;

●	a requirement that the General Partner may not be removed as the general partner of our Operating Partnership without its consent;

●	our ability to amend the Operating Partnership Agreement and to cause our Operating Partnership to issue preferred and other classes of partnership interests in our Operating Partnership with terms that we may determine, in either case, without the approval or consent of any limited partner; and

●	the right of limited partners to consent to certain transfers of our general partnership interest (whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise).

The Company’s charter and bylaws, the Operating Partnership Agreement, Delaware law and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our securities or that our securityholders otherwise believe to be in their best interests. See Item 11 “Description of Registrant’s Securities to be Registered.”

We face risks associated with security breaches through cyber-attacks, cyber intrusions or otherwise, as well as other significant disruptions of our information technology (IT) networks and related systems.

We face risks associated with security breaches, whether through cyber-attacks or cyber intrusions over the Internet, malware, computer viruses, attachments to e-mails, persons inside our organization or persons with access to systems inside our organization, and other significant disruptions of our IT networks and related systems. In addition, our hotel is subject to risks of security breaches, which could include disclosures of hotel guests’ personal information. The risk of a security breach or disruption, particularly through cyber-attack or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Although we make efforts to maintain the security and integrity of these types of IT networks and related systems, our security efforts and measures may not be effective. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because the techniques used in such attempted security breaches evolve and generally are not recognized until launched against a target, and in some cases are designed not to be detected and, in fact, may not be detected.

A security breach or other significant disruption involving our IT networks and related systems could:

●	disrupt the proper functioning of our networks and systems and therefore our operations;

●	result in misstated financial reports, violations of loan covenants and/or missed reporting deadlines;

●	result in the Company’s inability to properly monitor its compliance with the rules and regulations regarding its qualification as a REIT;

●	result in the unauthorized access to, and destruction, loss, theft, misappropriation or release of, proprietary, confidential, sensitive or otherwise valuable information of ours or others, which could expose us to damage claims by third-parties;

●	require significant management attention and resources to remedy any damages that result;

●	subject us to claims for breach of contract, damages, credits, penalties or termination of leases or other agreements; or

●	damage our reputation among our securityholders.

Any or all of the foregoing could have a material adverse effect on our results of operations, financial condition and cash flows.

A financial crisis, economic slowdown, or epidemic or other economically disruptive event may harm the operating performance of the hospitality, residential and retail industries. We also face risks related to changes in the domestic and global political and economic environment, including capital and credit markets.

The industries we operate in have been closely linked with the performance of the general economy and, specifically, growth in the U.S. gross domestic product. Our hotel, residences and tenants are, and any future properties would be, classified as upscale. In an economic downturn, these properties may be more susceptible to a decrease in revenue, as compared to other properties in other categories that are available at more affordable rates. This characteristic may result from the fact that upscale properties generally target business and high-end leisure travelers and residents. If the U.S. or global economy experiences volatility or significant disruptions, our business could be negatively impacted by reduced demand for business and leisure travel related to a slowdown in the general economy.

The COVID-19 pandemic, including the resulting economic slowdown, travel restrictions and decrease in demand for hotel rooms, has adversely impacted and disrupted, and is expected to continue to adversely impact and disrupt, our business, financial performance and condition, operating results and cash flows.

The outbreak of COVID-19 has had and continues to have, and another pandemic in the future could similarly have, significant repercussions across regional and global economies and financial markets. The global and sustained impact of the outbreak and resulting control measures, including states of emergency, mandatory quarantines, “shelter in place” orders, border closures, and travel and large gatherings restrictions, have significantly decreased the demand for travel. We have been and expect to continue to be negatively affected by these and other governmental regulations and travel advisories to fight the pandemic, including recommendations by the U.S. Department of State, the Center for Disease Control and Prevention and the World Health Organization. In addition, the COVID-19 pandemic has triggered a global economic slowdown.

COVID-19 has disrupted and has had a significant adverse effect on, and will continue to significantly adversely impact and disrupt, our business, financial performance and condition, operating results and cash flows. The effects of the pandemic on the hotel industry are unprecedented. Global demand for lodging has been drastically reduced and occupancy levels have reached historic lows in 2020. Since the Property opened in August 2020, we have experienced reductions in both our hotel’s occupancy and revenue per available room when compared with our pre-pandemic projections. Additionally, the vast majority of the group business we had anticipated from activities related to the University of Miami has yet to materialize. Additionally, travel, especially business and leisure travel in the United States has continued to be adversely affected as result of COVID-19. It is not currently known when, or if, our hotel will return to regular operations. It is also unclear when demand for travel (including business and leisure travel and demand for conference space) will increase or if we will need to suspend operations or decrease capacity at our hotel in the future, including as a result of increase or changes to government regulations, an increase in the number of COVID-19 cases or changes in business and other consumer preferences for travel.

Additional factors that would negatively impact our ability to successfully operate during or following COVID-19 or another pandemic, or that could otherwise significantly adversely impact and disrupt our business, financial performance and condition, operating results and cash flows, include:

●	sustained negative consumer or business sentiment, economic metrics (including unemployment levels, discretionary spending and declines in personal wealth) or demand for travel, including beyond the end of the COVID-19 pandemic and the lifting of travel restrictions and advisories, which could further adversely impact demand for lodging;

●	unexpected increase in our cash burn rate, which is subject to numerous risks and uncertainties, including related to hotel working capital needs as well as the terms of any financing available to us, which could mean we do not have sufficient liquidity to withstand any sustained decreases in occupancy or revenue in 2022 or thereafter from historical levels;

●	our ability to obtain bank lending or access the capital markets could deteriorate as a result of the pandemic, including its impact on our business and the economy;

●	our increased indebtedness and decreased operating revenues, which could increase our risk of default on our loans;

●	we may require additional indebtedness, which may contain even more restrictive covenants than our existing indebtedness or may require incremental collateral;

●	our dependence on our hotel manager, who are facing similar challenges from the COVID-19 pandemic;

●	disruptions in our supply chains, including disruptions to labor force availability, which may impact our hotel;

●	disruptions as a result of corporate employees working remotely, including risk of cybersecurity incidents and disruptions to internal control procedures; and

●	benefits of government action to provide financial support to affected industries, including the travel and hospitality industry, may not be available to us or our operators.

The distribution of COVID-19 vaccines that began in December 2020 and the reports of their effectiveness have resulted in an improvement in traveler and general consumer sentiment. However, the significance, extent and duration of the impacts caused by the COVID-19 outbreak on our business, financial condition, operating results and cash flows, remains largely uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the continued severity, duration (including the extent of any resurgences in the future), transmission rate and geographic spread of COVID-19 in the United States and globally, the extent and effectiveness of the containment measures taken, the timing of and manner in which containment efforts are reduced or lifted, the timing, efficacy, and availability and deployment of vaccinations and other treatments to combat COVID-19, and the response of the overall economy, the financial markets and the population, particularly in the area in which we operate, once the current or any future containment measures are reduced or lifted.  As a result, we cannot provide an estimate of the overall impact of the COVID-19 pandemic on our business or when, or if, we will be able to achieve normal, pre-COVID-19 projected level operations.

Because of the concentration of our assets in Miami-Dade County, Florida, any adverse economic, real estate or business conditions in these geographic areas could affect our operating results and our ability to pay distributions to our securityholders.

The Property is the Operating Partnership’s sole investment and the value of your investment will fluctuate with the performance of this investment. The Property is located in the greater Miami, Florida area. As such, the geographic concentration of our portfolio makes us particularly susceptible to adverse economic developments in the Florida real estate markets. Any adverse economic or real estate developments in this geographic market, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors could adversely affect our operating results.

Further, the geographic concentration of our portfolio makes us particularly susceptible to adverse economic developments in the South Florida real estate market. Any adverse economic or real estate developments in this market, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors could adversely affect our operating results and our ability to pay distributions to our securityholders.

You will not have the opportunity to evaluate our future investments before the Company makes them, which makes your investment more speculative.

For at least the following 12 months, our portfolio will consist of only the Property. Thereafter, subject to providing the holders of OP Units the opportunity to redeem their OP Units based on certain metrics contained in the Operating Partnership Agreement, we may consider additional future investments. See Item 11 “Description of Registrant’s Securities to be Registered—Description of the Operating Partnership Agreement.” You will be unable to evaluate the economic merit of any future investments before they are made and will have to rely entirely on the ability of our Advisor to select suitable and successful investment opportunities. Furthermore, the Company and its board of directors will have broad discretion in selecting the properties we will invest in. These factors increase the risk that your investment may not generate returns comparable to other real estate investment alternatives.

Changes in laws, regulations, or policies may adversely affect our business.

The laws and regulations governing our business or the regulatory or enforcement environment at the federal level or in any of the states in which we may operate may change at any time and may have an adverse effect on our business. We are unable to predict how this or any other future legislative or regulatory proposals or programs will be administered or implemented or in what form, or whether any additional or similar changes to statutes or regulations, including the interpretation or implementation thereof, will occur in the future. Any such action could affect us in substantial and unpredictable ways and could have an adverse effect on our results of operations and financial condition. Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a material adverse effect on our operations in that market and on our reputation generally. Applicable laws or regulations may be amended or construed differently and new laws and regulations may be adopted, either of which could materially adversely affect our business, financial condition or results of operations.

We may experience losses caused by severe weather conditions, natural disasters or the physical effects of climate change.

Our Property is susceptible to revenue loss, cost increase or damage caused by severe weather conditions or natural disasters such as hurricanes and floods, as well as the effects of climate change. To the extent climate change causes changes in weather patterns, we could experience increases in storm intensity. Over time, these conditions could result in declining hotel, residential and retail demand, significant damage to our Property or our inability to operate the hotel, residences and retail at all.

We believe that our Property is adequately insured, consistent with industry standards, to cover reasonably anticipated losses that may be caused by natural disasters, including the effects of climate change. Nevertheless, we are subject to the risk that insurance will not fully cover all losses and, depending on the severity of the event and the impact on our Property, insurance may not cover a significant portion of the losses. In addition, we may not purchase insurance under certain circumstances if the cost of insurance exceeds, in our judgment, the value of the coverage relative to the risk of loss. Also, changes in federal and state legislation and regulation relating to climate change could result in increased capital expenditures to improve the energy efficiency and resiliency of our Property without a corresponding increase in revenue.

Risks Related to Hotel Investments

We are subject to general risks associated with operating hotels.

Our hotel is subject to various operating risks common to the hotel industry, many of which are beyond our control, including, among others, the following:

●	adverse effects of the COVID-19 pandemic, including a potential general reduction in business and personal travel;

●	competition from other hotels in our market;

●	over-building of hotels in our market, which results in increased supply and adversely affects occupancy and revenues at our hotel;

●	dependence on business and commercial travelers and tourism;

●	increases in operating costs due to inflation, increased energy costs and other factors that may not be offset by increased room rates;

●	changes in interest rates and in the availability, cost and terms of debt financing;

●	increases in assessed property taxes from changes in valuation or real estate tax rates;

●	increases in the cost of property insurance;

●	changes in governmental laws and regulations and the related costs of compliance with laws and regulations;

●	unforeseen events beyond our control, such as terrorist attacks, travel-related health concerns which could reduce travel, including pandemics and epidemics such as COVID-19 and other future outbreaks of infectious diseases, travel-related accidents, and travel infrastructure interruptions;

●	adverse effects of international, national, regional and local economic and market conditions and increases in energy costs or labor costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists; and

●	risks generally associated with the ownership of hotel properties and real estate, as we discuss in more detail below.

These factors could adversely affect our hotel revenues and expenses, which in turn could adversely affect our financial condition, results of operations, the market price of our Securities and our ability to make distributions.

Declines in or disruptions to the travel industry could adversely affect our business and financial performance.

Our business and financial performance are affected by the health of the worldwide travel industry. Travel expenditures are sensitive to personal and business-related discretionary spending levels, tending to decline or grow more slowly during economic downturns. For example, during regional or global recessions, domestic and global economic conditions can deteriorate rapidly, resulting in increased unemployment and a reduction in expenditures for both business and leisure travelers. Because these events or concerns, and the full impact of their effects, are largely unpredictable, they can dramatically and suddenly affect travel behavior by consumers and decrease demand.

The hotel business is seasonal, which affects our results of operations from quarter to quarter.

The hotel industry is seasonal in nature. This seasonality can cause quarterly fluctuations in our financial condition and operating results, including in any distributions on our Securities. Our quarterly operating results may be adversely affected by factors outside our control, including weather conditions and poor economic factors. As a result, we may have to reduce distributions or enter into short-term borrowings in certain quarters in order to make distributions if such borrowings are not available on favorable terms.

Many real estate costs are fixed, even if revenue from the hotel decreases.

Many costs, such as real estate taxes, insurance premiums and maintenance costs, generally are not reduced even when a hotel is not fully occupied, room rates decrease or other circumstances cause a reduction in revenues. If we are unable to offset real estate costs with sufficient revenues, we may be adversely affected.

Our operating expenses may increase in the future, which could cause us to raise our room rates, which may reduce room occupancy, or cause us to realize lower net operating income as a result of increased expenses that are not offset by increased room rates, in either case decreasing our cash flow and our operating results.

Operating expenses, such as expenses for utilities, technology, labor and insurance, are not fixed and may increase in the future. To the extent such increases affect our room rates and therefore room occupancy at our hotel, our cash flow and operating results may be negatively affected.

We may be adversely affected by increased use of business-related technology, which may reduce the need for business-related travel.

The increased use of teleconference and video-conference technology by businesses could result in decreased business travel as companies increase the use of technologies that allow multiple parties from different locations to participate at meetings without traveling to a centralized meeting location. To the extent that such technologies play an increased role in day-to-day business and the necessity for business-related travel decreases, hotel room demand may decrease, and we may be adversely affected.

We rely on, and plan to rely on, third party hotel managers to employ the personnel required to operate our hotel. As a result, we have less ability in the COVID-19 environment to reduce staffing at our hotel than we would if we employed such personnel directly. We are also subject to risks associated with the employment of hotel personnel, particularly if the employees at our hotel unionize.

We currently contract Hersha Hospitality Management L.P., a third-party hotel manager, to operate and employ the personnel required to operate the THesis Hotel. Hersha determines appropriate staffing levels; we are required to reimburse them for the cost of these employees. As a result, we are dependent on the hotel manager to make appropriate staffing decisions and to appropriately reduce staffing when market conditions are poor. As a result, we have less ability to reduce staffing than we would if we employed such personnel directly.

Furthermore, the term of our agreement with our hotel manager expires on August 5, 2030. We may not be able to negotiate new contracts with the same or similar terms, including the same fee structure. To the extent we are unable to renew our hotel manager contracts or find new third party hotel managers at favorable terms, our expenses may increase and our performance may be materially affected.

Changes in labor laws may negatively impact us. For example, the implementation of new occupational health and safety regulations, minimum wage laws, and overtime, working conditions status and citizenship requirements and the Department of Labor’s proposed regulations expanding the scope of non-exempt employees under the Fair Labor Standards Act to increase the entitlement to overtime pay could significantly increase the cost of labor in the workforce, which would increase the operating costs of our hotel and may have a material adverse effect on us.

Risks Related to Mixed-Use Development Investments

Our performance will depend on the collection of rent from our tenants, those tenants’ individual financial condition and the ability of those tenants to maintain their leases.

A substantial portion of our income is derived from rental income from real property. As a result, our performance will depend on the collection of rent. Our income would be negatively affected if a significant number of our tenants, among other things: (1) decline to extend or renew leases upon expiration; (2) renew leases at lower rates; (3) fail to make rental payments when due; or (4) become bankrupt or insolvent. We cannot be certain that any tenant whose lease expires will renew or that we will be able to re-lease space on economically advantageous terms. The loss of rental revenues from a number of tenants and difficulty replacing such tenants may adversely affect our profitability and our ability to meet our financial obligations.

Lease defaults or terminations or landlord-tenant disputes may adversely reduce our income from our Property.

Lease defaults or terminations by one or more of our tenants may reduce our revenues unless a default is cured or a suitable replacement tenant is found promptly. In addition, disputes may arise between the landlord and tenant that result in the tenant withholding rent payments, possibly for an extended period. These disputes may lead to litigation or other legal proceedings to secure payment of the rent withheld or to evict the tenant. In other circumstances, a tenant may have a contractual right to abate or suspend rent payments. Even without such right, a tenant might determine to do so. Any of these situations may result in extended periods during which there is a significant decline in revenues or no revenues generated by our Property. If this were to occur, it could adversely affect our results of operations.

Competition from other apartment communities for tenants could reduce our profitability and the return on the Securities.

The apartment industry is highly competitive. We face competition from other apartment communities and overbuilding of apartment communities may occur. If so, this will increase the number of apartment units available and may decrease occupancy and apartment rental rates. This competition could reduce occupancy levels and revenues at our Property, which would adversely affect our operations. In addition, increases in operating costs due to inflation may not be offset by increased apartment rental rates.

We face significant competition for retail tenants, which may limit our ability to achieve our investment objectives or pay distributions.

The U.S. commercial real estate investment and leasing markets are competitive. We face competition from various entities for prospective tenants and to retain our current tenants. Many of our competitors have substantially greater financial resources and may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of a tenant.

We depend upon the performance of our property manager in the selection of tenants and negotiation of leasing arrangements. We have offered and may have to offer inducements, such as free rent and tenant improvements, to compete for attractive tenants. Further, as a result of their greater resources, competitors may have more flexibility than we do in their ability to offer rental concessions, which could put additional pressure on our ability to maintain or raise rents and could adversely affect our ability to attract or retain tenants. In the event we are unable to find new tenants and keep existing tenants, or if we are forced to offer significant inducements to such tenants, we may not be able to meet our investment objectives and our financial condition, results of operations, cash flow, ability to satisfy our debt service obligations and ability to pay distributions to our securityholders may be adversely affected.

If a major tenant defaults or declares bankruptcy, we may be unable to collect balances due under relevant leases, which could have a material adverse effect on our financial condition and ability to pay distributions.

The default, bankruptcy or insolvency of a tenant may adversely affect the income produced by our properties. Under bankruptcy law, a tenant cannot be evicted solely because of its bankruptcy and has the option to assume or reject any unexpired lease. If the tenant rejects the lease, any resulting claim we have for breach of the lease (other than to the extent of any collateral securing the claim) will be treated as a general unsecured claim. Our claim against the bankrupt tenant for unpaid and future rent will be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and it is unlikely that a bankrupt tenant that rejects its lease would pay in full amounts it owes us under the lease. Even if a lease is assumed and brought current, we still run the risk that a tenant could condition lease assumption on a restructuring of certain terms, including rent, that would have an adverse impact on us. Any shortfall resulting from the bankruptcy of one or more of our tenants could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions.

Risks Related to the Real Estate and Real Estate Industry

The illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our Property and harm our financial condition.

Real estate investments are historically relatively illiquid, and our ability to sell promptly our current and future properties for reasonable prices in response to changing economic, financial, and investment conditions could be limited.

We may decide to sell our Property in the future. We may be unable to sell the Property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We may sell the Property at a loss as compared to carrying value. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. We may be required to expend funds to correct defects or to make improvements before a property can be sold.

Increases in property taxes would increase our operating costs, reduce our income and adversely affect our ability to make distributions.

Our Property will be subject to real and personal property taxes. These taxes may increase as tax rates change and as our property is assessed or reassessed by taxing authorities. If property taxes increase and we are unable to pass through costs through to our tenants, our financial condition, results of operations and our ability to make distributions could be materially and adversely affected and the market price of our Securities could decline.

Our Property may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. Properties may contain microbial matter such as mold and mildew. As a result, the presence of significant mold at a property could require us to undertake a costly remediation program to contain or remove the mold. In addition, the presence of significant mold could expose us to liability from property guests, residents, tenants, employees, and others if property damage or health concerns arise.

Compliance with the Americans with Disabilities Act and fire, safety, and other regulations may require us or our borrowers to incur substantial costs.

Our Property is, and any future property will be, required to comply with the ADA. The ADA requires that “public accommodations” such as hotels, restaurants, and retail stores be made accessible to people with disabilities. Compliance with the ADA’s requirements could require removal of access barriers and non- compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. In addition, we are required to operate the property in compliance with fire and safety regulations, building codes, and other land use regulations as they may be adopted by governmental agencies and bodies and become applicable to our property. Any requirement to make substantial modifications to our Property, whether to comply with the ADA or other changes in governmental rules and regulations, could be costly.

We may experience uninsured or underinsured losses.

We have property and casualty insurance with respect to our Property and other insurance, in each case, with loss limits and coverage thresholds deemed reasonable by our management team. In doing so, we have made decisions with respect to what deductibles, policy limits, and terms are reasonable based on management’s experience, our risk profile, the loss history of our third-party managers, the nature of a specific property and our business, our loss prevention efforts, the cost of insurance and other factors.

Various types of catastrophic losses may not be insurable or may not be economically insurable. In the event of a substantial loss, our insurance coverage may not cover the full current market value or replacement cost of our lost investment, including losses incurred in relation to the COVID-19 pandemic. Inflation, changes in building codes and ordinances, environmental considerations, and other factors might cause insurance proceeds to be insufficient to fully replace or renovate a property after it has been damaged or destroyed.

Accordingly, the following may occur:

●	the insurance coverage thresholds that we have obtained will not fully protect us against insurable losses (i.e., losses may exceed coverage limits);

●	we will incur large deductibles that will adversely affect our earnings;

●	we will incur losses from risks that are not insurable or that are not economically insurable; or

●	current coverage thresholds will not continue to be available at reasonable rates.

Our current lenders require us to maintain certain insurance coverage thresholds, and we anticipate that future lenders will have similar requirements. We believe that we have complied with the insurance maintenance requirements under the current governing loan documents and we intend to comply with any such requirements in any future loan documents. However, a lender may disagree, in which case the lender could obtain additional coverage thresholds and seek payment from us, or declare us in default under the loan documents if we fail to obtain additional coverage. In the former case, we could spend more for insurance than we otherwise deem reasonable or necessary or, in the latter case, subject us to a foreclosure on properties securing one or more loans.

If we set aside insufficient reserves, we may be required to defer necessary or desirable property improvements.

If we do not establish sufficient reserves to supply necessary funds for capital improvements or similar expenses, we may be required to defer necessary or desirable improvements to our Property. If we defer such improvements, our Property may decline in value, it may be more difficult for us to attract or retain tenants and hotel guests, or the amount of rent or hotel room rate we can charge may decrease.

Risks Related to Conflicts of Interest

Our agreements with our Advisor and its affiliates were not negotiated on an arm’s-length basis, and we may pursue less vigorous enforcement of their terms because of conflicts of interest with certain of our executive officers and key employees of our Advisor or its affiliates.

Because each of our executive officers are also key employees of our Sponsor and have ownership interests in NRI, our Advisory Agreement was not negotiated on an arm’s-length basis, and we did not have the benefit of arm’s-length negotiations of the type normally conducted with an unaffiliated third party. As a result, the terms, including fees and other amounts payable, may not be as favorable to us as an arm’s-length agreement. Furthermore, we may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationship with our Sponsor and its affiliates.

Our Sponsor manages other entities and may direct attractive investment opportunities away from us. Neither our Sponsor nor its affiliates are restricted from advising clients with similar investment guidelines.

Our executive officers also serve as key employees and as officers of our Sponsor and will continue to do so. Our Advisory Agreement requires our Advisor to use commercially reasonable efforts to present a continuing and suitable investment program to us which is consistent with our investment policies and objectives, but neither our Sponsor nor its affiliates are obligated generally to present any particular investment opportunity to us even if the opportunity is of a character which, if presented to us, could be taken. Additionally, in the future our Sponsor or its affiliates may advise other clients, some of which may have investment guidelines substantially similar to ours.

Our Sponsor and its key employees, who are NRI and our executive officers, face competing demands relating to their time and this may adversely affect our operations.

We rely on an affiliate of our Sponsor for the day-to-day operation of our business. Certain key employees of our Sponsor are executive officers of NRI. Because our Sponsor’s and Advisor’s key employees have duties to NRI as well as to us, we do not have their undivided attention and they face conflicts in allocating their time and resources between us and NRI. Our Sponsor or our Advisor may also manage other entities in the future. During turbulent market conditions or other times when we need focused support and assistance from our Sponsor, other entities for which our Sponsor also acts as an external advisor will likewise require greater focus and attention as well, placing competing high levels of demand on the limited time and resources of our Sponsor’s key employees. We may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed by persons working exclusively for us.

Risks Related to the potential trading of our common stock and the Security Token technology

An investor currently cannot hold its shares of common stock in Security Token form. In addition, there is currently no trading market for our common stock, and a market may never develop. While we anticipate that our shares of common stock represented by Security Tokens and in book-entry form will be tradeable on an ATS, liquidity may be limited.

In October 2022, the Company entered into an agreement with DriveWealth and Templum Markets, under which DriveWealth has agreed to act as a custodian to facilitate the holding and trading of untokenized shares of common stock in electronic book entry form. The Company does not anticipate that ATS trading of untokenized shares of common stock in electronic book entry form will be available prior to end of the first quarter of 2023. In addition, the Company currently plans to enter into an agreement with a separate custodian to facilitate the ability to create, hold and trade Security Tokens on the Templum Markets ATS, which is currently anticipated to occur by the end of the first half of 2023. While the Company plans to facilitate the capability of holding and trading of shares of common stock in Security Token form, the Company may not be able to do so within the time periods suggested, or at all.

In addition, there has been no prior public trading market for our common stock. To the extent a trading market is established, it is possible that there will be a limited number of untokenized shares or Security Tokens trading on any ATSs, which could result in an illiquid market with volatile pricing. ATSs may lack substantial liquidity, limiting the feasibility of selling or exchanging the shares of common stock, whether in the form of untokenized shares or Security Tokens. As a result, the holders of our common stock may be unable to sell or otherwise engage in transactions at any time.

The valuation of digital tokens in a secondary market, if any, is usually not transparent and is highly speculative. In addition, it is possible due to unforeseen future changes in ATS requirements, that we may lose trading privileges on the ATSs. In addition, we may decide to voluntarily be removed from the ATSs.

In the event that the Security Tokens or untokenized shares are no longer able to trade on the ATSs, you would still hold your equity interest in the Company, but may, as a practical matter, have a limited ability to sell such interest. If we fail to facilitate the trading of Security Tokens or untokenized shares on an ATS, holders may revert to electronic book entry and engage in trading in accordance with traditional broker-dealer over-the-counter market practices. Neither the Company nor the Operating Partnership are under any obligation to provide valuations to investors of their shares of common stock, however evidenced. Neither the Company nor the Operating Partnership are now nor will be responsible or liable for the market value of the Security Tokens or untokenized shares of common stock, the transferability and/or liquidity of the Security Tokens or untokenized shares of common stock, and/or the availability of any market for the Security Tokens or untokenized shares of common stock through third parties or otherwise.

The shares of common stock, regardless of which form in which they are held, may not hold their value or increase in value. Numerous factors, including but not limited to the risks set out herein, will influence this outcome, many of which are not under the Operating Partnership’s or the Company’s control.

The number of Security Tokens and untokenized shares of common stock traded on an ATS, if any, may be very small, which may limit their liquidity and make the market price more easily manipulated.

The risk of market manipulation exists in connection with the trading of any security. The risk may be greater for the Security Tokens and untokenized shares of common stock because the ATS on which they trade, if at all, will be a closed system that does not have the same breadth of market and liquidity as a national market system. Unless holders of common stock choose to have their shares represented by Security Tokens, it is possible that there will be a limited number of Security Tokens on any ATSs, which could increase the illiquidity of the market. While we will attempt to limit the trading of the Security Tokens and untokenized shares of common stock to ATSs that have adopted policies intended to prohibit manipulation of the trading price of digital securities, there can be no assurance that the efforts of the ATS or the digital security holders’ broker-dealers will be sufficient to prevent such market manipulation. For example, a security holder may be able to manipulate the price by opening multiple accounts and trading among those accounts. In addition, if trading on the ATSs is not established or becomes unavailable, trading will be limited to private transactions of untokenized shares of common stock with less liquidity. If trading on the ATSs is not established or becomes unavailable, holders of the Security Tokens may revoke the Security Tokens, revert to book-entry form and engage in trading in accordance with traditional broker-dealer over-the-counter market practices.

The further development and acceptance of distributed ledger networks, which are part of a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate.

The growth of the distributed ledger industry in general, as well as digital securities, is uncertain. The factors affecting the further development of the digital security industry, as well as distributed ledger networks, include, without limitation:

●	Possible confusion of digital securities with cryptocurrencies, and possible negative market and/or regulatory sentiment towards using distributed ledger technology because it shares common underlying technology with Bitcoin (“BTC”) and other layer one cryptocurrencies ;

●	The continued maintenance and development of the open-source software protocol of distributed ledger networks;

●	The capacity of issuers and other market participants to communicate the difference between digital securities, which trade with the customer protections outlined in published SEC guidance, and cryptocurrencies, which may trade among investors on a wallet to wallet basis, without the requirement of custodial protections; and/or

●	A failure of market participants to distinguish between the use of distributed ledger-based technology as a means of facilitating a digital securities trading marketplace, and other unrelated layer one cryptocurrency network uses, such as exchanging currency.

The slowing or stopping of the development, general acceptance and adoption and usage of distributed ledger networks and distributed ledger or digital assets may deter or delay the acceptance of the Security Tokens.

There are various regulatory risks for the Company associated with its Security Tokens.

Any Security Tokens issued in exchange for OP Units will be offered in reliance upon exemptions from the registration requirements of the Securities Act and its foreign equivalents, if applicable. As a result, unless we successfully register our common stock on this Form 10 under the Exchange Act, there will be substantial restrictions on the transferability of the Security Tokens, which may not be offered, sold or transferred in the United States absent such registration or an applicable exemption from the registration requirements. In particular, as an example, it may be that the Security Tokens may not be transferred within the United States or to a “U.S. person” unless such transfer is made to an “accredited investor” in compliance with applicable securities law and may only be transferred in a transaction outside the United States to non-U.S. persons, subject to applicable law. Any transfer of a Security Token made in violation of these restrictions or comparable restrictions in other jurisdictions will be void.

In addition, the Operating Partnership does not believe it is acting as a money transmitter (“MT”) or a money services business (“MSB”). If the Operating Partnership were deemed to be a MT and/or MSB, however, it would be subject to significant additional regulation, including registration and licensing at the state and federal level. This could lead to significant changes in how the Security Tokens are structured, how they are purchased and sold, and other issues, and could greatly increase the costs in creating and facilitating transactions in the Security Tokens.

In addition, the Operating Partnership believes that it is not acting as a broker-dealer and is not registered as such with the SEC or FINRA, nor is it registered with any other Self-Regulatory Organization (“SRO”) as a broker-dealer, exchange or transfer agent. If the Operating Partnership were deemed a broker-dealer, exchange or transfer agent, however, it would be subject to significant additional regulation. This could lead to significant changes with respect to the how the Security Tokens are structured, how they are purchased and sold, and other issues, and could greatly increase the Company’s costs in creating and facilitating transactions in the Security Tokens if such transactions are allowed at all. Further, a regulator could take action against the Company if it views the Security Tokens as a violation of existing law. Any of these outcomes could negatively affect the value of the Security Tokens.

Changes in international, federal, state, or local laws may impact the value of the Security Tokens and/or the Company’s ability to develop the Security Tokens.

Legislative and regulatory changes or actions at the state, federal, or international level may adversely affect the use, transfer, exchange, and value of the Security Tokens. The regulatory status of the Security Tokens and similar digital assets continues to evolve and is unclear or unsettled in many jurisdictions, including the United States. It is difficult to predict how or whether regulatory agencies may apply existing or new regulations with respect to such technology and its applications, including the Security Tokens. Further, it is difficult to predict how or whether legislatures or regulatory agencies may implement changes to law and regulation affecting distributed ledger technology and its applications. Regulatory actions could negatively impact the Security Tokens in various ways, including, for example, through a determination that the Security Tokens are regulated financial instruments required to be registered with the appropriate regulatory agency. Any of these outcomes could negatively affect an investment in the Security Tokens. See also “—The Security Tokens may be subject to non-U.S. regulations.”

However, as of the date of this Form 10, there are no known jurisdictions that prohibit the use of distributed ledger technology, such as the Security Tokens, as a form of market infrastructure for traditional securities. Upon the issuance, if any, of Security Tokens in exchange for OP Units, the Company and our transfer agent will review such OP Unit holder’s information to ensure that the Company does not issue any Security Tokens in violation of any applicable regulations or laws. With respect to secondary transactions conducted through one or more ATSs engaged by the Company, each ATS will be expected to conduct customary “KYC” checks to ensure that any secondary transactions do not violate applicable laws and regulations.

The 10XTS distributed ledger that is expected to be established for the Security Tokens may have weaknesses and vulnerabilities that imperil investor and consumer protections.

The Company has engaged LedgerLab LLC, a subsidiary of 10XTS, Inc. and a SEC-registered transfer agent (“LedgerLab”), as its securities transfer agent. LedgerLab uses both blockchain-based and traditional software and data to manage and track the stockholder registry.

Like current post-trade settlement processes in the capital markets, when, and if, a Security Token is issued and subsequently traded in secondary markets, the broker-dealer and/or exchange platform would notify the transfer agent of a pending settlement for recordation. LedgerLab is to then record the transfer of the tokenized shares using 10XTS software platform technology, which is separate and distinct from other enterprise platforms and other public blockchain or like technology. However, the Transfer Agent will not be responsible for conducting any AML or KYC diligence on the holders of the Security Tokens or ensuring that such secondary transactions are compliant from an AML or KYC perspective. With respect to Security Tokens that may be issued by the Company, the Transfer Agent will rely on the procedures conducted, and information collected, in accordance with the Company’s onboarding diligence, including its outsourcing of AML and KYC investor diligence. With respect to secondary purchasers, the Transfer Agent will rely on the applicable ATSs and custodians to ensure that transfers do not violate any applicable laws or regulations.

While the Company believes there may be many potential benefits to the use of distributed ledger technologies, and the 10XTS distributed ledger in particular, there are potential disadvantages as well. The 10XTS distributed ledger has been and continues to be developed by third parties unaffiliated with the Company.  The 10XTS distributed ledger may be subject to technical errors, fraud and manipulation.  There are potential operational risks associated with smart contracts such as insufficient backup, failure mechanisms or critical system safeguards.  There are other potential technical risks associated with the 10XTS distributed ledger such as unintended software vulnerabilities, coding errors, scaling or bandwidth issues, and unintended effects on internet service, computers, servers or user interfaces.  The 10XTS distributed ledger may be susceptible to cybersecurity risks such as hacking.  The various risks associated with the 10XTS distributed ledger could result in the theft or loss of digital assets, including the Security Tokens, for which there may be no recourse.  In addition, the transfer agent relies on third parties, such as ATSs and custodians, with respect to AML and KYC diligence in connection with secondary transfers. As a result, we are reliant on those third parties to properly conduct such diligence and ensure secondary transfers do not violate applicable laws. Any such failure by those parties to properly conduct such diligence could subject the Company to potential violations. The 10XTS distributed ledger could also be used to unlawfully circumvent laws, regulations, rules and other investor or consumer protections, to diminish transparency and accountability, and to impair market integrity, any of which could have a material adverse effect on the Security Tokens, the Company and the Operating Partnership.

Security Token holders will not benefit from the same protections as holders of traditional securities.

The SEC takes the position that broker-dealers, unless “Special Purpose Broker-Dealers”, as described in SEC Release No. 34-90788, may not hold or act as custodian for the Security Tokens. There currently are no Special Purpose Broker-Dealers. As a result, even if Security Tokens are issued, Security Token holders may not benefit from protections available to customers who use registered broker-dealers to custody traditional securities, including the Customer Protection Rule and the Securities Investor Protection Act of 1970.

A Security Token may be vulnerable to social engineering, phishing emails, man-in-the-middle, phone hijacking, ransomware, denial of service, hacking, and other cyberattacks.

The nature of digital assets and the distributed ledger is such that it may lead to an increased risk of fraud or cyberattack. Hackers or other malicious groups or organizations may attempt to interfere with the purchase and trading of the Security Tokens in a variety of ways, including, but not limited to, malware attacks, denial of service attacks, consensus-based attacks, Sybil attacks, smurfing, spoofing, social engineering, phishing emails, man-in-the-middle, phone hijacking, and ransomware. Other platforms that sponsor and engage in transactions in digital assets have been the subject of cyberattacks that have resulted in a loss of digital assets. While we will take all steps that are commercially reasonable and customary to prevent or mitigate the impact of cyberattacks, we may not be successful in preventing all cyberattacks that may affect the Security Tokens.

Loss of private key(s), custodial error or investor error may cause the loss of Security Tokens.

A private key, or a combination of private keys, is necessary to control and dispose of Security Tokens stored in your digital wallet or vault. The wallet location of the token does not constitute or confer actual, rightful ownership of the security underlying the Security Token, which is independently recorded by the Transfer Agent. Any loss of the private key of a wallet would render inaccessible that wallet and Security Tokens stored therein. This would constitute a loss of only the digital token form of uncertificated shares. If this were to occur, the Transfer Agent would have to issue replacement shares according to its official book entry record to the new, verified replacement wallet address. See “Description of the Security Tokens— Procedures for Obtaining Security Tokens, Secondary Transfers of Security Tokens and Transfer Agent Procedures— Loss of a Private Key, Custodial Error or Transfer Error” and Description of the Security Tokens— Procedures for Obtaining Security Tokens, Secondary Transfers of Security Tokens and Transfer Agent Procedures— Discrepancies Between the Blockchain and the Transfer Agent’s Book-Entry.”

There are risks to Security Token holders if a prior transfer was not properly recorded on the Transfer Agent’s records.

Although the Transfer Agent would take steps to investigate the matter and may be able to isolate any lost Security Tokens, revoke such Security Tokens, authenticate a new replacement wallet, and reassign/reallocate the applicable Security Token to a new wallet, this may not be feasible if a Security Token holder’s account information and record is not kept current with the Transfer Agent and/or any fiduciary custodian. In connection with an issue of replacement Security Tokens, the Transfer Agent would deactivate the link between the layer one token and the corresponding book entry form of common stock to ensure that the lost or canceled Security Tokens do not remain active. However, if the transfer agent fails to deactivate the outstanding lost or cancelled Security Tokens, the holder of such tokens may encounter issues trading until the book entry position has been verified and the outstanding Security Tokens have been deactivated.

There are risks to Security Token holders who utilize third party custodians.

Should any loss of a private key, or other compromise of your account and wallet take place with a third-party fiduciary custodian, it would be the responsibility of the custodian to coordinate any replacement wallet and key infrastructure with the transfer agent. Therefore, you could lose your Security Tokens if this coordination effort is not successful and the Transfer Agent is unable to verify that the holder of the Security Tokens matches its records in its own book entry record, thus requiring the Transfer Agent to reissue Security Tokens to the holder of record according to the Transfer Agent’s own book entry.

Risks Related to our Organizational Structure

The Company’s charter limits the number of shares of its stock a person may own and permits its board of directors to issue additional classes or series of stock, which may be issued in the form of digital securities, with terms that may be senior to the rights of the holders of shares of our common stock or discourage a third party from acquiring the Company in a manner that could result in a premium price to holders of shares of our common stock.

The Company’s charter, with certain exceptions, authorizes its board of directors to take such actions as are necessary or appropriate to preserve the status of the Company as a REIT. To help it comply with the REIT ownership requirements of the Code, among other purposes, the Company’s charter prohibits any person from beneficially or constructively owning more than 9.8% (in value or in number of shares, whichever is more restrictive) of the Company’s outstanding common stock or 9.8% (in value) of all classes and series of the Company’s outstanding stock, unless exempted by its board of directors.

The Company’s charter authorizes it to issue additional authorized but unissued shares of common or preferred stock. In addition, the Company’s board of directors may, without common stockholder approval, classify any unissued shares of preferred stock and reclassify any unissued shares of common stock or shares of preferred stock into other classes or series of stock of the Company and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such class or series of stock. Thus, its board of directors could authorize the issuance of shares of preferred stock, which may be issued in the form of digital securities, with priority as to distributions and amounts payable upon liquidation of the Company over the rights of the holders of shares of our common stock. These charter provisions may have the effect of delaying, deferring or preventing a change in control, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of its assets) that might provide a premium price to holders of its shares of our common stock.

Certain provisions of Maryland law may limit the ability of a third-party to acquire control of the Company.

Certain provisions of the Maryland General Corporation Law (“MGCL”) may have the effect of inhibiting a third-party from acquiring the Company or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such securities, including:

●	“business combination” provisions that, subject to limitations, prohibit certain business combinations between an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding shares of voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of any interested stockholder and the corporation for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes two super-majority stockholder voting requirements on these combinations; and

●	“control share” provisions that provide that holders of “control shares” of the Company (defined as voting shares of stock that, if aggregated with all other shares of stock owned or controlled by the acquirer, would entitle the acquirer to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares”) have no voting rights except to the extent approved by the Company’s stockholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all interested shares.

Pursuant to the Maryland Business Combination Act, the Company’s board of directors has by resolution exempted from the provisions of the Maryland Business Combination Act business combinations (i) between the Company and any other person, provided that the business combination is first approved by the board of directors (including a majority of the Company’s directors who are not affiliates or associates of such person). Also, as permitted by the MGCL, the board of directors has by resolution exempted any business combination between the Company and NRI or any of its affiliates. The Company’s bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of the Company’s stock. There can be no assurance that these exemptions or resolutions will not be amended or eliminated at any time in the future.

Additionally, Title 3, Subtitle 8 of the MGCL permits the Company’s board of directors, without stockholder approval and regardless of what is currently provided in the Company’s charter or bylaws, to implement certain takeover defenses. See Item 11 “Description of Registrant’s Securities to be Registered—Maryland Business Combination Act,” “—Control Share Acquisitions” and “—Subtitle 8 of the Maryland General Corporation Law.”

The Company’s rights and the rights of its stockholders to take action against the Company’s directors and officers are limited.

Maryland law provides that a director has no liability in the capacity as a director if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the company’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. As permitted by the MGCL, the Company’s charter limits the liability of its directors and officers to the Company and its stockholders for money damages, except for liability resulting from:

●	actual receipt of an improper benefit or profit in money, property or services; or

●	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, the Company’s charter requires the Company to indemnify its directors and officers for actions taken by them in those capacities and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the maximum extent permitted by Maryland law. The Company has entered into indemnification agreements with the Company’s directors and executive officers. As a result, the Company and its stockholders may have more limited rights against directors and officers of the Company than might otherwise exist under common law. Accordingly, in the event that actions taken by any of the Company’s directors or officers are immune or exculpated from, or indemnified against, liability but which impede the Company’s performance, stockholders’ ability to recover damages from that director or officer will be limited.

The Security Tokens may be subject to non-U.S. regulations.

The regulatory risks described above take into consideration U.S. law only. It is anticipated that the Security Tokens may also be sold or resold outside the United States, which could subject the Company or the Security Tokens to non-U.S. legal requirements, which could be significant. To the extent the Company engages ATSs (or like exchanges) not domiciled in the United States, the Company will confer with legal counsel in the relevant non-U.S. jurisdiction to ascertain prohibitions, restrictions and other constraints and/or rules governing secondary market trading of the Security Tokens. Any determinations made by the Company in consultation with legal counsel are risk-based judgments and would not constitute a legal standard or determination binding on any regulatory body or court. Non-U.S. regulation could lead to the same types of changes and outcomes described above with respect to U.S. regulation, and any of these outcomes may negatively affect the value of the Security Tokens.

Federal Income Tax Risks

The tax characterization of the Security Tokens is uncertain, and the conversion of OP Units into common stock will be a taxable exchange.

The treatment of the Security Tokens for U.S. federal income tax purposes is uncertain, and each investor must seek his or her own tax advice in connection with an investment in the Security Tokens. Due to the new and evolving nature of digital currencies, tokens and blockchain assets, and a general absence of clearly controlling authority with respect to these assets, many significant aspects of the U.S. federal income tax treatment of them are uncertain. It is unclear what guidance on the treatment of tokens and blockchain for U.S. federal income tax purposes may be issued in the future. Future developments regarding the treatment of tokens or blockchain assets for U.S. federal income tax purposes could adversely affect an investment in the Security Tokens.

The Company does not intend to request a ruling from the Internal Revenue Service (“IRS”) on these issues. In published guidance, the IRS has ruled on the tax treatment of bitcoin and other cryptocurrencies. In particular, the Service has held that digital “currencies” are treated like property and that each transaction using these currencies is a separate taxable event. The guidance published by the IRS does not address other significant aspects of the U.S. federal income tax treatment of tokens or blockchain assets, including the tax characterization of security tokens. However, because each Security Token is intended to be merely a digital representation of one share of common stock of the Company, we think the best view is that each Security Token should be treated as one share of the Company’s single class of common stock for U.S. federal income tax (or other tax) purposes. There can be no assurance that the IRS will not alter its position with respect to digital currency in the future. In addition, a court may not uphold the IRS’s guidance. Finally, there can be no assurance that the IRS will not take a different view with respect to the Security Tokens.

The election to convert OP Units may result in adverse tax consequences to a holder of OP Units, including withholding taxes, income taxes and tax reporting requirements in the United States. The conversion of OP Unit will be a taxable exchange generally resulting in the recognition of gain or loss equal to the difference between (i) the amount realized (the fair market value of the property received in the conversion, e.g., share of common stock, plus the OP Unit holder’s share of partnership liabilities of which the OP Unit holder is relieved) and (ii) the OP Unit holder’s adjusted tax basis in its OP Unit so converted, regardless of whether the OP Unit holder chooses to receive any shares of common stock in book entry form or in digital form represented by Security Tokens. You should consult with and must rely upon the advice of your own professional tax advisors with respect to the U.S. federal income tax considerations of converting OP Units into common stock represented by Security Tokens and the holding and disposition of the Security Tokens.

Failure to qualify as a REIT would subject the Company to U.S. federal income tax, which would reduce the cash available for distribution to its stockholders.

We believe that the Company has been organized and operated in a manner that will allow it to qualify as a REIT, commencing with its taxable year ending December 31, 2022. However, the U.S. federal income tax laws governing REITs are extremely complex and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT will require the Company to meet various tests regarding the nature of its assets and income, the ownership of its outstanding stock, and the amount of its distributions on an ongoing basis. Accordingly, the Company may not be successful in operating so it can remain qualified as a REIT.

If the Company fails to qualify as a REIT for any taxable year after electing REIT status, and it does not qualify for certain statutory relief provisions, it will be subject to U.S. federal income tax on its taxable income at the corporate rate, which is currently 21%. In addition, the Company would generally be disqualified from treatment as a REIT for the four tax years following the year in which it lost its REIT status. Losing REIT status would reduce net earnings available for investment or distribution because of the additional tax liability. In addition, distributions would no longer qualify for the dividends-paid deduction and the Company would no longer be required to pay distributions.

Even if the Company qualifies as a REIT, it may be subject to some federal, state and local taxes on its income or property that would reduce its cash available for distribution to its stockholders.

Even if the Company maintains its status as a REIT, it may be subject to U.S. federal, state and local income taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT and that do not meet a safe harbor available under the Code (a “prohibited transaction” under the Code) will be subject to a 100% tax. If the Company earns REIT taxable income, it may not make sufficient distributions to avoid excise taxes applicable to REITs. The Company also may decide to retain net capital gains it earns from the sale or other disposition of its property and pay U.S. federal income tax directly on such income. In that event, the holders of its outstanding capital stock (and Security Tokens) would be treated as if they earned that income and paid the tax on it directly. However, holders of its outstanding capital stock (and Security Tokens) that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. The Company also will be subject to corporate income tax on any undistributed REIT taxable income. It also may be subject to state and local taxes on its income or property, including franchise, payroll and transfer taxes, either directly or at the level of the Operating Partnership or at the level of the other companies through which it indirectly owns it assets, such as its TRSs, which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes it pays directly or indirectly will reduce the Company’s cash available for distribution.

REIT distribution requirements could adversely affect the Company’s ability to execute its business plan.

The Company generally must distribute annually to holders of its equity securities at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain, in order for federal corporate income tax not to apply to earnings that it distributes. To the extent that the Company satisfies this distribution requirement but distributes less than 100% of its REIT taxable income, it will be subject to federal corporate income tax on its undistributed REIT taxable income. In addition, the Company will be subject to a 4% nondeductible excise tax if the actual amount that it distributes in a calendar year is less than the sum of (a) 85% of its ordinary income, (b) 95% of its capital gain net income and (c) 100% of its undistributed income from prior years. Although the Company intends to make distributions sufficient to comply with the annual distribution requirements and avoid U.S. federal income and excise taxes on its earnings, it is possible that it may not always be able to do so.

Complying with REIT requirements may impact our business plan and possibly force us to borrow to make distributions to our stockholders. From time to time, our taxable income may be greater than our cash flow available for distributions to our stockholders. If we do not have other funds available in these situations, we may be unable to distribute substantially all of our REIT taxable income. In addition, we may be subject to limitations on the ability to use our net operating loss carryovers to offset taxable income that we do not distribute. As such, we could be required to borrow funds, raise additional equity capital, sell a portion of our assets at disadvantageous prices, issue securities or find another alternative to make distributions to stockholders. Compliance with these REIT requirements could increase our operating costs or reduce our equity.

To maintain REIT status, the Company may be forced to forego otherwise attractive business or investment opportunities, which may delay or hinder its ability to meet its investment objectives and reduce the overall return to holder of its outstanding equity securities (including the Security Tokens).

To qualify as a REIT, the Company must satisfy certain tests on an ongoing basis concerning, among other things, the sources of its income, nature of its assets and the amounts it distributes to holders of its outstanding equity securities (including the Security Tokens). The Company may be required to pay distributions at times when it would be more advantageous to reinvest cash in its business or when it does not have funds readily available for distribution. Compliance with the REIT requirements may hinder its ability to operate solely on the basis of maximizing profits and reduce the value of an investment by a holder of its outstanding equity securities (including the Security Tokens).

If the Operating Partnership fails to maintain its status as a partnership for U.S. federal income tax purposes, its income would be subject to taxation and the Company’s status as a REIT would be terminated.

We intend to maintain the status of the Operating Partnership as a partnership for U.S. federal income tax purposes. However, if the IRS were to successfully challenge the status of the Operating Partnership as a partnership, it would be taxable as a corporation. In such event, that would reduce the amount of distributions that the Operating Partnership could make to the Company. This would also result in the Company losing REIT status and becoming subject to a corporate level tax on its own income. This would substantially reduce its cash available to pay distributions and the return on your investment. In addition, if any of the entities through which the Operating Partnership owns its properties, in whole or in part, loses its characterization as a partnership for U.S. federal income tax purposes, the underlying entity would become subject to taxation as a corporation, thereby reducing distributions to the Operating Partnership and jeopardizing the Company’s ability to maintain REIT status.

The tax on prohibited transactions will limit the Company’s ability to engage in transactions that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of properties, other than foreclosure property, that the Company owns, directly or indirectly through any subsidiary entity, including the Operating Partnership, but generally excluding TRSs, that are deemed to be inventory or property held primarily for sale to customers in the ordinary course of business and that do not meet a safe harbor available under the Code. In general, whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a business depends on the particular facts and circumstances surrounding each property. The Company might be subject to this tax if it were to dispose of property in a manner that was treated as a sale of the property for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, the Company may choose not to engage in certain sales of property even though the sales might otherwise be beneficial to the Company.

It may be possible to reduce the impact of the prohibited transaction tax by conducting certain activities through TRSs. However, to the extent that the Company engages in such activities through TRSs, the income associated with such activities may be subject to full corporate income tax.

Complying with REIT requirements may limit the Company’s ability to hedge effectively.

The REIT provisions of the Code may limit the Company’s ability to hedge its assets and operations. Under these provisions, any income that the Company generates from transactions intended to hedge its interest rate, inflation and/or currency risks will be excluded from gross income for purposes of the 75% and 95% gross income tests if the purpose of the instrument is to (i) hedge interest rate risk on liabilities incurred to carry or acquire real estate, (ii) hedge risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests, or (iii) manage risk with respect to the termination of certain prior hedging transactions described in (i) and/or (ii) above and, in each case, such instrument is properly identified under applicable Treasury regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the 75% and 95% gross income tests. As a result of these rules, the Company may have to limit its use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than it would otherwise incur.

If the Company’s “qualified lodging facilities” are not properly leased to a TRS or the managers of such “qualified lodging facilities” do not qualify as “eligible independent contractors,” it could fail to qualify as a REIT.

In general, the Company cannot operate any lodging facilities and can only indirectly participate in the operation of “qualified lodging facilities” on an after-tax basis through leases of such properties to its TRSs. A “qualified lodging facility” is a hotel, motel, or other establishment in which more than one-half of the dwelling units are used on a transient basis at which or in connection with which wagering activities are not conducted. Rent paid by a lessee that is a “related party tenant” of the Company’s will not be qualifying income for purposes of the two gross income tests applicable to REITs. However, a TRS that leases lodging facilities from its parent REIT will not be treated as a “related party tenant” with respect to the lodging facilities that are managed by an independent management company, so long as the independent management company qualifies as an eligible independent contractor.

Any management company that enters into a management contract with a TRS of the Company must qualify as an eligible independent contractor under the REIT rules in order for the rent paid to the Company by such TRS to be qualifying income for purposes of the REIT gross income tests. An eligible independent contractor is an independent contractor that, at the time such contractor enters into a management or other agreement with a TRS to operate a “qualified lodging facility,” is actively engaged in the trade or business of operating “qualified lodging facilities” for any person not related, as defined in the Code, to the Company or the TRS. Among other requirements, in order to qualify as an independent contractor a manager must not own, directly or by applying attribution provisions of the Code, more than 35% of the Company’s outstanding equity securities (by value), and no person or group of persons can own more than 35% of its outstanding equity securities and 35% of the ownership interests of the manager. The ownership attribution rules that apply for purposes of the 35% thresholds are complex. There can be no assurance that the levels of ownership of the Company’s equity securities by its managers and their owners will not exceed these thresholds.

If leases to the TRSs of the Company are not respected as true leases for U.S. federal income tax purposes, the Company would fail to qualify as a REIT.

To qualify as a REIT, the Company must satisfy two gross income tests, under which specified percentages of its gross income must be derived from certain sources, such as “rents from real property.” In order for such rent to qualify as “rents from real property” for purposes of the REIT gross income tests, the leases must be respected as true leases for U.S. federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. If any of its leases are not respected as true leases for U.S. federal income tax purposes, the Company would fail to qualify as a REIT.

The Company’s ownership of and relationship with its TRSs will be limited and a failure to comply with the limits would jeopardize REIT status and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by the parent REIT.

Furthermore, in order to ensure the income the Company receives from its hotel properties qualifies as “rents from real property,” generally it must lease its hotels to TRSs (which are owned indirectly by the Operating Partnership) which must engage eligible independent contractors to operate the hotels on their behalf. These TRSs will be subject to applicable U.S. federal, state and local income tax at regular corporate rates on any income that they earn. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. The Company may not be able to comply with the 20% value limitation on ownership of TRS stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm’s length transactions.

The ability of the Company’s board of directors to revoke its REIT qualification without approval by the holders of shares of its common stock or the Security Tokens may subject it to U.S. federal income tax and reduce distributions to holders of shares of its common stock or the Security Tokens.

The Company’s charter provides that its board of directors may revoke or otherwise terminate its REIT election, without the approval of the holders of shares of its common stock or the Security Tokens, if it determines that it is no longer in the Company’s best interests to continue to qualify as a REIT. While the Company believes it is organized in a manner so as to qualify as a REIT and intends to operate in a manner to so qualify to be taxed as a REIT, it may terminate its REIT election if it determines that qualifying as a REIT is no longer in its best interests. If the Company cease to be a REIT, it would become subject to U.S. federal income tax on its taxable income and would no longer be required to distribute most of its taxable income to holders of shares of its common stock or the Security Tokens, which may have adverse consequences on its total return to holders of shares of its common stock or the Security Tokens and on the market price of shares of its common stock or the Security Tokens.

Changes made to the U.S. tax laws could have a negative impact on the Company’s business.

The Tax Cuts and Jobs Act, Pub. L. No. 115-97 (the “TCJA”) made significant changes to the U.S. federal income tax rules for taxation of individuals and corporations, generally effective for taxable years beginning after December 31, 2017. In the case of individuals, the tax brackets have been adjusted, the top federal income rate has been reduced to 37%, special rules reduce taxation of certain income earned through pass-through entities and reduce the top effective rate applicable to ordinary dividends from REITs to 29.6% (through a 20% deduction for ordinary REIT dividends received) and various deductions have been eliminated or limited, including limiting the deduction for state and local taxes to $10,000 per year. Most of the changes applicable to individuals are temporary and apply only to taxable years beginning after December 31, 2017 and before January 1, 2026. The top corporate income tax rate has been reduced to 21%. The TCJA includes only minor changes to the rules applicable to REITs (other than the 20% deduction applicable to individuals for ordinary REIT dividends received).

The TCJA made numerous other changes to the tax laws that may affect REITs and prospective investors directly or indirectly. As a result of the changes to U.S. federal tax laws implemented by the TCJA, the Company’s taxable income and the amount of distributions to holders of the Security Tokens required in order to maintain its REIT status, and its relative tax advantage as a REIT, could change. In addition, the TCJA imposes limitations on the deductibility of business interest expense.

The taxation of distributions to holders of equity securities can be complex; however, distributions that the Company makes generally will be taxable as ordinary income, which may reduce your anticipated return from an investment in the Company.

In general, the maximum tax rate for dividends payable to domestic holders of corporate equity securities that are individuals, trusts and estates is 20%; however, dividends payable by REITs generally are not eligible for this reduced rate and generally will be taxed at the holder’s marginal rate as in effect with respect to its ordinary income. Currently, noncorporate holders of a REIT’s equity securities may be able to deduct 20% of distributions received that are treated as qualified REIT dividends (distributions out of current or accumulated earnings and profits that are not designated as capital gain dividends or qualified dividend income) with certain exceptions, thus reducing the maximum effective U.S. federal income tax rate on such dividend, provided certain holding period requirements are met. In order for a dividend with respect to a share of REIT stock to be treated as a qualified REIT dividend, the holder of the equity security receiving the distribution (i) must have held the security for more than 45 days during the 91-day period beginning on the date which is 45 days before the date on which such security becomes ex-dividend with respect to such dividend and (ii) cannot have been under an obligation to make related payments with respect to positions in substantially similar or related property, e.g., pursuant to a short sale. Such 20% deduction is scheduled to sunset after December 31, 2025 absent further legislative action by Congress. While this tax treatment does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts or estates to perceive investments in REITs to be relatively less attractive than investments in stock of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including shares of our common stock and the Security Tokens.

Distributions that the Company makes to taxable holders of shares of its common stock or the Security Tokens to the extent of its current and accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) generally will be taxable as ordinary income. However, a portion of a REIT’s distributions may (i) be designated by the REIT as capital gain dividends generally taxable as long-term capital gain to the extent that they are attributable to net capital gain recognized by the REIT, (ii) be designated by the REIT as qualified dividend income generally to the extent they are attributable to dividends it receives from non-REIT corporations, such as its TRSs, or (iii) constitute a return of capital generally to the extent that they exceed its current and accumulated earnings and profits as determined for U.S. federal income tax purposes. A return of capital distribution is not taxable but has the effect of reducing the tax basis of the equity securities in the Company held by an investor.

The Company may distribute its own equity securities in a taxable distribution, in which case holders of its equity securities may be required to pay U.S. federal income taxes in excess of the cash portion of the distribution received.

The Company may make taxable distributions that are payable in cash or in shares of its common stock. The IRS has issued guidance that treats certain distributions paid partly in cash and partly in shares of common stock as taxable distributions that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes, provided that each stockholder of the REIT entitled to such distribution has the right to choose to receive it in cash or shares of common stock and the cash portion is no less than 20% (temporarily reduced to 10% for distributions declared on or before June 30, 2022 by publicly offered REITs) of the aggregate distribution. If the Company made a taxable distribution payable in cash on its shares of common stock , taxable holders of shares of its common stock receiving such distributions will be required to include the distribution as taxable income to the extent of the Company’s current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, an investor may be required to pay income tax with respect to such distributions in excess of the cash distributions received. If a U.S. holder sells the shares of common stock that it receives as part of such a distribution in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the distribution, depending on the market price of the Company’s shares of common stock at the time of the sale. Furthermore, with respect to certain non-U.S. holders, the Company may be required to withhold U.S. federal income tax with respect to such distributions, including in respect of all or a portion of such distribution that is payable in shares of its common stock.

Non-U.S. holders will be subject to U.S. federal withholding tax and may be subject to U.S. federal income tax on distributions received from the Company and upon the disposition of the Company’s shares of common stock.

Subject to certain exceptions, distributions received from the Company with respect to shares of its common stock or the Security Tokens will be treated as dividends of ordinary income to the extent of the Company’s current or accumulated earnings and profits. Such distributions ordinarily will be subject to U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as “effectively connected” with the conduct by the non-U.S. holder of a U.S. trade or business. Pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), capital gain distributions attributable to sales or exchanges of “United States real property interests” (“USRPIs”), generally will be taxed to a non-U.S. holder (subject to certain exceptions for “qualified foreign pension funds,” entities all the interests of which are held by “qualified foreign pension funds,” and certain “qualified shareholders”) as if such gain were effectively connected with a U.S. trade or business unless FIRPTA provides an exemption. However, a capital gain dividend will not be treated as effectively connected income if (i) the distribution is received with respect to a class of a REIT’s stock that is regularly traded on an established securities market located in the United States and (ii) the non-U.S. holder does not own more than 10% of that class of stock at any time during the one-year period ending on the date the distribution is received. It is unclear how this exception applies to the Security Tokens and while the Company anticipates that its shares of common stock will be treated as “regularly traded” on an established securities market due to trading of the Security Tokens at some point in the future, there is significant uncertainty as to whether this exception would be currently expected to apply.

Gain recognized by a non-U.S. holder upon the sale or exchange of the Company’s shares of common stock generally will not be subject to U.S. federal income taxation unless such shares of common stock constitute USRPIs under FIRPTA (subject to specific FIRPTA exemptions for certain non-U.S. holders). The Company’s shares of common stock will not constitute USRPIs so long as the Company is a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s equity securities is held directly or indirectly by non-U.S. holders. The Company believes, but cannot assure investors, that it will be a domestically-controlled qualified investment entity.

Even if the Company does not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. holder sells or exchanges its shares of common stock, gain arising from such a sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a USRPI if: (a) the shares of common stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (b) such non-U.S. holder owned, actually and constructively, 10% or less of the Company’s shares of common stock, whether or not represented by Security Tokens at any time during the five-year period ending on the date of the sale. It is unclear how this exception applies to the Security Tokens and while the Company anticipates that its shares of common stock will be treated as “regularly traded” on an established securities market due to trading of the Security Tokens at some point in the future, there is significant uncertainty as to whether this exception would be currently expected to apply. Investors are encouraged to consult their own tax advisors to determine the tax consequences applicable to them if they are non-U.S. holders.

Retirement Plan Risks

If our assets are deemed to be plan assets, we may be exposed to liabilities under Title I of ERISA and the Code.

In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets unless an exception applies. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Title I of ERISA and Section 4975 of the Code, as applicable, may be applicable, and there may be liability under these and other provisions of ERISA and the Code. We believe that our assets should not be treated as plan assets because we believe that the Company should qualify as a “real estate operating company” that is exempt from the “look-through rules” under applicable Department of Labor Regulations. However, there can be no assurance that such qualification will be available initially or will continue indefinitely. If the Company does not qualify as a “real estate operating company” or some other exception to the “look-through rules,” and we are exposed to liability under ERISA or the Code, our performance and results of operations could be adversely affected. Prior to making an investment in us, you should consult with your legal and other advisors concerning the impact of ERISA and the Code on your investment and our performance.

ITEM 2. FINANCIAL INFORMATION.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the accompanying financial statements and notes thereto. See also “Cautionary Note Regarding Forward-Looking Statements” preceding Item 1 of this Form 10.

Overview

Where applicable in this Form 10, “we,” “our,” “us,” and “the Company” refers to NRI Real Estate Investment and Technology, Inc., the Operating Partnership and their subsidiaries except where the context otherwise requires. We were incorporated on June 2, 2021, for the initial purpose of owning, developing and managing the Property, which was acquired by the Operating Partnership on November 19, 2021. The Property includes a hotel, apartments, retail (restaurants and shopping) units and a parking garage. We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, beginning with the taxable year ending December 31, 2022. We believe that, commencing with such taxable year, we have been organized and operated in such a manner so that we will qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but can provide no assurance that we will operate in a manner so as to remain qualified as a REIT. We have not requested an opinion of counsel regarding our status under the Code as a REIT. Effective on May 13, 2022, we changed our name from “NRI Real Token Inc.” to “NRI Real Estate Investment and Technology, Inc.”

We conduct substantially all of our business through the Operating Partnership. We are the general partner of the Operating Partnership. We and the Operating Partnership are advised by the Advisor pursuant to the Advisory Agreement under which the Advisor performs advisory services regarding acquisition, asset management, accounting, financing and disposition of the Property, and is responsible for managing, operating and maintaining the Property and day-to-day management of the Company.

Prior to the formation of the Company, the Property was owned and operated by the Property Owner which was acquired by the Operating Partnership. Our financial statements are those of 1350 S Dixie Holdings LLC.

Pursuant to the Offering, which concluded on December 31, 2021, the Operating Partnership issued 7,742,309 OP Units resulting in gross offering proceeds of approximately $79.4 million. The net proceeds from the Offering, approximately $73 million, were used to redeem approximately $73 million of interests of a prior investor and to pay corresponding closing costs.

As of the date of this Form 10, we own only the Property. See Item 3, “Properties” for a more detailed description of our current portfolio.

Market Outlook

According to an October 14, 2022, report from the American Hotel & Lodging Association (“AHLA”), the Miami market is continuing to see strength in both business and leisure travel. According to an analysis for AHLA by Kalibri Labs, Miami’s projected 2022 hotel business travel revenue is expected to surpass 2019 levels by 23.1%, and hotel leisure travel revenue is expected to surpass 2019 levels by 33.0%.

Liquidity and Capital Resources

Overview

As of December 31, 2021 and September 30, 2022, we owned only the Property. We developed the Property with the capital investment provided by the Sponsor and a prior investor whose interest was repurchased with substantially all of the proceeds of the Offering. Operating cash needs during the year ended December 31, 2021 and the nine months ended September 30, 2022 were met through cash flow generated by the Property, equity capital contributions and proceeds from the Senior Loan and Mezzanine Loan. See “Liquidity and Capital Resources—Debt.”

We currently have indebtedness on the Property and may in the future obtain lines of credit or other financings secured by our assets in order to bridge the acquisition of, or acquire additional properties, to fund property improvements and other capital expenditures, to make distributions, and for other purposes. In addition, we may borrow as necessary or advisable to ensure that we maintain our qualification as a REIT for U.S. federal income tax purposes, including borrowings to satisfy the REIT requirement that we distribute annually to our stockholders at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

The Property generates cash flow in the form of hotel room rentals, apartment rental revenue, retail rent revenue and guest expenditures, which are reduced by operating expenditures, debt service payments and corporate general and administrative expenses. Our Property is owned by a direct subsidiary of the Operating Partnership, which leases the hotel portion of the Property to the TRS Lessee. The TRS Lessee is required to make rent payments to the owner of the Property pursuant to the lease agreement relating to the Property. Such TRS Lessee’s ability to make rent payments to the owner and our liquidity, including our ability to make distributions to our stockholders, are dependent upon the TRS Lessee’s ability to generate cash flow from the hotel operations of the Property. The TRS Lessee is dependent upon Hersha and Alpareno, with whom it has entered into a hotel management agreement to operate the hotel operations and a food and beverage management agreement to operate the food and beverage operations, respectively.

Debt

Starwood Property Trust Debt Agreements

Senior Loan

On November 19, 2021, 1350 S Dixie, LLC amended and restated its existing $116,250,000 loan (the “Senior Loan”) to refinance the Property. The Senior Loan is secured by a first mortgage on the Property and was made by Starwood Property Mortgage SUB-12-A, L.L.C., as Initial Lender and Administrative Agent on behalf of itself as Initial Lender and any other parties that may become lenders under the Senior Loan. The Senior Loan has an initial maturity date of May 9, 2024, with two options to extend for one year each. The conditions for each extension include (i) payment of an extension fee equal to 0.25% of the principal balance of the Loan being extended, (ii) with respect to the first extension option, the property must have achieved a debt yield of not less than 6.50%, and with respect to the second option, the property shall have achieved a Debt Yield of not less than seven and one-quarter percent (7.25%).

Prior to the September 2022 Amendments (as described below), the Senior Loan bore interest at 2.25% over Libor (with a Libor floor of 0.25%) per annum, but was reducible to 2.00% over Libor per annum if the Administrative Agent determined that the Property had achieved a Debt Yield of not less than 6.75% for one calendar quarter.

Mezzanine Loan

On November 19, 2021, 1350 S Dixie Mezz Borrower, LLC (“Mezzanine Borrower”), amended and restated its existing $33,750,000 mezzanine loan agreement with Starwood Property Mortgage SUB-12-A, L.L.C as initial lender and administrative agent on behalf of itself and future lenders as part of the refinancing of the Property. The Mezzanine Loan is secured by a pledge by Mezzanine Borrower of its 100% ownership interest in 1350 S Dixie LLC. The Mezzanine Loan has an initial maturity date of May 9, 2024, with two options to extend for one year each. The conditions for each extension include (i) payment of an extension fee equal to 0.25% of the principal balance of the Loan being extended, (ii) with respect to the first extension option, the property must have achieved a debt yield of not less than 6.50%, and with respect to the second option, the property must have achieved a Debt Yield of not less than 7.25%

Prior to the September 2022 Amendments, the Mezzanine Loan bore interest at 11.138890% over Libor (with a Libor floor of .25%) per annum, but was reducible to 10.88890% over Libor per annum if the Administrative Agent determined that the Property had achieved a Debt Yield of not less than 6.75% for one calendar quarter. Generally, if means do not exist for determining Libor, or a different index is being used in the market, an alternative index and spread will be used, which is intended to result in an interest rate charged to borrower equivalent to the interest rate being charged at the time Libor is discontinued as the index.

Senior Loan and Mezzanine Loan Amendments

February 2022 Amendments

On February 14, 2022, the Senior Loan and Mezzanine Loan were amended to, among other things, allow for distributions of cash and shares by the Company to permit compliance with applicable tax rules. Until certain cash flow tests are met, annual cash distributions will be capped at $150,000 per year while distributions of Company shares will be capped at $600,000 per year, permitting a combined distribution of $750,000 per annum. While the Company considers these distribution caps sufficient for calendar year 2022, any additional required distributions to comply with such tax rules will require lender consent.  While there can be no assurance, the Company estimates that it will satisfy the cash flow test thresholds in 2023.

September 2022 Amendments

As of September 23, 2022, the Senior Loan and Mezzanine Loan were amended to, among other things, allow, so long as no Event of Default (as defined in each loan) exists, distributions from the Excess Cash Flow Reserve Account (as defined in each loan), upon the request of the Company, by the Lender to disburse funds from such account to (i) make distributions in connection with the Company’s compliance with REIT tax requirements and (ii) to cover any costs to obtain an Interest Rate Cap Agreement (as defined in such loan).

In addition, the Senior Loan interest rate was amended to bear interest at 2.35% over the Term SOFR (as defined in each loan) per annum, but reduces to 2.10% over the Term SOFR per annum if the Administrative Agent determines that the Property has achieved a Debt Yield of not less than 6.75% for one calendar quarter. The Term SOFR maintains a floor of 0.15%.

The Mezzanine Loan interest rate was amended to bear interest at 11.23889% over the Term SOFR (as defined in each loan) per annum, but reduces to 10.98889% over the Term SOFR per annum if the Administrative Agent determines that the Property has achieved a Debt Yield of not less than 6.75% for one calendar quarter. The Term SOFR maintains a floor of 0.15%.

Under both amendments, the Company was required to purchase an Interest Rate Cap Agreement for a term of one year (with extensions or a new agreement to be in effect until the initial maturity date) at a strike price equal 3.15%. Any proceeds from the Interest Rate Cap Agreements entered into were assigned to the Lenders under the Senior Loan and Mezzanine loan as collateral. Both Interest Rate Cap Agreements have a maturity of October 9, 2023, and notional values of $116,250,000 and $33,750,000, respectively, for the Senior Loan and Mezzanine Loan. The purpose of the Interest Rate Cap Agreements is to protect the Company from increases in the benchmark interest rate until October 9, 2023. The cost of the two Interest Rate Cap Agreements was $1,420,000 for the Senior Loan and $410,000 for the Mezzanine Loan.

Results of Operations

The following sections contain comparisons of our results of operations for (i) the three and nine months ended September 30, 2022 compared to the three and nine months ended September 30, 2021 and (ii) the fiscal year ended December 31, 2021 compared to the fiscal year ended December 30, 2020. Commercial, residential and parking operations commenced on July 1, 2020 and hotel operations and food and beverage operations commenced on August 5, 2020. As a result, comparisons of the results for the two years may not be indicative of those expected in future periods, but are included  in accordance with the requirements of Form 10.

Three months and nine months ended September 30, 2022 compared to the three months and nine months ended September 30, 2021

Revenue

Total revenue was $8.4 million and $6.04 million for the three months ended September 30, 2022 and 2021, respectively. Total revenue was $25.9 million and $17.3 million for the nine months ended September 30, 2022 and 2021, respectively.

Total revenue for the three months ended September 30, 2022 included $5.3 million in hotel and restaurant revenue (which includes $2.6 million in room revenue and $2.6 million food and beverage revenue), $2.4 million residential rental and other property income, $311,588 parking revenue and $422,646 other revenue. Total revenue for the three months ended September 30, 2021 included $4.1 million in hotel and restaurant revenue (which includes $2.2 million in room revenue and $1.9 million food and beverage revenue), $1.9 million residential rental and other property income, $348,481 parking revenue and $66,985 other revenue.

Total revenue for the nine months ended September 30, 2022 included $17.1 million in hotel and restaurant revenue (which includes $8.7 million in room revenue and $8.3 million food and beverage revenue), $6.5 million residential rental and other property income, $1.0 million parking revenue and $1.3 million other revenue. Total revenue for the nine months ended September 30, 2021 included $11.3 million in hotel and restaurant revenue (which includes $5.7 million in room revenue and $5.6 million food and beverage revenue), $5.0 million residential rental and other property income, $828,476 parking revenue and $182,886 other revenue.

We expect residential revenue will increase in future periods as a result of renewing leases and signing new leases at increased market rents relative to in-place rents.

Operating Expenses

Hotel and Restaurant Operating Expenses

Hotel and restaurant operating expenses were $4.9 million and $3.8 million for the three months ended September 30, 2022 and 2021, respectively. Hotel and restaurant operating expenses were $15.1 million and $10.4 million for the nine months ended September 30, 2022 and 2021, respectively. These hotel and restaurant operating expenses consisted primarily of salaries and wages. We expect hotel and restaurant operating expense to increase due to increased occupancy adding labor and occupied room costs and increased covers at the restaurant adding additional cost of goods sold as well as higher labor cost. Ongoing labor shortages have negatively impacted the business and may continue to do so for the foreseeable future, which has led to increased overtime for existing staff and reliance on contract labor at a higher labor rate.

Residential Property Operating Expenses

Residential property operating expenses were $1.0 million and $0.9 million for the three months ended September 30, 2022 and 2021, respectively. Residential property operating expenses were $2.9 million and $2.6 million for the nine months ended September 30, 2022 and 2021, respectively. These residential property operating expenses consisted primarily of salaries and wages and marketing. We expect residential property operating expenses to increase slightly as a result of unit maintenance related to unit turnover.

Parking Operating Expenses

Parking operating expenses was $0.3 million and $0.2 million for the three months ended September 30, 2022 and 2021, respectively. Parking operating expenses was $0.8 million and $0.6 million for the nine months ended September 30, 2022 and 2021, respectively. These parking operating expenses consisted primarily of salaries and wages. We expect parking operating expenses to increase in the future due to additional valet personnel related to increased occupancy and higher food and beverage demand.

Other Operating Expenses

Other operating expenses were $0.6 million and $0.1 million for the three months ended September 30, 2022 and 2021, respectively. Other operating expenses were $2.1 million and $0.3 million for the nine months ended September 30, 2022 and 2021, respectively. These other operating expenses consisted primarily of shared facilities expenses. We expect other operating expense to increase in the future as a result of higher occupancy within the retail component of the Property.

Depreciation Expense

Depreciation expense was $1.6 million and $1.5 million for the three months ended September 30, 2022 and 2021, respectively. Depreciation expense was $4.6 million and $4.5 million for the nine months ended September 30, 2022 and 2021, respectively. These depreciation expenses were related to depreciation of the real estate asset. We expect these amounts to remain fairly consistent as construction is mostly complete.

Interest Expense

Interest expense was $2.8 million and $2.2 million for the three months ended September 30, 2022 and 2021, respectively. Interest expense was $7.0 million and $6.7 million for the nine months ended September 30, 2022 and 2021, respectively. Interest expense in this period related primarily to the Senior Loan and the Mezzanine Loan. We expect that in future periods our interest expense will vary based on the amount of our borrowings, and applicable interest rates.

Fiscal year ended December 31, 2021 compared to the fiscal year ended December 31, 2020.

Revenue

Total revenue totaled $24.9 million and $4.6 million for the fiscal years ended December 31, 2021 and 2020, respectively. Total revenue for the fiscal year ended December 31, 2021 included $16.4 million in hotel and restaurant revenue (which includes $7.9 million in room revenue and $8.5 million food and beverage revenue), $6.9 million residential rental and other property income, $1.2 million parking revenue and $0.4 million other revenue. Total revenue for the fiscal year ended December 31, 2020 included $2.2 million in hotel and restaurant revenue (which includes $0.7 million in room revenue and $1.5 million food and beverage revenue), $2.0 million residential rental and other property income, $0.2 million parking revenue and $0.1 million other revenue.

Operating Expenses

Hotel and Restaurant Operating Expenses

Hotel and restaurant operating expenses were $15.4 million and $5.0 million for the fiscal years ended December 31, 2021 and 2020, respectively. These hotel and restaurant operating expenses consisted primarily of salaries and wages.

Residential Property Operating Expenses

Residential property operating expenses were $3.6 million and $1.9 million for the fiscal years ended December 31, 2021 and 2020, respectively. These residential property operating expenses consisted primarily of salaries and wages and marketing.

Parking Operating Expenses

Parking operating expenses were $0.8 million and $0.3 million for the fiscal years ended December 31, 2021 and 2020, respectively. These parking operating expenses consisted primarily of salaries and wages.

Other Operating Expenses

Other operating expenses were $1.4 million and approximately $0.4 million for the fiscal years ended December 31, 2021 and 2020, respectively. These other operating expenses consisted primarily of shared facilities expenses.

Depreciation Expense

Depreciation expense was $6.1 million and $3.2 million for the fiscal years ended December 31, 2021 and 2020, respectively. These depreciation expenses were related to depreciation of the real estate asset.

Interest Expense

Interest expense was $8.6 million and $4.8 million for the fiscal years ended December 31, 2021 and 2020, respectively. Interest expense in this period related primarily to the Senior Loan and the Mezzanine Loan

Key Business Metrics

Our management reviews a number of key performance indicators, each as described below, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions.

Hotel

The Hotel opened in August 2020. Therefore, the below metrics for the year ended December 31, 2020 represent only five months of operations.

Average Daily Rate (ADR)

ADR is a performance indicator that management believes reflects the average room revenue generated by the Property. Our management believes ADR is a key metric to measure our hotel business because it reflects our pricing power in the market and can be compared against our competitive set to gauge our Property’s relative competitiveness. We define ADR as the total room revenue generated over a given period divided by the total number of rooms sold over the same period.

The table below sets forth our ADR with respect to the hotel at the Property for the years ended December 31, 2021 and 2020 and for three and nine months ended September 30, 2022 and 2021.

Year Ended	Average Daily Rate (ADR)
December 31, 2021	$177.68
December 31, 2020	$137.91

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Average Daily Rate (ADR)	$177.47	$178.54	$210.07	$175.37

Hotel Occupancy

Hotel Occupancy is a performance indicator that management believes reflects market demand for room nights. Our management believes that Hotel Occupancy is a key metric to measure our hotel business because it measures how many room nights are sold over a given period of time, and can be compared against our competitive set to gauge our Property’s relative performance. We define Hotel Occupancy as total number of room nights sold over a given period divided by the total number of room nights available over the same period.

The table below sets forth our average annual Hotel Occupancy with respect to the hotel at the Property for the years ended December 31, 2021 and 2020 and for the three and nine months ended September 30, 2022 and 2021.

	Year Ended December 31,		Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2022	2021	2022	2021
Hotel Occupancy	49.50%	13.77%	65.2%	53.9%	61.9%	48.8%

Revenue per Available Room (RevPar)

RevPar is a performance indicator that management believes reflects Hotel performance from a room revenue perspective. Our management believes RevPar is a key metric to measure our hotel business because RevPar combines both pricing power (Average Daily Rate) as well as room demand (Hotel Occupancy). We define RevPar as Average Daily Rate for a given period multiplied by the Hotel Occupancy over the same period.

The table below sets forth our RevPar with respect to the hotel at the Property for the years ended December 31, 2021 and 2020 and for the three and nine months ended September 30, 2022 and 2021.

	Year Ended December 31,		Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2022	2021	2022	2021
Revenue per Available Room (RevPar)	$87.94	$13.77	$115.69	$96.52	$130.04	$85.61

Leased properties (residential and retail)

Leased Occupancy

Leased Occupancy is a performance indicator that management believes reflects the demand and income potential of the leased components of our Property. Our management believes that Leased Occupancy is a key metric to measure the performance of our apartments and retail businesses because leased occupancy reflects the current demand for our apartment or retail units and the potential ability of these units to generate income. We define Leased Occupancy for the apartment component as the total number of apartment units leased divided by the total number of rentable apartment units in the apartment component of the Property. We define Leased Occupancy for the retail component as the total number of retail square footage leased divided by the total number of rentable square footage in the retail component of the Property.

The table below sets forth our Leased Occupancy with respect to the apartments and retail components at the Property as of December 31, 2021 and 2020 and September 30, 2022 and 2021.

Apartment Component – Leased Occupancy

As of Date	Leased Occupancy
September 30, 2022	99.5%
September 30, 2021	99.5%
December 31, 2021	99.5%
December 31, 2020	74.0%

Retail Component – Leased Occupancy

As of Date	Leased Occupancy
September 30, 2022	86.0%
September 30, 2021	25.5%
December 31, 2021	24.4%
December 31, 2020	15.0%

Lease Terms

Our hotel, commercial and retail properties are subject to lease agreements with us. Below is a schedule summarizing the Property’s current leases and their expected expirations as of September 30, 2022.

Tenant	Lease Expiration	Type
NRI Real Token Tenant, LLC	11/19/2024	Hotel
My Salon	12/2/2030	Retail
Legends Hospitality	12/31/2032(1)	Retail
Rebecca Lenard, DMD, P.A.	TBD (2)	Retail
Crema Gourmet	TBD (1)	Retail
Zuri Aesthetics	TBD (2)	Retail

(1)	The Lease Term shall begin on the Delivery Date and end on the last day of the last Lease Year. The Delivery Date is defined as the date that Landlord provides Tenant with Landlord’s written confirmation of substantial completion of Landlord’s Work, as defined in the Lease.

(2)	The Lease Term begins on the Rent Commencement Date and continues for 10 Lease Years. Once the Rent Commencement Date is ascertainable the Landlord and Tenant will enter into a supplemental agreement to fix the date of expiration of the Lease Term.

Critical Accounting Policies

Real Estate Asset, net

Real estate asset, net is recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful life of up to 39 years for buildings and improvements, two to seven years for furniture, fixtures and equipment. We are required to make subjective assessments as to the useful lives of our real estate asset for purposes of determining the amount of depreciation to record on an annual basis with respect to our real estate asset. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our real estate asset, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

Based on the occurrence of certain events or changes in the circumstances, we review the recoverability of the real estate asset’s carrying value. Such changes in circumstances include the following:

●	a significant change in the market price of a long-lived asset,

●	a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition,

●	a significant change in legal factors or in the business climate that could affect the value of the long-lived asset, including an adverse action or assessment by a regulator,

●	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset,

●	a current period operating or cash flow loss with a history of operating or cash flow losses or a projection of forecast that demonstrates continuing losses associated with the use of the long-lived asset, and

●	a current expectation that, it is more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

We review our real estate asset on an on-going basis to evaluate the existence of any of the aforementioned events or changes in circumstances that would require us to test for recoverability. In general, our review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the asset’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value expected, as well as the effects of hotel demand, competition and other factors. Other assumptions used in the review of recoverability include the holding period and the expected terminal capitalization rate. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our real estate asset.

Revenue Recognition

Residential rental and other property income are recognized over the term of tenant leases, which is generally twelve months, when collectability is probable and the tenant has taken possession or controls the physical use of the leased asset. Lease incentives to secure new tenants are recognized as they are incurred given the short-term nature of the related lease arrangements. Reimbursements from tenants for utilities and shared expenses are recognized as revenue and are included in rental and other property income in the period expenses are incurred, with corresponding expenses included in residential property operating expenses. Additionally, non-refundable lease application and administrative fees are recognized as they are earned.

Income Taxes

The Company believes it has been organized and operated in a manner so as to qualify as a REIT commencing with its taxable year ending December 31, 2022, and it intends to elect to be taxed as a REIT under Sections 856 through 860 of the Code commencing with such year. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it distribute annually at least 90% of its REIT taxable income, subject to certain adjustments and excluding any net capital gain, to stockholders. The Company’s intention is to adhere to the REIT qualification requirements and to maintain its qualification for taxation as a REIT. As a REIT, the Company is generally not subject to U.S. federal corporate income tax on the portion of taxable income that is distributed to stockholders. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to U.S. federal income taxes at the regular corporate rate and it may not be able to qualify as a REIT for four subsequent taxable years. As a REIT, the Company may be subject to certain state and local taxes on its income and property, and to U.S. federal income and excise taxes on undistributed taxable income. Taxable income from non-REIT activities managed through the Company’s TRS is subject to U.S. federal, state, and local income taxes at the applicable rates. The TRS accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax basis, and for net operating loss, capital loss and tax credit carryforwards. The deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be realized or settled. The effect on the deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of all available evidence, including the future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies. Valuation allowances are provided if, based upon the weight of the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company performs an annual review for any uncertain tax positions and, if necessary, will record the expected future tax consequences of uncertain tax positions in the consolidated financial statements.

Off-Balance Sheet Arrangements

As of December 31, 2021 and September 30, 2022, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Related-Party Transactions and Agreements

We have entered into agreements with the Advisor and its affiliates whereby we have paid, and may continue to pay, certain fees to, or reimburse certain expenses of, the Advisor or its affiliates for acquisition and advisory fees and expenses, organization and offering costs, and asset and property management fees and expenses. See Item 7, “Certain Relationships and Related Transactions, and Director Independence” for a discussion of the various related-party transactions, agreements and fees.

ITEM 3. PROPERTY.

As of the date of this Form 10, we own only the Property. We intend to qualify as a real estate investment trust, or REIT, beginning with the taxable year ending December 31, 2022; however, we have not yet filed our tax return for the year ending December 31, 2022 .

Below are key metrics regarding the Property.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth, as of January 13, 2023, the amount of our common stock beneficially owned (unless otherwise indicated) by: (i) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our directors and executive officers in the aggregate. Unless otherwise noted, the address for each of the persons or entities named in the following table is 1340 South Dixie Highway, Suite 612, Coral Gables, Florida 33146.

	Common Stock Beneficially Owned(1)		OP Units Beneficially Owned(1)
Name	Number of Shares	Percentage(2)	Number of Units	Percentage(3)
Directors and Executive Officers
Charles D. Nolan, Jr.	2,400	30%	5,028,549	65	(4%)
Brent Reynolds	2,400	30%	5,028,549	65	(4%)
Timothy O’Neill	2,400	30%	—	—%
Mohamed Alkassar	80	1%	—	—%
Marcia Bateson	80	1%	—	—%
All officers and directors as a group (4 persons)	7,360	92%	5,028,549	65	(4%)
Ownership in Excess of 5% of Outstanding Common Stock
N/A(5)

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote, or to direct the voting of, such security, or “investment power,” which includes the right to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. None of the shares or units is pledged as security.

(2)	Based on a total of 8,000 shares of common stock issued and outstanding as of January 13, 2023, .

(3)	Based on a total of 7,750,309 OP Units issued and outstanding as of January 13, 2023.

(4)	Represents 5,028,549 OP Units owned by the Special OP Unitholder. The sole manager of the Special OP Unitholder is NRI Real Token Advisors LLC. The sole member and manager of NRI Real Token Advisors LLC is Nolan Reynolds International, LLC. Nolan Reynolds International, LLC is managed by Nolan Company, LLC and Design Development Investments, LLC. Mr. Nolan, Jr. and Mr. Reynolds are the managers of Nolan Company, LLC and Design Development Investments, LLC, respectively. As a result, Mr. Nolan, Jr. and Mr. Reynolds holds dispositive and voting power over the OP Units, and therefore may be deemed to beneficial owners of the OP Units owned by the Special OP Unitholder. Mr. Nolan, Jr. and Mr. Reynolds disclaim beneficial ownership over the OP Units held by Special OP Unitholder, except to the extent of their respective pecuniary interest therein, if any.

(5)	None other than the directors and executive officers listed. If the Special OP Unitholder were to convert its 5,028,549 OP Units into common stock of the Company, it would be a beneficial owner of more than 5% of our common stock.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

Our Directors and Executive Officers

Our directors and executive officers and their positions and ages are as follows:

Name	Age	Position	Director Class
Charles D. Nolan, Jr.	63	Chairman of the Board	Class III
Brent Reynolds	44	Chief Executive Officer, President and Director	Class II
Timothy A. O’Neill(1)	66	Chief Investment Officer and Director	Class I
Mohammed Alkassar	35	Chief Operating Officer
Marcia Bateson(2)	65	Director	Class I

(1)	Mr. O’Neill is the Company’s principal financial and accounting officer.
(2)	Independent director and sole member of the audit committee.

Charles D. Nolan, Jr. Mr. Nolan has served as our Chairman of the Board since our inception. In addition, Mr. Nolan has served as Chairman and Managing Member of NP International USA LLC, the predecessor entity to Nolan Reynolds International LLC (NRI) since 2012, and NRI since its inception in 2020. Mr. Nolan has 40 years of experience owning and operating real estate development companies and has overseen 4 million square feet of construction and development. Mr. Nolan’s experience includes products such as retail, office, warehousing/light industrial, housing, hospitality and historic renovation. His expertise spans site plan development, zoning, land use, construction document development, construction management, project financing and property management. Geographically, Mr. Nolan has worked with dozens of municipalities and numerous metropolitan areas through the United States and parts of Latin America. We believe that Mr. Nolan’s experience as a founder of NRI and his private board experience make him well qualified to serve as a member of our board of directors.

Brent Reynolds. Mr. Reynolds has served as our Chief Executive Officer, President and Director since our inception. In addition, Mr. Reynolds has served as Chief Executive Officer and Managing Director at NP International USA LLC, the predecessor entity to NRI since 2012, and NRI since its inception in 2020. Mr. Reynolds has over 20 years’ experience in strategic planning, acquisition, capital funding, entitlements, planning, developing, and operating high-value projects. He has overseen over $1 billion in real estate development and acquisitions has had exposure to a wide variety of project types. We believe that Mr. Reynold’s experience at NRI and his private board experience make him well qualified to serve as a member of our board of directors.

Timothy A. O’Neill. Mr. O’Neill has served as our Chief Investment Officer and Director since our inception. In addition, Mr. O’Neill currently oversees all capital markets functions at NRI, a role he’s held since 2017 at NP International USA LLC, the predecessor entity to NRI, and NRI since its inception in 2020. Mr. O’Neil has 30 years of experience in investment banking and finance. His prior experience includes The First Boston Corporation (now Credit Suisse), Lehman Brothers, and Bear Stearns. During his career his responsibilities included the underwriting, syndication, and marketing of a broad array of equity and fixed income securities, including asset-backed, mortgage-backed, and preferred stock securities. We believe that Mr. O’Neill’s experience at NRI and his private board experience make him well qualified to serve as a member of our board of directors.

Mohamed Alkassar. Mr. Alkassar has served as our Chief Operating Officer since our inception. In addition, Mr. Alkassar currently oversees NRI’s development and operating assets from pre-opening through asset disposition, a position he has held since 2020. He has international industry expertise in hospitality and has spearheaded large-scale launches. His achievements include successfully launching the hospitality branch for one of the leading development companies in Qatar, Southwest Architecture, including the 5-star Mondrian Hotel, Morimoto, Wolfgang Puck, Magnolia Bakery, and Shakespeare & Co.

Marcia Bateson. Ms. Bateson has served as a director since April 2022. Ms. Bateson has almost three decades of experience in strategic, managerial, and leadership roles for corporations and not-for-profit organizations. Ms. Bateson currently serves as chairwoman of the board of advisors of Nolan Reynolds International, LLC, a position she has held since 2017. Ms. Bateson also currently privately manages a portfolio of residential real estate properties throughout New York City. In 2002, Ms. Bateson founded Davis Bateson Group, LLC where she worked from 2002 to 2016 with leading organizations, including not-for-profit and Fortune 50 financial firms, as a turnaround specialist. She advises on organization redesign, develop strategy, and financial solutions to major issues and aids with successfully implementing these plans. From 1992 to 2002, Ms. Bateson held leadership positions with J.P. Morgan and its subsidiaries. She served as Chief Financial and Chief Administrative Officer for J.P. Morgan Partners where she overhauled infrastructure and integrated six acquisitions while keeping the group fully operational throughout the transition. While serving as Chief Operating Officer of the Investment Management Division of JPM, she led and managed the re-engineering of the business and financial infrastructure. As the Chief Operating Officer of the Transition Management Team when JPM sold the division to the Bank of New York, she managed the transfer of $1 trillion in securities, 800 clients, and 800 professionals. Ms. Bateson has also served on the Board of Trustees of the Holton-Arms School since 2020.

Board of Directors

We operate under the direction of our board of directors. The board of directors is responsible for overseeing the management of the Company’s business and affairs. Our board of directors currently consists of four directors.

The Company’s board of directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directorships expire at the annual meeting of stockholders in 2022, 2023 and 2024, respectively, and in each case, those directors will serve until their successors are duly elected and qualify. Upon expiration of their current terms, directors of each class will be elected to serve until the third annual meeting of stockholders following their election and until their successors are duly elected and qualify and each year one class of directors will be elected by the Company’s stockholders. There is no limit on the number of times a director may be elected to office. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors.

Although the number of directors may increase or decrease, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time and, subject to the rights of the holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director, or the entire board of directors may be removed from office at any time, but only for cause and then only by the affirmative vote of at least a two-thirds of the votes entitled to be cast generally in the election of directors. “Cause” is defined in the charter, to mean, with respect to any particular director, conviction of a felony or final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.

Committees of the Board of Directors

From time to time, the board of directors may appoint one or more committees of the board of directors, composed of one or more directors, which will serve at the pleasure of the board of directors. The board of directors may delegate to the committees any of the powers of the board of directors, except as prohibited by Maryland law, our charter or bylaws. Subject to the provisions of our bylaws, the board of directors will have the power at any time to change the membership of any committee of the board of directors, to fill any vacancy, to designate an alternate member to replace any absent or disqualified committee member or to dissolve any committee of the board of directors.

The Company currently has a single committee of its board of directors: the audit committee.

Audit Committee

Our audit committee will be responsible for, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm their independence from management;

●	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

●	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

●	reviewing our policies on risk assessment and risk management;

●	reviewing related person transactions; and

●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

The audit committee’s sole member is Marcia Bateson. Ms. Bateson qualifies as an “audit committee financial expert” as such term has been defined in Item 407(d)(5) of Regulation S-K. In addition, our board of directors has affirmatively determined that Ms. Bateson meets the independence standards required under Rule 10A-3 of the Exchange Act.

NRI’s Board of Advisors

The Company’s Board of Advisors was created to serve as advisors to the Company’s Board and senior management. The Board of Advisors meets four times each year and is also available on an ad hoc basis as needed. It provides counsel and insight into the ongoing operations of NRI and its affiliates. In addition, the Board of Advisors provides insight into functional areas of the Company’s business (finance, operations, marketing, construction, development, health and safety) at the request of senior management. On an annual basis, the Board of Advisors is responsible for reviewing the Company’s long term plans, overall organizational structure, talent development, and succession plan, and provides consolidated, structured performance feedback to the Chairman and Chief Executive Officer. The Board of Advisors also provides senior management with access to other resources within the members’ broad networks that can facilitate the growth of NRI and its affiliates. As of the date of this Form 10, our Board of Advisors is compromised of the following members:

Francis X. Suarez is the 33rd Mayor of Miami. As the first Miami-born mayor, he is committed to building a Miami that lasts forever and that welcomes everyone. Elected with an electoral mandate of 86%, Mayor Suarez has focused on the integration of climate-adaptive technologies, building practices, and economic policies across all facets of government as part of his Miami Forever Plan. Under his leadership, Miami has cut crime and cut taxes to one of their lowest points in over fifty years, spurring an economic resurgence and expansion across Miami. Mayor Suarez has also pursued a package of affordable housing reforms that leverages federal opportunity zones with the activation of underutilized land to increase access to affordable housing and homeownership for working people and communities of color. Francis X. Suarez also serves as Of Counsel in the Corporate and Business practice group at Greenspoon Marder, LLP. He has more than 13 years of experience in real estate and corporate finance, covering the gamut of clients’ real estate needs, from acquisitions and financing to sales and complex transactions. He also has served as outside general counsel to a variety of U.S. companies involved in large international joint ventures with Latin American businesses.

Marcia Bateson has close to three decades of experience in strategic, managerial, and leadership roles for corporations and not-for profit organizations. In 2002, Marcia co-founded Davis Bateson Group, LLC where she has worked with leading organizations, including not-for-profits and Fortune 50 financial firms, as a turnaround specialist. She advises on organizational redesign, develop strategy, and financial solutions to major issues and aids with successfully implementing these plans.

Eleanor Earle Mascheroni is a strategic communications leader with extensive experience building global brands, managing through crises, and guiding transformation in diverse industries. An executive with broad functional expertise in communications strategy and change leadership, Eleanor is a trusted partner to CEOs and company boards. She has worked in the finance, automotive, advertising and investment industries and in her roles has acquired a broad global perspective.

Dr. Franklyn G. Prendegast Throughout his more than 50 year career as a healthcare practitioner, administrator, and innovator, Dr. Prendergast has greatly influenced the direction of healthcare and medical sciences research providing strategic guidance to health institutions in the United States and around the globe including the Saudi Ministry of Health. Dr. Prendergast served on the Board of Directors of the Infectious Disease Research Institute (IDRI) for more than 15 years; has worked extensively for the National Institutes of Health on numerous study section review groups.

Christopher Brown is the founding chairman of the board of Christopher Consultants, Ltd. where he served as President and Chairman from 1982-2015. During that time, he developed the company into an interdisciplinary engineering, land planning, landscape architecture and surveying firm whose clients include major local and national builders and developers, as well as federal, state, and local governments and agencies. The firm also provides services internationally.

Fred Kleisner, a four decade plus hotelier/corporate CEO/COO, has led management teams throughout the world in all aspects and sectors of hospitality. His experience ranges from one of the original Holiday Inns to individual, world-class hotels and resorts, to worldwide branded hospitality companies including Wyndham International, Starwood Hotels & Resorts Worldwide, The Sheraton Corporation and Morgans Hotel Group where he served as President/CEO.

Duncan Dayton, trained as an architect, is a real estate developer, multiple championship winning racing team owner and entrepreneur. He started his real estate development career building luxury, boutique properties in the commercial, residential, historic preservation and light industrial sectors. These blue-chip properties, known for their location, award-winning design and management, have experienced low tenant turnover.

ITEM 6. EXECUTIVE COMPENSATION.

Compensation of Executive Officers

We currently do not have any paid employees and our executive officers do not receive any compensation directly from us. Our executive officers are officers and/or employees of, or hold an ownership interest in, the Advisor and/or its affiliates, and our executive officers are compensated by those entities, in part, for their services to us or our subsidiaries. In addition, our current directors do not receive any compensation directly from us in exchange for their service as a director on our board. Certain of our directors are officers and/or employees of, or hold an ownership interest in, the Advisor and/or its affiliates, and are compensated by those entities, in part, for their services to us or our subsidiaries as officers.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE.

We may be subject to various conflicts of interest arising out of our relationship with the Advisor, the Sponsor, the Special OP Unitholder and their affiliates and employees, all of whom serve as our executive officers and directors. Each of our directors is required under Maryland law to act in good faith, in a manner he or she reasonably believes to be in the Company’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

Advisory Agreement

The Company, the Operating Partnership, NRI Real Token Thesis LLC, and NRI Real Token Advisors LLC, the Advisor and managing member of the Special OP Unitholder, entered into an Amended and Restated Advisory Agreement under which the Advisor will provide certain advisory services to the Operating Partnership and the Company. Those services include: (i) services in connection with the offering of securities and negotiation and coordination with one or more ATSs, licensed custodians and other counterparties relating to potential secondary market trading of the Company’s common stock, (ii) acquisition services, (iii) asset management services, (iv) accounting and other administrative services, (v) stockholder services, (vi) financing services, and (vii) disposition services. In consideration of such Services, and in addition to potential eligibility for the “crystallized” promote payable to the Special OP Unitholder (as described below under “The Operating Partnership Agreement—Special OP Units—“Crystallization Event”) and reimbursement of certain expenses paid or incurred by the Advisor, the Advisor will receive the following fees:

●	an asset management, accounting and other administrative services fee of one percent (1%) of the Company’s Gross Revenue (as defined in the Advisory Agreement);

●	acquisition fees in connection with the possible acquisition of additional real property investments of one percent (1%) of the initial asset value and such 1% charge shall be reflected on the transaction closing statement and paid as of closing on the property;

●	a debt financing fee equal to $1 million for the Operating Partnership’s current debt financing and one percent (1%) of the amount of any future debt financings; and

●	a disposition fee equal to one percent (1%) of the sales price of a real estate investment sold.

No advisory fees were paid in 2021 or 2020. The amount payable for the advisory fee at September 30, 2022 totaled $13,243. There was no amount payable for the advisory fee at December 31, 2021. Additionally, the Advisor is reimbursed for operational expenses by the Company. This includes, but is not limited to, salary and wage reimbursement, travel and supplies. No payments were made to the Advisor for reimbursements in 2021 or 2020. The amount payable to the Advisor for reimbursements totaled $69,097 and $196,644.32 for the three and nine month periods ended September 30, 2022, and $0 for the three and nine month periods ended September 30, 2021. Charges for the advisory fee totaled $79,973 and $261,309 for the three and nine month periods ended September 30, 2022, respectively. There were no fees paid for the three and nine month periods ended September 30, 2021.

The foregoing fees are separate and distinct from Property Management Fees payable to third-party Property Managers with respect to the management of the Company’s real property investments after they are acquired by the Company. The exercise of the Advisor’s rights and powers to manage the day-to-day business and affairs of the Company are subject to investment parameters and the delegation of authority to the Advisor established by the board of directors of the Company, as provided in the Advisory Agreement.

Management Agreements

Hotel Management Agreement

On November 15, 2019, the Property Owner entered into a Hotel Management Agreement (the “Hotel Management Agreement”) with Hersha Hospitality Management L.P. (“Hersha”), for management and operational services for the THesis Hotel. Certain of the managerial and operational services provided by Hersha include, but are not limited to, (i) management and training of on-site staff, (ii) establishment of (A) rates for usage of all guest rooms and other recreational or other guest facilities or amenities at the hotel, (B) policies with respect to discounted and complimentary rooms, food and beverage, and other hotel services, (C) billing policies with respect to the operation of the hotel and (D) price/rate and rent schedules, space lease charges and concession charges for all areas of the hotel, (iii) supervision and collection of income of any nature from the hotel’s operations and (iv) development and implementation of advertising and marketing initiatives.

Hersha is entitled to a base management fee (the “Base Fee”) equal to the sum of (a) 3% of Total Revenues (as defined therein) and 1% of F&B Area Income (as defined therein and which relates to income received from third parties operating within the hotel). Hersha is also be entitled to receive an incentive management fee (the “Incentive Fee”) in an amount equal to (a) if Excess NOI (as defined below) is less than 20% of the projected net operating income set forth in the approved operating budget for such fiscal year, 10% of Excess NOI, or (b) if Excess NOI equals 20% or more of the projected net operating income set forth in the approved operating budget for such fiscal year, 20% of Excess NOI. The total aggregate Base Fee and Incentive Fee payable for any fiscal year is capped at 5% of the sum of Total Revenues and F&B Area Income for such fiscal year. “Excess NOI” equals the positive difference, if any, between actual net operating income (without deduction for Incentive Fee payable for such fiscal year) for such fiscal year minus the projected net operating income set forth in the approved operating budget for such fiscal year.

Hersha was paid $105,653 and $347,479 for the three and nine month periods ended September 30, 2022, respectively, for the Base Fee. Hersha was paid $85,098 and $228,956 for the three and nine month periods ended September 30, 2021, respectively, for the Base Fee. Hersha did not receive an Incentive Fee over those same periods.

The initial term of the Hotel Management Agreement ends on August 5, 2030. Unless otherwise terminated by the parties, the Hotel Management Agreement automatically extends for four additional consecutive five-year terms. Either party may terminate the agreement by providing written notice of non- renewal to the other party at least 180 days prior to the last day of the then-expiring renewal term.

Food and Beverage Management Agreement

On March 1, 2021, the Property Owner entered into a Food and Beverage Management Agreement (the “F&B Management Agreement”) with Alpareno Restaurant Group, LLC (“Manager”), an affiliate of the Operating Partnership, to engage the Manager to develop concepts (and then supervise, direct, control and manage operations) for the following at the THesis Hotel: (i) a Signature Restaurant, (ii) a Lobby Pub, (iii) a Pool Bar, (iv) Event Catering Services and (v) in room food delivery services (collectively, the “Venues”). The Manager is entitled to a Base Management Fee and, in certain instances, an Incentive Fee. The Base Management Fee is calculated and paid monthly in arrears and is equal to 4% of the aggregate operating revenue for all the Venues for the immediately preceding month. If there is a positive aggregate net profit for Venues for an operating year, the Manager shall also be entitled to an Incentive Fee equal to 15% of such aggregate net profit until such time as aggregate net profit for such operating year equals the Owner Return Hurdle (as defined below), in which event the Incentive Fee shall thereafter be 20% of such aggregate net profit for the operating year. “Owner Return Hurdle” means an amount equal to a 10% return of the Owner’s total food and beverage investment costs.

The Manager was paid $114,210 and $342,570 for the three and nine month periods ended September 30, 2022, respectively, and $77,600 and $182,363 for the three and nine month periods ended September 30, 2021, respectively, for the management fee.

The initial term of the F&B Management Agreement ends on March 1, 2026. Upon mutual written agreement of the Owner and the Manager entered into prior to the expiration of the initial term, the F&B Management Agreement may be extended for one additional five-year renewal term.

Residential Management Agreement

On July 1, 2019, the Property Owner entered into a Property Management Agreement (the “Property Management Agreement”) with Gables Residential Services, Inc. (“Gables Services”) for leasing, management, maintenance and other operational services for the Paseo de la Riviera project, including the preparation of an annual budget and the negotiation of supply agreements. Gables Services receives a monthly fee of, (a) until 93% of the units at the Paseo de la Riviera project have been leased, the greater of (i) 3% of the gross receipts and (ii) $250,000 and, (b) after 93% of the units have been leased, the greater of (i) 3% of the gross receipts and (ii) $12,000; with a cap of 4% of the gross receipts. The Property Owner has also agreed to pay Gables Services $45 for each “fit and finish inspection” requested by Property Owner once a unit is complete and 7% of the project cost of any capital improvements projects for construction management services. The initial term of the Property Management Agreement ended on March 1, 2021 and was automatically renewed. The term is automatically renewed each year unless otherwise terminated by the parties upon 30 days’ notice. The Property Management Agreement may be terminated by either party with 30-days’ notice and a payment of $1,500 to Gable Services. Gables Services was paid $71,681 and $193,902 for the three and nine months ended September 30, 2022, respectively, pursuant to the Property Management Agreement. Gables Services was paid $55,839 and $150,377 for the three and nine months ended September 30, 2021, respectively pursuant to the Property Management Agreement.

Parking Facilities Management Agreement

On July 12, 2019, the Property Owner entered into a three-year Parking Facilities Management Agreement with Legacy Parking Company, LLC (“Legacy”). Legacy provides 24/7 operational and management services for the parking facility at the Paseo de la Riviera project, including the preparation of annual budgets and the collection of parking revenues. Property Owner pays Legacy a base, annual management fee of $15,000 in monthly installments as well as an incentive management fee equal to 9.5% of the net operating income of the parking facility (generally, parking revenues minus operating expenses) in excess of (a) $500,000 for the first year and (b) $600,000 for the remainder of the term subject to a cap of 4% of the annual parking revenues. The agreement automatically renews for one-year terms unless otherwise terminated by either party. Each of Property Owner and Legacy may terminate the agreement with a 30-days’ notice (in the case of Property Owner) and a 60-days’ notice (in the case of Legacy). Legacy was paid $3,750 and $13,352 pursuant to the Parking Facilities Management Agreement for the three and nine months ended September 30, 2022, respectively. Legacy was paid $3,750 and $11,250 pursuant to the Parking Facilities Management Agreement for the three and nine months ended September 30, 2021, respectively.

Shared Facilities Management Agreement

On May 28, 2020, Property Owner entered into a Shared Facilities Management Agreement effective as of February 1, 2020, with NPI Management, Inc. (“NPI Management”), an affiliate of the Operating Partnership, for the Paseo de la Riviera project. NPI Management performs certain management, maintenance and other administrative duties required to be performed under the Declaration of Covenants, Restrictions and Easements for the property. NPI Management does not receive a management fee for its services, but is reimbursed for costs including “burden on labor” and overhead. The Shared Facilities Management Agreement had an initial term ending on February 1, 2021 and automatically renews for one year periods unless otherwise terminated by the parties. The Shared Facilities Management Agreement was automatically extended at the end of the initial term. Each of the Property Owner and NPI Management may terminate the Shared Facilities Management Agreement without cause with 30-days’ notice. Reimbursements for NPI Management totaled $240,914 and $792,145 for the three and nine months ended September 30, 2022, respectively. Reimbursements for NPI Management totaled approximately $974,691 and $2.2 million for the three and nine months ended September 30, 2021, respectively.

Interests of the Advisor and its Affiliates in Other Real Estate Programs

The Advisor and its executive officers, as well as our officers and directors, may be involved in other business ventures, and will need to allocate their time between us and other activities in which they are or may become involved. There are no requirements that any of our directors, affiliates or executive officers devote any amount of time to the Advisor or to our operations.

Director Independence

As of the date of this Form 10, Marcia Bateson is the Company’s sole independent director.

ITEM 8. LEGAL PROCEEDINGS.

We may from time to time be a party to legal proceedings which arise in the ordinary course of our business. Management is not aware of any current or pending legal proceedings to which we or any of our subsidiaries are a party or to which our Property is subject, the outcome of which would, in management’s judgment based on information currently available, have a material adverse effect on our results of operations or financial condition, nor is management aware of any such legal proceedings contemplated by governmental authorities.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

Outstanding shares of our common stock are in book entry form with our Transfer Agent, there is no ability to hold issued shares of common stock in Security Token form and no public market exists for the shares of our common stock. We intend to facilitate the trading of the Security Tokens and untokenized shares of common stock on certain ATSs. We may not be successful in facilitating the issuance of Security Tokens or the Security Tokens’ and untokenized shares’ ability to trade on an ATS. There is the possibility that no public market for our common stock may develop.

In October 2022, the Company entered into an agreement with DriveWealth and Templum Markets, under which DriveWealth has agreed to act as a custodian to facilitate the holding and trading of untokenized shares of common stock in electronic book entry form. The Company does not anticipate that ATS trading of untokenized shares of common stock in electronic book entry form will be available prior to end of the first quarter of 2023. In addition, the Company currently plans to enter into an agreement with a separate custodian to facilitate the ability to create, hold and trade Security Tokens on the Templum Markets ATS, which is anticipated to occur by the end of the first half of 2023. There can be no assurance that the Company will be successful. See “Description of the Security Tokens—Anticipated ATSs for the Security Tokens and transferability of the Security Tokens.” The Company has not agreed to register under the Securities Act for sale by stockholders any securities of the Company.

Share Valuation

The Advisor will administer the Company’s valuation policy and will be responsible, under the supervision of the Board of Directors, for the structure of the valuation process, including the review and approval of the valuation and appraisal processes and methodologies used to determine our estimated net asset value per share (“Share NAV”), the consistency of the valuation and appraisal methodologies with real estate industry standards and practices, and the reasonableness of the assumptions used in the valuations and appraisals. We will disclose, in each annual report distributed to stockholders, the Share NAV, the method by which it was developed, and the date of the data used to develop the Share NAV.

The initial Share NAV is $12.50, the Offering price of the OP Units, which was determined by our board of directors and bears no relationship to any established criteria of value such as book value or earnings per share, is not based on our past earnings, and does not reflect current market value for our assets. We currently expect to update the Share NAV on an annual basis after the Initial Valuation Date (as defined below).

The Advisor will determine and submit to the Board of Directors for its consideration and approval, the net asset value of the Company (“Company NAV”) by (i) taking into consideration the cost value of the Property and other assets owned by the Company, (ii) utilizing third-party appraisals or broker opinions of value or (iii) determining the enterprise value of the Company. We expect to determine the initial Company NAV as of December 31, 2022 (the “Initial Valuation Date”) in connection with our annual report for the fiscal year ending December 31, 2022. After the Initial Valuation Date, the Company NAV will be determined on an annual basis. We may determine the Company NAV on a more frequent basis if the Advisor and our board of directors determines, in their sole discretion, that a more frequent valuation is warranted.

Stockholders

As of January 13, 2023, there were 8,000 shares of our common stock and 110 shares of our 12.0% Series A Cumulative Non-Voting Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), outstanding, held by a total of 123 holders. The 8,000 outstanding shares of our common stock are held in book entry form with our Transfer Agent and are not currently held in the form of Security Tokens. In the future, holders of outstanding shares of common stock may elect to hold their shares of common stock in the form of Security Tokens, subject to verification of applicable laws and regulations and compliance with the restrictions on ownership and transfer contained in the Company’s charter. See “Description of the Security Tokens—Procedures for Obtaining Security Tokens, Secondary Transfers of Security Tokens and Transfer Agent Procedures.”

Distributions

Distributions are authorized at the discretion of the board of directors, based on its analysis of our performance over the previous period and expectations of performance for future periods. Many of the factors that can affect the availability and timing of cash distributions to our stockholders are beyond our control, and a change in any one factor could adversely affect our ability to pay future distributions. There can be no assurance that future cash flow will support paying distributions or maintaining distributions at any particular level or at all. We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders.

To maintain our qualification as a REIT after electing REIT status, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles). If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. The board of directors may authorize distributions in excess of those required for the Company to maintain REIT status depending on the Company’s financial condition, applicable law and such other factors as the board of directors deems relevant.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

On July 9, 2021, we commenced an offering (the “Offering”) of up to $85,000,000 limited partnership units (the “OP Units”) under a private placement to qualified purchasers who met the definition of “accredited investors,” as provided in Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). Upon election of the limited partner, subject to certain limitations, each OP Unit is convertible into one share of common stock of the Company, which, at the election of the holder may be held in uncertificated form or represented by digital securities (distributed ledger shares) which are designated as NRI Real Estate Investment and Technology Security Tokens (the “Security Tokens”), or, at the election of the Company, cash in an equivalent value. Each Security Token represents one share of our common stock. The Offering concluded on December 31, 2021. As of December 31, 2021, the Company had issued 7,742,309 OP Units resulting in gross offering proceeds of approximately $79.4 million. The net proceeds from the Offering were used, net of any commissions payable to any placement agents, to redeem approximately $73 million of interests of a prior investor and to pay corresponding closing costs.

On January 28, 2022, we issued 110 shares of Series A Preferred Stock to certain investors for aggregate consideration of $110,000 under a private placement to qualified purchasers who met the definition of “accredited investors,” as provided in Regulation D of the Securities Act.

On January 31, 2022, we issued 1,040 shares of common stock to certain investors for aggregate consideration of $13,000 under a private placement to qualified purchasers who met the definition of “accredited investors,” as provided in Regulation D of the Securities Act.

On April 11, 2022, we issued 6,960 shares of common stock to certain investors for aggregate consideration of $87,000 under a private placement to qualified purchasers who met the definition of “accredited investors,” as provided in Regulation D of the Securities Act.

Other than as set forth above, we have not sold any securities which were not registered under the Securities Act during the previous three years.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The following summary of the terms of the Company’s stock does not purport to be complete and is subject to and qualified in its entirety by reference to the charter and bylaws of the Company, copies of which are exhibits to this Form 10. The Company is in process of establishing the required infrastructure to allow shares of common stock of the Company to be recorded in the form of digital securities (distributed ledger shares) which are designated as NRI Real Estate Investment and Technology Security Tokens (the “Security Tokens”). Each Security Token will represent one share. There can be no assurance that this will be successful in light of current technological and regulatory limitations. For a more complete understanding of the Company’s stock and the Security Tokens, we encourage you to read carefully this entire Form 10.

General

The Company is authorized to issue 490,000,000 shares of common stock, $0.01 par value per share (“common stock”), and 10,000,000 shares of preferred stock, $0.01 par value per share (“preferred stock”). The charter authorizes the board of directors, with the approval of a majority of the entire board and without any action on the part of stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock that the Company is authorized to issue or the number of authorized shares of any class or series of stock of the Company. As of January 13, 2023, 8,000 shares of common stock, 110 shares of Series A Preferred Stock and no shares of any other class or series of stock of the Company will be issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.

Common Stock

The Company engaged LedgerLab, LLC to maintain the record of the shares of the Company’s common stock held through book-entry, as physical certificates (to the extent that the Company issues shares of common stock represented by certificates) or in digital form as Security Tokens. Outstanding shares of our common stock are in book entry form with our Transfer Agent, there is no ability to hold issued shares of common stock in Security Token form and no public market exists for the shares of our common stock. We intend to facilitate the trading of the Security Tokens and untokenized shares of common stock on certain ATSs. We may not be successful in facilitating the issuance of Security Tokens or the Security Tokens’ and untokenized shares’ ability to trade on an ATS. There is the possibility that no public market for our common stock may develop.

In October 2022, the Company entered into an agreement with DriveWealth and Templum Markets, under which DriveWealth has agreed to act as a custodian to facilitate the holding and trading of untokenized shares of common stock in book entry form on the Templum Markets ATS. The Company does not anticipate that ATS trading of untokenized shares of common stock in book entry form will be available prior to end of the first quarter of 2023. In addition, the Company currently plans to enter into an agreement with a separate custodian to facilitate the ability to create, hold and trade Security Tokens on the Templum Markets ATS, which is anticipated to occur by the end of the first half of 2023. The Company may not be successful in light of current technological and regulatory limitations.

All of the shares of the Company’s common stock held in digital form as Security Tokens will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable. See “Description of the Security Tokens.” Under the MGCL, unless the charter or bylaws provide otherwise, the board of directors of a Maryland corporation may authorize the issue of some or all of the shares of any or all of its classes or series without certificates. Accordingly, under the MGCL and the Company’s charter and bylaws, shares of our common stock may be recorded in different forms, including, without limitation, as Security Tokens or in book-entry form with our transfer agent. Additionally, there is no difference in the rights and obligations of stockholders of the Company based on whether their shares of common stock are represented by book-entry records, held in digital form as Security Tokens or as physical certificates (to the extent that the Company issues shares of common stock represented by certificates). The Company does not intend to list its shares of common stock on any national securities exchange or over-the-counter market.

Subject to the preferential rights, if any, of holders of any other class or series of stock and to the provisions of the charter regarding restrictions on ownership and transfer of the Company’s shares of stock, holders of common stock:

●	have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by the board of directors and declared by the Company; and

●	are entitled to share ratably in the assets of the Company legally available for distribution to the holders of common stock in the event of the liquidation, dissolution or winding up of the Company’s affairs.

There are generally no redemption, sinking fund, conversion, preemptive or appraisal rights with respect to the common stock of the Company.

Matters Requiring Stockholder Approval

Subject to the provisions of the charter regarding the restrictions on ownership and transfer of the Company’s stock and except as may otherwise be specified in the charter, each outstanding share of common stock entitles the holder to one vote on all matters on which the stockholders are entitled to vote, including the election of directors. There is no cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of common stock of the Company can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Directors are elected by a plurality of all of the votes cast in the election of directors. Under a plurality voting standard, directors who receive the greatest number of votes cast in their favor are elected to the board of directors.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a greater percentage or a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Except as set forth in the following sentence, the charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. The charter also provides that (1) the liquidation or dissolution of the Company, (2) certain charter amendments (related to the board of directors, the vote required to approve extraordinary transactions, the removal of directors, the board’s power to amend the bylaws and the amendment provisions of the charter), (3) any merger, consolidation, conversion, share exchange or sale or exchange of all or substantially all of the assets of the Company that the MGCL requires be approved by the stockholders and (4) any transaction between the Company and any person or group who own more than 10% of the voting power in the election of directors of the Company requires the approval of the stockholders entitled to cast at least 80% of the votes entitled to be cast on such matter. However, if such transaction or amendment is approved by a majority of the continuing directors (in addition to approval by the board of directors), such transaction or amendment may be approved by a majority of the votes entitled to be cast on such a matter. In addition, with respect to any transaction referred to in clause (4) above, if such transaction is approved by the continuing directors, by a vote of at least two-thirds of such continuing directors, no stockholder approval of such transaction will be required unless the MGCL or another provision of the charter or bylaws otherwise requires such approval. The “continuing directors” are defined in the charter as (1) the Company’s current directors, (2) those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the Company’s current directors then on the board of directors or (3) any successor directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors or the successor continuing directors then in office.

Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity owned, directly or indirectly, by the corporation. Because the Company’s operating assets are expected to continue to be held by the Operating Partnership and wholly owned subsidiaries of the Operating Partnership, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of the Company’s stockholders.

Description of Series A Preferred Stock

Priority. With respect to the payment of dividends and redemption rights, and the distribution of assets upon liquidation, dissolution or winding up of the Company, the shares of Series A Preferred Stock are senior to all classes and series of the Company’s stock, including shares of common stock of the Company.

Dividends. Dividends on outstanding shares of Series A Preferred Stock will accrue on a daily basis at the rate of 12.0% per annum of the sum of $1,000 plus all accumulated and unpaid dividends thereon, and will be cumulative from and including the date of issuance. Dividends on outstanding shares of Series A Preferred Stock will accrue whether or not they have been authorized or declared and whether or not there are funds legally available for distribution. The Company must pay or set apart for payment all accrued and unpaid dividends for all past dividend periods on all of the Company’s outstanding shares of Series A Preferred Stock before the Company may pay any dividend or other distribution to holders of, or redeem or repurchase, shares of any other class or series of stock, including shares of common stock of the Company, except for redemptions and repurchases in connection with the restrictions on ownership and transfer of shares contained in the charter of the Company. If the Company pays less than the total amount of dividends then accrued with respect to the Company’s outstanding shares of Series A Preferred Stock, such a payment must be distributed ratably among the holders of outstanding shares of Series A Preferred Stock on the basis of the number of shares of Series A Preferred Stock then owned by each holder.

Dividends on the shares of Series A Preferred Stock will be payable semiannually, in arrears, on June 30 and December 31 of each year, when, as and if authorized by the board of directors of the Company and declared by the Company. No dividends on shares of Series A Preferred Stock will be payable at any time that the payment of such dividends would be restricted or prohibited by law or would constitute a breach of or default under the terms of any written agreement between the Company and any person that is not one of the Company’s affiliates. Dividends payable on the shares of Series A Preferred Stock for the first dividend period and any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Company will pay dividends to holders of record of shares of Series A Preferred Stock as they appear in the stock transfer records of the Company at the close of business as of June 15 and December 15 preceding the applicable dividend payment date, or on such other date designated by the board of directors as the record date for the payment of such dividend that is not more than 30 days before the applicable payment date for such dividend.

Voting. The holders of shares of Series A Preferred Stock will not be entitled to vote in the election of directors or on any other matters submitted to the Company’s stockholders, except that the approval of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required for the Company to: (a) authorize or issue any equity security senior to or on a parity with the shares of Series A Preferred Stock as to distributions or payments upon the dissolution, liquidation or winding up of the Company, (b) reclassify the outstanding shares of Series A Preferred Stock or (c) amend the charter or terms of the shares of Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of the Company’s assets or otherwise (an “Event”), in a manner that materially and adversely affects any right, preference, privilege or voting power of the shares of Series A Preferred Stock or which increases the number of authorized shares of Series A Preferred Stock to a number greater than 125. So long as (a) shares of Series A Preferred Stock remain outstanding with the terms materially unchanged after the occurrence of an Event, (b) as a result of an Event, the holders of shares of Series A Preferred Stock receive equity securities of the successor or survivor of the Event with substantially identical rights as the shares of Series A Preferred Stock (even if, after the Event, the Company is not the surviving entity or the surviving entity is not a corporation), or (c) the holders of outstanding shares of Series A Preferred Stock receive, in connection with the consummation of the Event, an amount, in cash, per share of Series A Preferred Stock equal to the sum of (i) $1,000, (ii) all accrued and unpaid dividends thereon (whether or not declared) through and including the date of the Event and (iii) the Redemption Premium (as defined below), if any, that would be payable if the shares of Series A Preferred Stock were redeemed on the date of the Event, the occurrence of the Event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the shares of Series A Preferred Stock and the holders of the shares of Series A Preferred Stock will not be entitled to vote with respect to the Event.

Redemption. The Company’s outstanding shares of Series A Preferred Stock are subject to redemption, in whole or in part, at any time, upon notice by the Company to the record holder of the shares of Series A Preferred Stock to be redeemed, on a date selected by the Company for such redemption. If the Company elects to redeem any of the outstanding shares of Series A Preferred Stock, such shares of Series A Preferred Stock will be redeemed for a price per share, payable in cash on the redemption date, equal to $1,000 plus all accrued and unpaid dividends thereon (whether or not declared) to and including the redemption date, plus, if the date fixed for redemption of any shares of Series A Preferred Stock is on or before December 31, 2023, a redemption premium of $100 per share (the “Redemption Premium”). Unless full cumulative dividends on all of the Company’s outstanding shares of Series A Preferred Stock for all past dividend periods have been, or contemporaneously are, paid or set apart for payment, the Company may not redeem less than all of the outstanding shares of Series A Preferred Stock or, generally, redeem or repurchase the Company’s equity securities that rank junior to the shares of Series A Preferred Stock, including the Company’s common stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of outstanding shares of Series A Preferred Stock will be entitled to be paid, out of the Company’s assets legally available for distribution, a liquidation preference per share of Series A Preferred Stock equal to $1,000 plus the amount of any accrued and unpaid dividends thereon (whether or not declared) to and including the date the liquidation preference is paid, plus the Redemption Premium described above, if any, that would be payable if the shares of Series A Preferred Stock were redeemed on the date the liquidation preference is paid. If the Company’s assets legally available for distribution upon dissolution, liquidation or winding up are insufficient to pay the full amount of the liquidation preference, the assets available for distribution will be distributed ratably among the holders of the outstanding shares of Series A Preferred Stock on the basis of the number of shares of Series A Preferred Stock then owned by each holder. A merger between the Company and one or more other business enterprises or a sale, lease or transfer of all or substantially all of the Company’s assets will not be deemed a liquidation, dissolution or winding up of the Company.

Conversion. The shares of Series A Preferred Stock are not convertible or exchangeable for any other property or securities of the Company.

Stockholder Meetings

Pursuant to the bylaws, an annual meeting of stockholders for the purpose of the election of directors and the transaction of any business will be held on a date and at the time and place set by the board of directors. In addition, the Company’s Chair, Chief Executive Officer, President or its board of directors may call a special meeting of stockholders. A special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders of the Company must also be called by the Company’s secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by the bylaws. The Company’s secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including the Company’s proxy materials), and the requesting stockholder must pay such estimated cost before the secretary may prepare and mail the notice of the special meeting.

Advance Notice of Director Nomination and New Business

The bylaws provide that nominations of individuals for election to the Company’s board of directors and proposals of business to be considered by stockholders at any annual meeting of stockholders may be made only (i) pursuant to the Company’s notice of the meeting, (ii) by the board of directors or (iii) by any stockholder who was a stockholder of record as of the record date for the meeting, at the time the stockholder provides the notice required by the bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and who has complied with the advance notice requirements of, and provided the information and other materials required by, the bylaws. Stockholders generally must provide notice to the secretary of the Company not before the 120th day or after the 150th day before the first anniversary of the date of the proxy statement for the solicitation of proxies for the election of directors at the Company’s preceding year’s annual meeting.

Only the business specified in the Company’s notice of the meeting may be brought before a special meeting of stockholders. Nominations of individuals for election to the board of directors at a special meeting of stockholders of the Company may be made only (i) by or at the direction of the board of directors or (ii) if the special meeting has been called in accordance with the bylaws for the purpose of electing directors, by any stockholder who is a stockholder of record as of the record date for the meeting, at the time the stockholder provides the notice required by the bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice requirements of, and provided the information and other materials required by, the bylaws. Stockholders generally must provide notice to the secretary of the Company not before the 120th day before such special meeting and after the later of the 90th day before the special meeting or the tenth day after public announcement of the date of the special meeting and the nominees of the board of directors to be elected at the meeting.

Restrictions on Ownership and Transfer of Shares

In order for the Company to qualify as a REIT under the Code, its stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of the Company’s stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, the Company must satisfy other requirements as well. See “Risk Factors— Federal Income Tax Risks.” For U.S. federal income tax purposes, the Company intends to treat holders of Security Tokens as owning the shares of the Company’s common stock held in book entry form by LedgerLab and represented by the Security Tokens. See “Description of the Security Tokens.”

The charter contains certain restrictions on the ownership and transfer of the Company’s stock. Subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the Company’s outstanding shares of common stock or 9.8% (in value) of all classes and series of the Company’s outstanding stock. We refer to these restrictions, collectively, as the “ownership limit.” The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding common stock or 9.8% of all classes and series of the outstanding stock of the Company, or the acquisition of an interest in an entity that owns stock of the Company could, nevertheless, cause the acquiror or another individual or entity to own stock in excess of the ownership limit.

The board of directors may, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, exempt a person from the ownership limit or establish a different limit on ownership for a person if (a) the person’s ownership in excess of the ownership limit would not result in the Company being “closely held” under Section 856(h) of the Code (without regard to whether the interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT and (b) such person does not and will not own, actually or constructively, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or the board of directors determines that revenue derived from such tenant will not affect the Company’s ability to qualify as a REIT). As a condition of granting a waiver of the ownership limit or creating an excepted holder limit, the board of directors may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to the board of directors as it may deem necessary or advisable to determine or ensure the Company’s status as a REIT.

The board of directors may, at any time, increase or decrease the ownership limit for one or more persons unless, after giving effect to any increased or decreased ownership limit, five or fewer “individuals” (as used for this purpose in the Code) could beneficially own, in the aggregate, more than 49.9% in value of the aggregate outstanding shares of stock of the Company or the Company would otherwise fail to qualify as a REIT. A decreased ownership limit will not apply to any person whose ownership of stock at the time the ownership limit is decreased exceeds the decreased ownership limit until the person’s ownership of stock of the Company equals or falls below the decreased ownership limit, but any acquisition of the Company’s stock by such a person after the decrease in the ownership limit will violate the decreased ownership limit.

In addition to the ownership limit, the charter prohibits:

(1)	any person from beneficially or constructively owning shares of stock that would result in the Company being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause the Company to fail to qualify as a REIT; and

(2)	any person from transferring shares of stock of the Company if the transfer would result in shares of the Company’s stock being beneficially owned by fewer than 100 persons.

Any person who acquires, attempts or intends to acquire beneficial or constructive ownership of common stock in a manner that will or may violate any of the foregoing restrictions on ownership and transfer, or any person who would have owned shares of common stock of the Company transferred to a charitable trust as described below, must give notice immediately to the Company or, in the case of a proposed or attempted transaction, give the Company at least 15 days prior written notice, and provide the Company with such other information as it may request in order to determine the effect, if any, of such transfer on the Company’s status as a REIT.

Any attempted transfer of shares of stock that, if effective, would result in the Company’s stock being beneficially owned by fewer than 100 persons will be null and void and the intended transferee will acquire no rights in the shares. Any attempted transfer of stock that, if effective, would result in a violation of the ownership limit, the Company being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or the Company otherwise failing to qualify as a REIT, will cause the number of shares causing the violation (rounded up to the nearest whole share) to be transferred automatically to one or more trusts for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in the transfer to the trust. If the transfer to the trust as described above does not occur or is not automatically effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of the Company’s stock, then the attempted transfer which, if effective, would have resulted in a violation of the restrictions on ownership and transfer of stock of the Company will be null and void.

Shares of stock of the Company held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust and will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock of the Company held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid before the Company discovers that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand by the Company. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a proposed transferee before the Company’s discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee. However, if the Company has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Within 20 days of receiving notice from the Company of a transfer of shares to the trust, the trustee must sell the shares to a person that could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of stock contained in the charter. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the proposed transferee an amount equal to the lesser of:

●	the price paid by the proposed transferee for the shares or, if the event that resulted in the shares being transferred to the trust did not involve a purchase of such shares at market price (as defined in the charter), the market price of the shares on the day of the event causing the shares to be held by the trust; and

●	the price received by the trustee from the sale or other disposition of the shares.

The trustee may reduce the amount payable to the proposed transferee by the amount of any dividends or other distributions that the Company paid to the proposed transferee before the Company discovered that the shares had been transferred to the trust and that is owed by the proposed transferee to the trustee as described above. The trustee must distribute any remaining funds held by the trust with respect to the shares to the charitable beneficiary. If the shares are sold by the proposed transferee before the Company discovers that they have been transferred to the trust, the shares will be deemed to have been sold on behalf of the trust and the proposed transferee must pay to the trustee, upon demand the amount, if any, that the proposed transferee received in excess of the amount that the proposed transferee would have received had the shares been sold by the trustee.

Shares of stock held in the trust will be deemed to be offered for sale to the Company, or its designee, at a price per share equal to the lesser of:

(1)	the price per share in the transaction that resulted in the transfer to the trust (or, if the event that resulted in the shares being transferred to the trust did not involve a purchase of such shares at market price, the market price of the shares on the day of the event causing the shares to be held in the trust); and

(2)	the market price on the date the Company, or its designee, accepts the offer.

The Company may reduce the amount so payable by the amount of any dividends or other distributions that the Company paid to the proposed transferee before it discovered that the shares had been transferred to the trust and that is owed by the proposed transferee to the trustee as described above, and the Company may pay such amount to the trustee for distribution to the beneficiary of the trust. The Company has the right to accept the offer until the trustee has otherwise sold the shares of stock held in the trust. Upon a sale to the Company, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary.

In addition, if the board of directors determines that a proposed transfer or other event would violate the restrictions on ownership and transfer of the Company’s stock set forth in the charter, the board of directors may take such action as it deems necessary or advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the Company to redeem the shares of stock, refusing to give effect to the transfer on the Company’s books or instituting proceedings to enjoin the transfer or, in the case of transfers of Security Tokens, directing LedgerLab to take similar or other necessary actions.

Every owner of 1.0% or more (or other percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of stock of the Company, within 30 days after the end of each taxable year, must give the Company written notice stating the person’s name and address, the number of shares of each class and series of stock of the Company that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide the Company with any additional information that the Company requests in order to determine the effect, if any, of the person’s beneficial ownership on the Company’s status as a REIT and to ensure compliance with the ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of stock and any person or entity (including the stockholder of record) who is holding shares of stock of the Company for a beneficial owner or constructive owner must, on request, disclose to the Company in writing such information as the Company may request in order to determine the Company’s status as a REIT or to comply, or determine the Company’s compliance, with the requirements of any governmental or taxing authority.

Any certificates representing shares of stock of the Company will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of stock will not apply if the board of directors determines that it is no longer in the Company’s best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with any or all of these restrictions is no longer required in order for the Company to qualify as a REIT.

These restrictions on ownership and transfer of the Company’s stock could delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price for common stock of the Company or otherwise be in the best interests of the Company’s stockholders.

Amendments to the Charter and Bylaws

We may from time to time make any amendment to our charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in our charter, of any shares of outstanding stock. Except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in our charter (including as described above), any amendment to our charter will be valid only if declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

The Company’s board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws; provided, however, that, so long as one director of the Company has been nominated for election by the Special OP Unitholder and is then serving on the board of directors (an “NRI Nominated Director”), the approval of at least one NRI Nominated Director will be required to amend the provisions of the bylaws related to NRI’s director nomination rights described below.

Board of Directors

The Company’s board of directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directorships expire at the annual meeting of stockholders in 2022, 2023 and 2024, respectively, and in each case, those directors will serve until their successors are duly elected and qualify. Upon expiration of their current terms, directors of each class will be elected to serve until the third annual meeting of stockholders following their election and until their successors are duly elected and qualify and each year one class of directors will be elected by the Company’s stockholders. A classified board may render a change in control of the Company or removal of the Company’s incumbent management more difficult. We believe, however, that a classified board of directors will help to ensure the continuity and stability of the Company’s management and policies.

Number of Directors and Vacancies

The charter and bylaws of the Company provide that the number of directors may be established only by the board of directors of the Company but may not be fewer than the minimum number required under the MGCL, which is one, nor, unless the bylaws are amended, more than 15. The charter of the Company provides that, at such time as the Company becomes eligible to elect to be subject to Title 3, Subtitle 8 of the MGCL and subject to the rights of holders of one or more classes or series of preferred stock, any vacancy on the board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any individual elected to fill a vacancy will serve for the remainder of the full term of the class in which such vacancy occurred and until his or her successor is duly elected and qualifies.

Election of Directors

Holders of common stock of the Company have no right to cumulative voting in the election of directors, and directors are elected by a plurality of all the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of common stock of the Company will be able to elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

So long as the Advisory Agreement remains in effect, the Special OP Unitholder will have the right to nominate at least two individuals for election as directors pursuant to the bylaws of the Company.

Removal of Directors

The charter of the Company provides that, subject to the rights of holders of any class or series of preferred stock, a director may be removed only for “cause,” and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For this purpose, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty. These provisions, when coupled with the exclusive power of the board of directors of the Company to fill vacancies on the board of directors, generally precludes stockholders from:

(i)	removing incumbent directors except for “cause” and with a substantial affirmative vote; and

(ii)	filling the vacancies created by such removal with their own nominees.

Maryland Business Combination Act

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

Pursuant to the MGCL, the board of directors of the Company has by resolution exempted business combinations between the Company and any other person, provided that the business combination is first approved by the board of directors (including a majority of the Company’s directors who are not affiliates or associates of such person). Also, as permitted by the MGCL, the board of directors has by resolution exempted any business combination between the Company and NRI or any of its affiliates. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination (1) approved by the board of directors of the Company, including a majority of the Company’s directors who are not affiliates or associates of the person party to the business combination and (2) between the Company and NRI or any of its affiliates. As a result, any such persons or NRI and any of its affiliates may be able to enter into business combinations with the Company that may not be in the best interests of the Company’s stockholders, without compliance with the supermajority vote requirements and the other provisions of the statute. We cannot assure you that the board of directors of the Company will not amend or repeal these resolutions in the future.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from shares entitled to vote on the matter.

“Control shares” are voting shares of stock that, if aggregated with all other such shares of stock owned by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third;

●	one-third or more but less than a majority; or

●	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem for fair value any or all of the control shares (except those for which voting rights have previously been approved). Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

The bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of stock of the Company. This provision may be amended or eliminated at any time in the future by the board of directors.

Subtitle 8 of the Maryland General Corporation Law

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL that provide, respectively, for:

●	a classified board;

●	a two-thirds vote requirement for removing a director;

●	a requirement that the number of directors be fixed only by vote of the board of directors;

●	a requirement that a vacancy on the board be filled only by the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

●	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

The charter provides that, at such time as the Company becomes eligible to make a Subtitle 8 election, the Company elects to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on the board of directors. Through provisions in the charter and bylaws of the Company unrelated to Subtitle 8, the Company also (1) has a classified board, (2) requires the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal is allowed only for cause, (3) vests in the board the exclusive power to fix the number of directorships and (4) requires, unless called by the Company’s Chair, Chief Executive Officer or President or its board of directors, the written request of stockholders entitled to cast a majority of all votes entitled to be cast at such meeting to call a special meeting. In the future, the board of directors may elect, without stockholder approval, to adopt one or more of the provisions of Subtitle 8.

Description of the Operating Partnership Agreement

We have summarized the material terms of the Operating Partnership Agreement. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the amended and restated limited partnership agreement of the Operating Partnership, which is filed as an exhibit to this Form 10.

General

NRI Real Token LP, the Operating Partnership, was formed on May 28, 2021 under the Delaware Revised Uniform Limited Partnership Act. The character and general nature of the business to be conducted by the Operating Partnership is the owning, developing and managing of the Projects, initially in the greater Miami, Florida area. The Operating Partnership has one class of common limited partnership interests denominated in units (“OP Units”), each of which is intended to correspond economically with one share of common stock of the Company. In addition, the Operating Partnership has one class of preferred limited partnership interests denominated in units (“Series A Preferred Units”), each of which is intended to correspond economically with one share of Series A Preferred Stock. OP Units and Series A Preferred Units are issued in exchange for the contribution of cash or property as described below.

General Partner and Limited Partners

The Company is the general partner of the Operating Partnership. For each share of common stock issued pursuant to an offering, the Company will acquire one OP Unit of the Operating Partnership. The Operating Partnership will issue the OP Units at the time the Company contributes the proceeds from such offering to the Operating Partnership. The Special OP Unitholder contributed its ownership interests in the joint venture that held the Property in exchange for OP Units. The OP Units received by the Special OP Unitholder in that exchange are subject to certain restrictions described in the Operating Partnership Agreement. In connection with any services is has performed for the Operating Partnership or may perform, as delegated to it by the Advisor or otherwise, the Special OP Unitholder also is entitled it to a “promote” (the “Special OP Units”) which may be distributed in OP Units in certain circumstances.

In connection with the Offering, the Operating Partnership issued 7,742,309 OP Units to limited partners in exchange for gross proceeds of approximately $79.4 million. In addition, the Operating Partnership has issued 8,000 OP Units and 110 Series A Preferred Units to the Company in exchange for gross proceeds of $210,000. Limited partners of the Operating Partnership have the right, under certain conditions, to exchange their OP Units for, at the Company’s election, cash or shares of common stock of the Company in a taxable transaction.

Series A Preferred Units

The Series A Preferred Units are a class of preferred limited partnership interests, which are intended to have designations, preferences and other rights so that their economic interests are substantially similar to the Series A Preferred Stock. The Series A Preferred Units are senior to OP Units and all other classes and series of partnership interests, whether or not denominated in units (collectively, “Junior Interests”), issued by the Operating Partnership with respect to the payment of distributions and redemption rights, and the distribution of assets upon liquidation, dissolution or winding up of the Operating Partnership.

The Company, as the holder of the Series A Preferred Units, will be entitled to receive cumulative cash distributions on outstanding Series A Preferred Units when and if authorized by the general partner at the rate of 12.0% per annum of the sum of $1,000 (the “Preferred Return”) plus all accumulated and unpaid distributions thereon, and will be cumulative from and including the date of issuance. Distributions on the Series A Preferred Units will accrue whether or not they have been authorized or declared and whether or not there are funds legally available for distribution. The Operating Partnership must pay or set apart for payment all accrued and unpaid distributions for all past distribution periods on all outstanding Series A Preferred Units before it may pay any distributions to holders of, or redeem or repurchase, Junior Interests, except for redemptions and repurchases that correspond with redemptions and repurchases in connection with the restrictions on ownership and transfer of shares contained in the charter of the Company. Distributions on the Series A Preferred Units will be payable semiannually, in arrears, on June 30 and December 31 of each year. No distributions on Series A Preferred Units will be payable at any time that the payment of such distributions would be restricted or prohibited by law or would constitute a breach of or default under the terms of any written agreement between the Company or the Operating Partnership and any person that is not an affiliate one of the Company or Operating Partnership. Distributions payable on the Series A Preferred Units for the first distribution period and any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Operating Partnership, at its option, may redeem the Series A Preferred Units, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $1,000 per Series A Preferred Unit, plus all accrued and unpaid distributions thereon (whether or not declared) to and including the redemption date, plus, if the date fixed for redemption is on or before December 31, 2023, a redemption premium of $100 per Series A Preferred Unit (the “Redemption Premium”). Unless full cumulative distributions on all of Series A Preferred Units shall have been, or contemporaneously are, paid or set apart for payment for all past distribution periods, no Series A Preferred Units shall be redeemed unless all Series A Preferred Units are simultaneously redeemed, and the Operating Partnership shall not redeem or repurchase Junior Interests except in certain limited situations.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Operating Partnership, before any distribution or payment shall be made to the holders of Junior Interests, the Company, as the holder of the Series A Preferred Units, will be entitled to be paid out of the assets of the Operating Partnership legally available for distribution, a liquidation preference per Series A Preferred Unit equal to $1,000 plus the amount of any accrued and unpaid distributions thereon (whether or not declared) to and including the date the liquidation preference is paid, plus the Redemption Premium described above, if any.

Prior to any allocations of net income or net loss are made to holders of Junior Interests, the Company, as the holder of the Series A Preferred Units, shall be allocated items of gross income and gain of the Operating Partnership for each fiscal year or other period equal to the sum of the Preferred Return paid during such period and the Redemption Premium paid, if any.

The holders of Series A Preferred Units will have no voting rights, and the Series A Preferred Units are not convertible or exchangeable for any other property or securities of the Operating Partnership.

Distributions of Cash

Subject to the provisions of the Operating Partnership Agreement, and the priority of the Company to receive distributions on the Series A Preferred Units, the Operating Partnership may distribute cash to its partners in proportion to their relative percentage interest, on a quarterly basis or, at the election of the Company, as general partner, more frequent basis, in amounts determined by it such that generally a holder of one OP Unit in the Operating Partnership will receive an amount of annual cash flow distributions from the Operating Partnership equal to the amount of annual distributions paid to the holder of one share of common stock. The general partner shall use its commercially reasonable efforts to ensure the Operating Partnership distributes amounts sufficient to enable it to meet its distribution requirement for qualification as a REIT and avoid any federal income or excise tax on its income.

Allocations

The Operating Partnership Agreement provides that, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations, and subject to the priority right of the Company to receive allocations of items of income and gain with respect to the Series A Preferred Units:

(i)	net income from operations is allocated first to the holder of the Special OP Units until such holder has been allocated income in an amount equal to distributions made or required to be made to such holder (unless the holder of the Special OP Units is entitled to allocations in a fiscal year that instead may be satisfied or waived pursuant to the allocation of gain from the sale or other disposition of property as described below), and then to the partners holding OP Units in proportion to the number of units held by each of them;

(ii)	net loss from operations is allocated to the partners holding OP Units in proportion to the number of units held by each of them; and

(iii)	in connection with the sale of partnership property:

a.	income, gain, credit, loss and deduction from the sale of all or substantially all the property of the partnership is generally allocated in such a manner as to cause the capital account balances of the holder of the Special OP Units and the holders of the OP Units to be in proportion to their respective interests in the net liquidation value of the partnership capital as determined at such time; and

b.	following the third anniversary of the effective date of the Operating Partnership Agreement, income, gain, credit, loss and deduction from the sale or other disposition of property is generally allocated in such a manner as to cause the capital account balances of the holder of the Special OP Units and the holders of the OP Units to be in proportion to their respective interests in the net liquidation value of the partnership capital as determined at such time;

provided the holder of the Special OP Units may waive its entitlement to all or a portion of such allocations with respect to any fiscal year or portion thereof.

Authority of the General Partner

Subject to the rights, entitlements and obligations set forth in the Advisory Agreement, the Company, as the general partner, may delegate any of its powers, rights and obligations under the Operating Partnership Agreement and may appoint, employ, contract or otherwise deal with any person for the transaction of the Operating Partnership’s business, which person may perform any acts or services for the Operating Partnership under the supervision of the Company.

Liabilities of the General Partner

The general partner will not be liable for monetary damages to the Operating Partnership or any partners for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if it acted in good faith.

Transferability of the Company’s General Partner Interest

The Company may not (1) voluntarily withdraw as general partner of the Operating Partnership, (2) engage in any merger, consolidation or other business combination, or (3) transfer its general partnership interest in the Operating Partnership (except to a wholly owned subsidiary), unless the transaction in which such withdrawal, business combination or transfer occurs results in the holders of OP Units receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction (or in the case of the holder of the Special OP Units, the amount of cash, securities or other property equal to the fair market value of the Special OP Units) or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to the Operating Partnership in return for an interest in the Operating Partnership and agrees to assume all obligations of the Company as a general partner of the Operating Partnership. The Company may also enter into a business combination or may transfer its general partnership interest upon the receipt of the consent of a majority-in-interest of the holders of OP Units. With certain exceptions, the holders of OP Units may not transfer their interests in the Operating Partnership, in whole or in part, without written consent of the general partner.

Exchange Right of the Common Limited Partners

Pursuant to the Operating Partnership Agreement, limited partners, other than the Company in its capacity as a limited partner, will have the right, but not the obligation, to request the exchange of their OP Units for, at the Company’s election, shares of common stock or cash. The cash amount to be paid will be equal to the cash value of the number of shares of common stock of the Company that would be issuable if the OP Units were exchanged for shares of its common stock. An exchanging limited partner will recognize gain (or loss) on such exchange of OP Units in an amount equal to the difference between the value of the shares of common stock or cash received and the limited partner’s tax basis in the OP Units exchanged. A limited partner cannot exercise these redemption rights if such repurchase would: (i) cause the Company to no longer qualify (or it would be likely that it no longer would qualify) as a REIT; (ii) result in any person owning shares of common stock of the Company in excess of the Company’s ownership limits; (iii) constitute or be likely to constitute a violation of any applicable federal or state securities law; (iv) violate any provision of the Company’s charter or bylaws; (v) cause the Company to be “closely held” within the meaning of Section 856(h) of the Code; (vi) cause the Company to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code other than in connection with the lease of a hotel or certain other types of property; or (vii) cause the Operating Partnership to be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code. The Company anticipates issuing shares of common stock, to be held in book-entry form or digital form represented by Security Tokens, to holders of the OP Units upon such holder’s election to redeem its OP Units in accordance with the terms of the Operating Partnership Agreement, subject to verification of applicable laws and regulations and compliance with the restrictions on ownership and transfer contained in the Company’s charter as described in the immediately preceding sentence. A limited partner who receives shares of common stock in exchange for the redemption of its OP Units may choose to have such untokenized shares of common stock represented by Security Tokens on the Company’s investor portal by following the procedures described below. See “Description of the Security Tokens—Procedures for Obtaining Security Tokens, Secondary Transfers of Security Tokens and Transfer Agent Procedures.”

Special OP Units

The Special OP Unitholder, as holder of the Special OP Units, will be entitled to receive a “promote” in the situations more specifically described in this section. The Special OP Units will allow the Special OP Unitholder to receive distributions of cash from the Operating Partnership in an amount equal to 25% of distributions to holders of OP Units (other than with respect to OP Units held by the Special OP Unitholder), including from sales of real estate investments, refinancings and other sources, but only after the holders of OP Units have first received (or are deemed to have received in the cases described below where there is no actual liquidation or sale of assets or similar transaction), in the aggregate, cumulative distributions equal to 100% of their aggregate capital contributed to the Operating Partnership plus a cumulative, monthly compounded, pre-tax rate of return thereon of 8.0% per annum. The Special OP Unitholder also will be entitled to distributions of cash from the Operating Partnership with respect to any OP Units it receives in connection with a Terminal Event or Crystallization Event, each as described in the Operating Partnership Agreement. Capitalized terms used in this section not otherwise defined in the Form 10 have the meaning ascribed to them in the Operating Partnership Agreement.

Terminal Event. Pursuant to the Operating Partnership Agreement, following the occurrence of a Terminal Event the Special OP Unitholder has three options with respect to the Special OP Units: (i) exchange them for OP Units and hold such OP Units, (ii) exchange them for OP Units and immediately redeem those OP Units, or (iii) retain the Special OP Units and receive a distribution with respect to the Terminal Event. A “Terminal Event” means (i) a merger, consolidation or sale of substantially all of the Operating Partnership’s assets, a purchase, tender or exchange offer accepted by the holders of more than 50% of the outstanding shares of common stock of the Company, or any similar transaction, (ii) any transaction pursuant to which a majority of the directors of the Company then in office are replaced or removed which is not otherwise described in (i) above, other than the removal of a majority of the directors for cause in accordance with the Company’s charter, (iii) a refinancing of the Operating Partnership’s assets, or (iv) the termination or nonrenewal of the Advisory Agreement for any reason other than by the Advisor or a termination for bad acts in accordance with the Advisory Agreement.

If the Special OP Unitholder elects to have the OP Units immediately redeemed, then it generally will have the option to receive cash, a non-interest bearing promissory note or shares of common stock of the Company as consideration. If the Special OP Unitholder elects to retain its Special OP Units, it generally shall receive its distribution in either cash or a non-interest bearing promissory note. If payment is made in the form of a non-interest bearing promissory note, such promissory note shall be payable in 12 equal quarterly installments, provided, however, that no payment will be made in any quarter in which such payment would impair the Operating Partnership’s capital or jeopardize the Company’s REIT status, in which case any such payment or payments will be delayed until the next quarter in which payment would not impair the Operating Partnership’s capital or jeopardize the Company’s REIT status. The number of OP Units or shares of common stock of the Company and the amount of cash or non-interest bearing promissory note shall be equal in value to the aggregate amount of distributions that would have been made with respect to the Special OP Units if all assets (subject to their liabilities) of the Operating Partnership were sold for their fair market value, as determined in good faith by the Company, as general partner, immediately prior to such time, any remaining liabilities of the Operating Partnership were satisfied in full in cash according to their terms and assuming for these purposes that all such remaining liabilities had matured, and the net sales proceeds (after satisfaction of such liabilities) were distributed in full pursuant to the distribution priorities in the Operating Partnership Agreement.

The basis for the determination of value with respect to a Terminal Event will depend on the triggering event. In the case of a Terminal Event described in clause (i) of the definition of Terminal Event, the value will be determined by reference to the value of the consideration received or to be received by the Company or its stockholders and the implied value of the Operating Partnership’s assets and liabilities as a result of the event. In the case of a Terminal Event described in clause (iii), the value will be determined by reference to the fair market value of the assets and liabilities of the Company and Operating Partnership as determined in connection with such refinancing. In the case of a Terminal Event described in clause (ii) or (iv) of the definition of Terminal Event, the value will be determined by an independent third party selected by the Company as general partner.

Notwithstanding the above, the Special OP Units will not be converted into OP Units and no distributions will be paid with respect to the Special OP Units unless and until holders of OP Units have received (or are deemed to have received in the cases described above where there is no actual liquidation or sale of assets or similar transaction), in the aggregate, cumulative distributions equal to 100% of their invested capital plus a cumulative, monthly compounded, pre-tax rate of return thereon of 8.0% per annum.

Furthermore, if the Special OP Unitholder elects to retain its Special OP Units and receives the distribution it is entitled to in connection with a Terminal Event, no further amount shall be distributed to the Special OP Unitholder with respect to the Special OP Units until the holders of OP Units collectively have received aggregate cash distributions from the Operating Partnership in an amount that would provide them with a sufficient return such that the Special OP Unitholder would be entitled to aggregate distributions with respect to the Special OP Units equal to the distribution it received in connection with the Terminal Event.

Crystallization Event. In addition to the above, the Special OP Unitholder has the right to cause Crystallization Events (as defined below). If the Special OP Unitholder exercises its right to cause a Crystallization Event, it shall be entitled to receive a distribution equal to the amount that would be distributed with respect to the Special OP Units if all assets (subject to their liabilities) of the Operating Partnership were sold for their fair market value, as determined in good faith by the general partner, immediately prior to such time, any remaining liabilities of the Operating Partnership were satisfied in full in cash according to their terms and assuming for these purposes that all such remaining liabilities had matured, and the net sales proceeds (after satisfaction of such liabilities) were distributed in full. Any distribution in connection with a Crystallization Event shall be made in a whole number of OP Units with a value (based on the number of shares of common stock of the Company into which such OP Units may convert were they to be converted as of such date) equal to the aggregate amount of such distribution. If the Special OP Unitholder has received a distribution in connection with a Terminal Event, it shall not be entitled to also receive a distribution in connection with a Crystallization Event that would represent that same “crystallized” value.

A “Crystallization Event” means the periodic valuation or revaluation of the property of the Operating Partnership to reflect its then fair market value in the manner set forth in the Operating Partnership Agreement. The first Crystallization Event may not be initiated prior to the second anniversary of the effective date of the original Operating Partnership Agreement, and any subsequent Crystallization Event may not be initiated prior to the 24-month anniversary of the prior Crystallization Event and shall take into account all prior distributions pursuant to a Crystallization Event.

Clawback. The OP Units received by the Special OP Unitholder in connection with Crystallization Events or a Terminal Event (the “Clawback Units”) shall be subject to clawback upon a Terminal Event causing the final liquidation of the Operating Partnership if the holders of OP Units (other than Clawback Units) at that time would not receive aggregate, cumulative distributions from the Operating Partnership for all years in an amount at least equal to (the “Hurdle Rate”) the sum of the aggregate capital contributions to the Operating Partnership by those holders of OP Units for all years plus a cumulative, monthly compounded, pre-tax rate of return thereon of 8.0% per annum. For purposes of computing the Hurdle Rate, only the capital contributions made for OP Units that have not been redeemed for cash or shares of common stock of the Company prior to such final liquidation are included. If the clawback is invoked, the holder(s) of the Clawback Units shall be required to forfeit in aggregate the number of Clawback Units equal in value to the lesser of (A) the amount required by the holders of OP Units to achieve the Hurdle Rate (other than with respect to the Clawback Units), and (B) all Clawback Units. Clawback Units shall be clawed back from their holder(s) in the following order: first from the Special OP Unitholder, next from any person to whom the Special OP Unitholder may have transferred Clawback Units (other than the REIT General Partner) pro rata and pari passu in accordance with the number of Clawback Units held by such transferees, and finally from the Company to the extent of any Clawback Units converted into shares. Any Clawback Units clawed back from the Company shall result in the concurrent forfeiture of the corresponding shares received as a result of such conversion of Clawback Units into shares of common stock of the Company. Any forfeited Clawback Units shall be treated as forfeited immediately prior to the final liquidation of the Partnership. For the avoidance of doubt, any cash distributions previously made with respect to Clawback Units shall not be subject to clawback.

Amendment of Operating Partnership Agreement

The consent of limited partners holding 67% of the aggregate percentage interest held by all limited partners is required to approve certain amendments to the Operating Partnership Agreement, including amendments that: (i) affect the conversion factor or redemption right in any manner adverse to the limited partners; and (ii) adversely affect the rights of the limited partners to receive distributions payable to them other than with respect to the issuance of certain partnership units.

Additionally, the written consent of the Special OP Unitholder and any partner adversely affected is required to amend the Operating Partnership Agreement if the amendment would alter the Operating Partnership’s allocations of profit and loss to the limited partners, other than with respect to the issuance of certain partnership units, or would impose on any limited partner the obligation to make additional capital contributions to the Operating Partnership or the amendment would alter the right or entitlement of any such limited partner or its affiliates to receive distributions of cash or other property or allocations of items of income, gain, deduction, loss or credits.

Description of the Security Tokens

As of the date of this Form 10, outstanding shares of our common stock are in book entry with our Transfer Agent, there is no ability to hold issued shares of common stock in Security Token form and no public market exists for the shares of our common stock. We intend to facilitate the trading of the Security Tokens and untokenized shares of common stock on the Templum Markets ATS. The shares of common stock will trade as a single security on the Templum Markets ATS regardless of whether the shares are recorded in the form of untokenized shares or Security Tokens. We may not be successful in facilitating the issuance of Security Tokensuntokenized shares or the Security Tokens’ and untokenized shares’ availability on the Templum Markets ATS. There is the possibility that no public market for our common stock may develop. The Company currently plans to enter into an agreement with a separate custodian to facilitate the ability to create, hold and trade Security Tokens on the Templum Markets ATS, which is anticipated to occur by the end of the first half of 2023. There can be no assurance that the Company will be successful.

The below summary provides details on the Security Tokens, if and when issued, as well as the related process and procedures with respect to the Security Tokens and ATSs.

General

Under the MGCL, unless the charter or bylaws provide otherwise, the board of directors of a Maryland corporation may authorize the issue of some or all of the shares of any or all of its classes or series without certificates. Accordingly, under the MGCL and the Company’s charter and bylaws, shares of our common stock may be represented and recorded in different forms, including, without limitation, in book-entry form with our transfer agent, as physical certificates (to the extent that the Company issues shares of common stock represented by certificates) or in digital form as Security Tokens. We have engaged LedgerLab LLC, a subsidiary of 10XTS, Inc., as the Company’s securities transfer agent. LedgerLab has advised us that it uses both blockchain-based and traditional software and data to manage and track the stockholder registries. There is no difference in the rights and obligations of stockholders of the Company based on whether or not their shares of common stock are represented by book-entry records, held in digital form as Security Tokens or as physical certificates (to the extent that the Company issues shares of common stock represented by certificates). The Company does not intend to list its shares of common stock on any national securities exchange or over-the-counter market.

Under the MGCL, any books and records of the Company, including, without limitation, bylaws, stock ledgers and records of issuances, transfers and cancellations of shares of stock, may be maintained by means of any information storage device, method or electronic network or database, including a distributed electronic network or database; provided that the records can be converted within a reasonable time into clearly legible written form for visual inspection and, with respect to records maintained on an electronic ledger or distributed electronic ledger, the records can be used for the purpose of (i) making a proper determination with respect to stockholders entitled to notice of, or to vote at, a meeting, receive a dividend or be allotted other rights and (ii) preparing a list of stockholders. We have confirmed with LedgerLab that its blockchain-based software complies with the foregoing provisions of Maryland law.

As of the date of this Form 10, no Security Tokens have been issued. The process with respect to a holder's election to have his or her shares represented by Security Tokens is more fully described below under “Procedures for Obtaining Security Tokens, Secondary Transfers of Security Tokens and Transfer Agent Procedures – Election to hold Security Tokens and Digital Wallets.”

Security Token Technology

The technology for the Security Tokens is divided into three distinct layers. The first layer is a public blockchain network protocol and infrastructure such as Avalanche, Ethereum or other layer one public blockchains, atop which the exchangeable form of digital securities token is developed. The layer one digital Security Token is programmatically tied to XDEX, a private restricted access enterprise second layer distributed ledger blockchain platform operated by the Transfer Agent that functions as an independent system of record and audit network designed to increase the accuracy, function, and compliance of the layer one public network.

The layer one network-based Security Token is a digital form of the uncertificated book entry share of the Company’s common stock. As a digital share, it may be issued, bought, sold, or transferred in markets like traditional securities trading. Each layer one network Security Token is programmatically correlated with the layer two XDEX system of record audit network. The XDEX layer two system of record is a form of book entry share ledger that tracks the layer one network tokens. The layer one token embeds code logic that operates as a form of beacon or identifier to embed the XDEX layer two tracking and extended functionality.

Layer one public blockchain networks operate with end user wallet accounts, which hold tokens. Each wallet has a corresponding private key, which is a complex form of password used to access the wallet account and its contents. Each layer one wallet account has a correlated wallet account on the layer two system of record audit network.

The layer one public network-based Security Token may be accessed by broker- dealers, exchanges, transfer agents, banking institutions, trusts or other fiduciary custodians. Each of these entities will provide their own separate, distinct operating software to perform the various business functions to permit holders of Security Tokens to trade their Security Tokens. Broker-dealers, unless Special Purpose Broker-Dealers, may not hold or act as custodian for the Security Tokens. The layer one Security Tokens may only be held by a qualified custodian in the holder's For Benefit Of account. To the extent any future Special Purpose Broker-Dealer is approved by the Securities and Exchange Commission, the Security Tokens may also be held by the investor's designated Special Purpose Broker-Dealer in their respective account. As of the date of this Form 10, there are currently no such approved Special Purpose Broker-Dealers.

Each layer one wallet address may exist with or without any form of fiduciary custody to manage and control the private key access to such wallet. Under most circumstances, a wallet account under fiduciary custody is associated with a stockholder account, which is subject to traditional forms of identity verification under Know Your Customer (KYC) and Anti-Money Laundering (AML) regulation. Once an investor account is created at the broker-dealer or exchange level, one or more corresponding layer one wallets are created and/or associated with the extended investor account information under fiduciary custody in accordance with regulatory guidelines.

Layer one wallets containing the layer one Security Token must also conform to applicable securities regulations as well as functional requirements of the intermediary broker-dealer, exchange, and fiduciary custodian. This includes various restrictions such as enabling the broker-dealer, exchange, or transfer agent to permit or deny a wallet address from unauthorized receipt of a security token. Traditional capital market participants, such as broker-dealers and exchanges, will manage the custody of their investor account at the technological level.

When a transaction occurs the layer one Security Token is transferred at the institutional level from a seller account and corresponding wallet to the buyer account and corresponding wallet. Upon completion of the Security Token transfer, the fiduciary custodian must notify the transfer agent to record the transaction on the layer two system of record audit network to correspond with the layer one network.

Anticipated ATS for the Security Tokens, ATS fees and transferability of the Security Tokens

Outstanding shares of our common stock are in book entry form with our Transfer Agent, there is no ability to hold issued shares of common stock in Security Token form and no public market exists for the shares of our common stock. We intend to facilitate the trading of the Security Tokens and untokenized shares of common stock on the Templum Markets ATS. The shares of common stock will trade as a single security on the Templum Markets ATS regardless of whether the shares are recorded in the form of untokenized shares or Security Tokens. The Company currently plans to enter into an agreement with a separate custodian to facilitate the ability to create, hold and trade Security Tokens on the Templum Markets ATS, which is expected to occur by the end of the first half of 2023. There can be no assurance that the Company will be successful in light of current technological and regulatory limitations.

The Company has entered into an agreement (the “Templum Agreement”) with Templum Markets LLC (“Templum”) to facilitate the trading of the Security Tokens and untokenized shares on the Templum Markets ATS. Pursuant to the Templum Agreement, the Company has agreed to maintain compliance with applicable securities regulations concerning the issuance and secondary trading of the shares of common stock, whether in the form of Security Tokens or untokenized shares. In addition, trades of the Company’s securities on the Templum Markets ATS will be subject to a trade fee of 1.0% of the trade value, with 0.5% of the fee being borne by the buyer and the remaining 0.5% being borne by seller. Templum may modify the trading fee in the future in its sole discretion. The term of the Templum Agreement is indefinite, but may be terminated by either party upon 30 days’ written notice.

Currently, Templum is not a Special Purpose Broker-Dealer, and as a result, may not act as a custodian for the Security Tokens. Therefore, while they will be able to match trades on the Templum Markets ATS, they will not be able to clear and settle the trades. For a description of our Transfer Agent’s process to clear and settle matched trades, which is in accordance with the “Three Step Process” proscribed in the SEC Division of Trading and Markets September 25, 2020 Letter to Kris Dailey of FINRA, please see below under “Procedures for Obtaining Security Tokens, Secondary Transfers of Security Tokens and Transfer Agent Procedures— Election to hold Security Tokens, Custodian and Digital Wallets and ATS Trading Process.”

The Company may choose to facilitate the trading of the Security Tokens or untokenized shares on additional ATSs in the future. In addition, we may decide to voluntarily be removed from the ATSs for various reasons, including in the event the Security Tokens are trading at a material discount to the Company’s Net Asset Value or due to unexpectedly low trading volume.

The Company intends to facilitate the trading of the Security Tokens and untokenized shares of the Company’s common stock on the ATSs. Holders of untokenized shares will also be able to privately transfer their untokenized shares pursuant to applicable securities laws, and, if we fail to facilitate the trading of Security Tokens on an ATS, holders of the Security Tokens may revoke the Security Tokens, revert to book entry and engage in trading in accordance with traditional broker-dealer over-the-counter market practices. If the Company issues physical certificates for shares in the future, a holder of certificated shares would need to deposit the physical stock certificate with LedgerLab in order to trade those shares of stock through an ATS.

Our Security Token Transfer Agent

We have engaged LedgerLab LLC as the securities transfer agent for shares of common stock represented by Security Tokens. Like current capital market post-trade settlement processes, when the Security Token is issued and subsequently traded in secondary markets, the broker-dealer and/or exchange platform notifies the transfer agent of a pending settlement for recordation. LedgerLab records the transfer of the tokenized shares using 10XTS software platform technology, XDEX, which is separate and distinct from other enterprise platforms and other public blockchain or like technology.

At no time does LedgerLab (or the underlying 10XTS technology, XDEX) provide any fiduciary custodial function of the actual transferrable Layer one public blockchain or like technology-based digital security token. The fiduciary function remains with the broker-dealer, exchange, banking institution, trust, or other fiduciary. The underlying 10XTS-provided XDEX technology performs the recordation of the share registry as required under regulation to be reported by the custodians.

Procedures for Obtaining Security Tokens, Secondary Transfers of Security Tokens and Transfer Agent Procedures

The below describes the procedures that will be applicable with respect to the Security Tokens once the appropriate infrastructure to hold Security Tokens has been established, which we currently expect to occur by the end of the first half of 2023.

Election to hold Security Tokens, Custodian and Digital Wallets and ATS Trading Process

The Company’s common stock is recorded by the Transfer Agent in its electronic book entry system, which maintains the official record of ownership in its database control location. A holder of OP Units may elect to redeem its OP Units for either cash or shares of the Company’s common stock, in the Company’s sole discretion, and, as applicable and to the extent established by the Company, to have such shares represented by Security Tokens on the Company’s investor portal, which provides investors with access to various features and functions through an investor account login. This portal software integrates with the Transfer Agent, as well as ATS, broker-dealer, and custodial services.

Upon a stockholder’s election through the portal to record its shares in the form of Security Tokens, the holder will be prompted to link its existing digital wallet address maintained with an independent custodian with their investor account in the portal. This public wallet address is then used by the Transfer Agent to create a layer one transferrable token that is “deposited” in that investor’s custodial wallet and records the book entry to that wallet. The Transfer Agent will generate a layer one security token by execution of a smart contract which embeds tracking and control. The layer one token becomes an extension of the book entry because it maintains a direct link to the Transfer Agent’s internal record set, which is independent of the layer one network.

As discussed above, a holder must establish a custodial account with a qualified custodian, which is then associated with the holder’s account record maintained by the Transfer Agent. The holder’s ownership entry is updated with the Transfer Agent to reflect a custodial “For Benefit Of” (FBO) account on in the records of the Transfer Agent. The layer one token is then conveyed directly to the Investor’s Custodial FBO account wallet, which indicates the deposit of the book entry shares which are available for trading on the ATS. Secondary purchasers will also be required to have a compatible digital wallet held by their custodian. To the extent the stockholder does not have an existing custodian account, the platform will prompt the holder to create a digital wallet with the custodian or custodians engaged by the Company. The Company currently expects to sign an agreement to with a custodian to act as the Company’s designated custodian by the end of the first quarter of 2023, which will then enable custodial services for the Security Tokens, and trading of the Security Tokens by the end of the first half of 2023. Currently, the layer one Security Token may only be held by any custodian that supports the technology architecture. The Transfer Agent is responsible for maintaining the integration and coordination with any custodian. The Company anticipates that its initial designated custodian will facilitate custody services pursuant to the technology architecture and the Company may continue adding additional custodial services in the future as more custodians adopt the solution. To the extent a holder of OP units or a secondary purchaser does not have a compatible existing custodian, they will be required to engage the Company’s custodian or another qualified custodian to hold the Security Tokens.

When a holder’s sale order is matched by the ATS trading venue, notifications of a pending transaction via the layer one token’s smart contract technology are sent by the ATS to the holder/seller, the buyer, their respective custodians, and the Transfer Agent. The layer one token is then conveyed by the seller’s custodian from its FBO account to the buyer’s custodial FBO account. Because the layer one token is simply an extension of the book entry unit of account, the Transfer Agent system of record is automatically updated via the layer one token transfer process between custodial accounts to reflect the official recordation of the new owner upon receipt of notification of that the custodial transfer is complete.

In the application of distributed ledger technology described above, the layer one token is not considered a distinct or separate class of security, or effectively a form of bearer instrument. Instead, the layer one token is an application of the technology to extend the traditional book entry form of record in a secure, distributed ledger system to maintain recordation integrity. By applying the technology in this manner, rather than the token being a distinct, and separate materialized form of shares of common stock, it is simply the mechanism by which the book entry form of share is more efficiently traded, transferred, and recorded as a coordination of each respective institution’s data.

Process for private secondary sales

Security Tokens may only be traded through the technical architecture established among the Transfer Agent, ATS, and applicable custodian(s). Pursuant to the procedures established by Templum and the Company, Security Tokens may only be traded on Templum. As a result, holders of Security Tokens will not be able to effect private secondary sales of a Security Token outside of Templum. In addition, holders of Security Tokens will only be permitted to trade Security Tokens that are held in custodian wallets. The Transfer Agent will record the custodian wallet address holding the Security Token in the Transfer Agent’s official list of individual holder accounts, which will be mirrored by the Transfer Agent’s internal ledger system as required under Rule 17Ad-6(b) of the Exchange Act. All wallet addresses containing a Security Token must be registered with the Transfer Agent and associated with the respective book entry shareholder record of account. The wallet public address will be maintained by the applicable custodian and provided to the Transfer Agent upon account creation and verified when a holder desires to trade on the ATS. The Transfer Agent will accept the KYC/AML records provided by the custodian and/or ATS generated during their respective account creation for new holders. To the extent untokenized shares of common stock are traded or transferred outside of the described process, traditional transfer recordation through common post-trade settlement processes would be required by the Transfer Agent.

Process to no longer hold Security Tokens

Shares of common stock may only be extended from the book entry through generation of the layer one token by the Transfer Agent pursuant to the regulatory restrictions placed on the transfer. To the extent a holder no longer wished to trade some or all of their shares of common stock represented by Security Tokens, they may revoke the shares they no longer intend to trade from their For Benefit Of custodial account by requesting a withdrawal from their custodian. The custodian will return the layer one token of the withdrawn shares to our Transfer Agent, who will then update the holder’s record and disable any link to the subject layer one token, which is then deactivated.

Transfer Restrictions

Similar to a transfer agent for traditional untokenized securities, the Transfer Agent intends to impose transfer restrictions in connection with any restrictions imposed by federal securities laws, including, for example, Rule 144 under the Securities Act. When establishing the book entry record of share ownership, the Transfer Agent will rely on the Company to provide entity and identity information, and digital copies of the files of the executed agreements of the share purchase. The official date of record of the purchase of shares is established by the execution date of the document. The Transfer Agent will not remove restrictions on transfer or initiate the process of creating a layer one Security Token earlier than the required holding periods required under Rule 144. To the extent a holder’s common stock bears a restrictive legend and their shares are represented by Security Tokens, the Transfer Agent will notify the holder’s custodian of any such restrictions upon a requested transfer. To remove such a restriction, the custodian and/or the holder must notify the Company of its request to have the restriction removed. The Company may be notified through the holder’s investor portal. To assess whether the holder has satisfied conditions under applicable securities laws for restrictions to be removed, the Company will request a position statement from the Transfer Agent to determine how long the holder has held such securities and may also request a representation letter from the holder attesting to how long it has held the applicable securities and that it is not an “affiliate” (as defined in the Securities Act). Although the Company does not expect the holder to be required to deliver such an opinion, if the Transfer Agent requires an opinion of counsel that the restrictive legend can be removed in compliance with applicable securities laws, the Company expects to facilitate the process through an opinion from its own counsel.

In connection with recording a transfer, the investor and Transfer Agent receive the order book match notification of the pending trade from the ATS. The Transfer Agent will ensure that the investor custodial wallet address and the buyer’s shareholder account record match. The investor will then direct the custodian to complete the transaction by initiating a request for transfer by the custodian to the buyer’s custodial account. The buyer’s identity and account information will either be created in the book entry or updated should the buyer’s investor account information already exist. The layer one token public wallet address location will be updated in the book by the Transfer Agent upon receipt of notification of a successful transaction from the custodian. However, the Transfer Agent is not responsible for conducting any AML or KYC diligence on the holders of the Security Tokens or to ensure that such secondary transactions are compliant from an AML or KYC perspective. Presently, the custodian will maintain the KYC/AML procedures for account and transfer subject to their compliance processes. The custodian will reconcile such information daily with the ATS as trades are completed. The ATS will undertake complete KYC/AML diligence on every investor trading on the ATS and provide such data to the custodian. To the extent the Transfer Agent is required to provide any additional KYC/AML processes at the account level in addition to the custodian and/or ATS KYC/AML account process, the Transfer Agent has already established separate processes and would implement as necessary.

With respect to private transfers of untokenized shares outside of an ATS, the Transfer Agent will rely on the procedures conducted, and information collected, in accordance with the Company’s onboarding diligence, including its outsourcing of AML and KYC investor diligence. AML and KYC checks for purchasers of the OP Units were conducted by North Capital Private Securities Corporation (“NCPS”), an SEC registered broker-dealer and ATS. AML and KYC checks for individuals who trade the Security Tokens are to be conducted by Templum, which is also an SEC registered broker-dealer and ATS. Both NCPS and Templum are required to comply with the anti-money laundering provisions of the U.S. Patriot Act as well as SEC regulations and FINRA rules regarding customer onboarding.

Transfer Costs

The Company currently expects the blockchain on which the Security Tokens will exist, or the “Layer one” blockchain, will be Ethereum. However, the Company may choose in the future to switch to the alternative Layer one blockchain for various reasons, including cost, efficiency, or compatibility.

Upon the transfer of Security Tokens on the layer one blockchain, the parties to the transfer will be subject to certain fees, often referred to as “gas fees”, to compensate for the computing energy required to process and validate transactions on the applicable blockchain. According to data sourced from Coin Metrics and shared by CryptoRank Platform, the seven-day moving average cost of an Ethereum transaction as of March 9, 2022 totalled $11.14. For reference, gas fees have been as high as $55 for a transaction on the Ethereum blockchain and as low as $0.0000064525 for a transaction on the Avalanche blockchain.

Discrepancies Between the Blockchain and the Transfer Agent’s Book-Entry

The wallet location of the Security Token does not constitute or confer actual, rightful ownership of the security underlying the Security Token, which is independently recorded by the Transfer Agent. The layer one Security Token may only be generated by the Transfer Agent following the election by a holder to trade the share or shares of common stock. Following such election, the Transfer Agent would then determine the eligibility of the share for transfer under applicable securities laws prior to initiating the layer one Security Token minting process and conveyance of the Security Token to the FBO account at the custodian of record for the holder. The Transfer Agent maintains integration of the information systems with the ATS venue(s) and custodian(s) and will audit and reconcile each respective institutional transaction log against the Transfer Agent’s book entry records as a control. Because of the extension of the book entry record through the layer one Security Token, the share transfer record is always controlled by the Transfer Agent, including to the extent any disputes or discrepancies arise.

When remedying discrepancies, according to its official book entry record, the Transfer Agent would issue replacement Security Tokens to the new, verified replacement wallet address upon receipt of an affidavit from the custodian verifying the investor’s custodial wallet account and address. For risks associated with the Transfer Agent’s record and transfer policies, see “Item 1A—Risk Factors— Risks Related to our common stock and the Security Tokens—Loss of private key(s), custodial error or investor error may cause the loss of Security Tokens.”

Loss of a Private Key, Custodial Error or Transfer Error

There are certain risks associated with holding the Security Tokens, including, without limitation, the potential loss of private key(s) with respect to the Security Tokens and/or custodial errors. See “Item 1A—Risk Factors— Risks Related to our common stock and the Security Tokens—Loss of private key(s), custodial error or investor error may cause the loss of Security Tokens.” To the extent a holder of a Security Token has lost a private key, believes there is a custodial error and their Security Tokens are not reflected correctly or there has been a transfer error, the holder of the Security Token is responsible to notify its custodian. The custodian or the holder is then obligated to notify the Transfer Agent regarding the alleged discrepancy and error, which can be done through the holder’s investor portal. To extent any discrepancy or error exists, the Transfer Agent will follow the procedures described above under “Discrepancies Between the Blockchain and the Transfer Agent’s Book-Entry.”

Record Holders

Similar to traditional untokenized securities, the Transfer Agent will be able to produce holders of record as of a certain record date. For Security Tokens held in street name, the relevant broker-dealer will be responsible for providing the beneficial owners to the Company upon a broker search.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter includes such a provision.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

●	an act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit in money, property or services; or

●	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of: (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter requires, to the maximum extent permitted by Maryland law, the Company to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

●	any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The charter also permits the Company to indemnify and advance expenses to any individual who served any of its predecessors in any of the capacities described above and any employee or agent of the Company or any of its predecessors.

The Company has entered into indemnification agreements with each of its directors and officers whereby it agrees to indemnify such directors and officers to the maximum extent permitted by Maryland law against all expenses and liabilities, subject to certain standards to be met and certain other limitations and conditions as set forth in such indemnification agreements. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, the Company has been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

See “Index to Financial Statements” on page F-1 of this Form 10.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

Financial Statements

See “Index to Financial Statements” on page F-1 of this Form 10.

Exhibit No.	Description
3.1**	Articles of Incorporation of NRI Real Estate Investment and Technology, Inc. (the “Registrant”), dated as of June 2, 2021
3.2**	Articles Supplementary of the Registrant, dated as of January 10, 2022, establishing the terms of the Registrant’s Series A Preferred Stock
3.3**	Articles of Amendment of the Registrant, effective as of May 13, 2022
3.4**	Second Amended and Restated Bylaws of the Registrant, dated as of September 30, 2022
3.5**	Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated as of September 30, 2022
10.1**	Amended and Restated Advisory Agreement, dated as of September 30, 2022, by and among the Registrant, NRI Real Token Advisors LLC, NRI Real Token LP and NRI Real Token Thesis LLC
10.2**	Hotel Management Agreement, dated November 15, 2019, by and between Hersha Hospitality Management L.P. and 1350 S Dixie LLC
10.3**	Assignment, Assumption and Amendment of Management Agreement, dated November 11, 2021, by and among 1350 S Dixie LLC, Hersha Hospitality Management L.P. and the Registrant
10.4**	Food and Beverage Management Agreement, dated March 1, 2021, by and between Alpareno Restaurant Group, LLC and 1350 S Dixie LLC
10.5**	Assignment, Assumption and Amendment of Food and Beverage Management Agreement, dated February 14, 2022, by and among 1350 S Dixie LLC, NRI Real Token Tenant, LLC and Alpareno Restaurant Group, LLC
10.6**	Shared Facilities Management Agreement, dated May 28, 2020, by and between NPI Management, Inc. and 1350 S Dixie Holdings LLC
10.7**	Parking Facility Management Agreement, dated July 12, 2019, by and between Legacy Parking Company, LLC and 1350 S Dixie LLC
10.8**	Property Management Agreement, dated July 1, 2019, by and between Gales Residential Services, Inc. and 1350 S Dixie LLC
10.9**	Lease Agreement, dated November 9, 2021, by and between 1350 S Dixie LLC and NRI Real Token Tenant, LLC
10.10*	First Amendment to Lease Agreement, dated December 14, 2022, by and between 1350 S Dixie LLC and NRI Real Token Tenant, LLC
10.11**	Amended and Restated Loan and Security Agreement, dated November 19, 2021, by and among 1350 S Dixie LLC, NRI Real Token Tenant, LLC, Starwood Property Mortgage Sub-12-A, LLC (as Initial Lender) and Starwood Property Mortgage Sub-12-A, LLC (as Administrative Agent)
10.12**	First Amendment to Amended and Restated Loan and Security Agreement and Reaffirmation of Guarantees and Environmental Indemnity, dated February 14, 2022, by and among 1350 S Dixie LLC, STWD 2021-FL2, LTD., as successor-in-interest to Initial Lender, STWD 2021-FL2, LTD., as successor-in-interest to Administrative Agent and Charles D. Nolan, Jr. (as Guarantor)
10.13**	Second Amendment to Amended and Restated Loan and Security Agreement, Amendemnt to Carry Agreement and Reaffirmation of Guarantees and Environmental Indemnity, as of September 23, 2022, by and among 1350 S Dixie LLC, STWD 2021-FL2, LTD., as successor-in-interest to Initial Lender, STWD 2021-FL2, LTD., as successor-in-interest to Administrative Agent and Charles D. Nolan, Jr. (as Guarantor)
10.14**	Amended and Restated Mezzanine Loan and Security Agreement, dated November 19, 2021, by and among 1350 S Dixie Mezz Borrower, LLC, Starwood Property Mortgage Sub-12-A, LLC (as Initial Lender) and Starwood Property Mortgage Sub-12-A, LLC (as Administrative Agent)
10.15**	First Amendment to Amended and Restated Mezzanine Loan and Security Agreement and Reaffirmation of Guarantees and Environmental Indemnity, dated February 14, 2022, by and among 1350 S Dixie LLC, STWD 2021-FL2, LTD., as successor-in-interest to Initial Lender, STWD 2021-FL2, LTD., as successor-in-interest to Administrative Agent and Charles D. Nolan, Jr. (as Guarantor)
10.16**	Second Amendment to Amended and Restated Mezzanine Loan and Security Agreement, Amendment to Carry Guaranty and Reaffirmation of Guarantees and environmental Indemnity, as of September 23, 2022, by and among 1350 S Dixie LLC, STWD 2021-FL2, LTD., as successor-in-interest to Initial Lender, STWD 2021-FL2, LTD., as successor-in-interest to Administrative Agent and Charles D. Nolan, Jr. (as Guarantor)
10.17**	Form of Indemnification Agreement with Directors and Officers of the Registrant
21.1**	Subsidiaries of the Registrant

*	Filed herewith.
**	Filed previously.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NRI REAL ESTATE INVESTMENT AND TECHNOLOGY, INC.
(Registrant)

January 13, 2023	/s/ Brent Reynolds
Brent Reynolds
Chief Executive Officer, President and Director

INDEX TO FINANCIAL STATEMENTS

NRI Real Estate Investment and Technology, Inc. & Subsidiaries

NRI REAL ESTATE INVESTMENT AND TECHNOLOGY, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022 (unaudited)	December 31, 2021
Assets
Cash and cash equivalents	$2,067,700	$3,275,484
Restricted cash	2,619,677	1,333,436
Accounts receivable	468,772	651,181
Prepaid expenses and other current assets	810,546	419,366
Other assets	1,830,000	-
Real estate asset, net	191,605,442	194,485,108
Total assets	$199,402,137	$200,164,575
Liabilities and members’ equity
Accounts payable	$743,654	$2,391,880
Accrued expenses and other liabilities	3,965,969	2,790,049
Notes payable, net of debt issuance costs	140,338,795	136,090,486
Due to affiliates	79,889	4,074
Total liabilities	145,128,307	141,276,489
Series A preferred stock	1	-
Common stock	80	-
Additional paid in capital	209,919	-
Total Stockholders’ equity	210,000	-
Partners’ interest	54,063,830	58,888,086
Total equity	54,273,830	58,888,086
Total liabilities and members’ equity	$199,402,137	$200,164,575

Please see accompanying Notes to the Unaudited Condensed Consolidated Financial Statements.

NRI REAL ESTATE INVESTMENT AND TECHNOLOGY, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Revenue:
Hotel and restaurants revenue:
Rooms	$2,607,569	$2,169,454	$8,697,764	$5,725,865
Food and beverage	2,593,455	1,940,245	8,327,532	5,577,148
Other hotel revenue	46,849	-	113,293	-
Total hotel and restaurants revenue	5,247,873	4,109,699	17,138,589	11,303,013
Residential rental and other property income	2,415,749	1,865,691	6,499,863	4,984,271
Parking	311,588	348,481	1,003,864	828,476
Other revenue	422,646	66,985	1,293,947	182,886
Total revenue	8,397,856	6,390,856	25,936,263	17,298,646
Operating expenses:
Hotel and restaurants operating expenses	4,893,061	3,753,311	15,079,306	10,426,402
Residential property operating expenses	1,027,825	900,597	2,912,019	2,590,441
Parking operating expenses	275,581	196,476	785,621	568,813
Other operating expenses	582,067	130,930	2,077,983	295,280
Depreciation expense	1,554,902	1,511,150	4,643,130	4,537,449
Total operating expenses	8,333,436	6,492,464	25,498,059	18,418,385
Income (loss) from operations	64,420	(101,608)	438,204	(1,119,739)
Other income (expense):
Interest income	670	16	1,137	48
Interest expense	(2,768,037)	(2,170,640)	(6,965,737)	(6,741,843)
Total other income (expense)	(2,767,367)	(2,170,624)	(6,964,600)	(6,741,795)
Net loss	(2,702,947)	(2,272,232)	(6,526,396)	(7,861,534)
Series A preferred dividends	-	-	(5,610)	-
Net loss attributable to common stockholders	$(2,702,947)	$(2,272,232)	$(6,532,006)	$(7,861,534)

Please see accompanying Notes to the Unaudited Condensed Consolidated Financial Statements

NRI REAL ESTATE INVESTMENT AND TECHNOLOGY, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (unaudited)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

	Stockholders’ Equity						Partners’ Equity
	Preferred Stock	Common Stock	Additional paid-in capital	Distributions in Excess of Net Loss	Accumulated Income (loss)	Total Stockholders’ Equity	54M 1350 S Dixie Hwy LLC	NPI South Dixie, LLC	Membership Reorganization	OP Interests	Noncontrolling Interests	Syndication cost	Accumulated Income (loss)	Total Equity
Balance at July 1, 2022	$1	$80	$209,919	$(5,610.00)	$(6,743)	$197,647	$-	$-	$(14,258,108)	$45,500,639	$33,822,000	$(2,642,320)	$(5,643,081)	$56,976,777
Issuance of Stock	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Series A preferred dividend	-	-	-		-	-	-	-	-	-	-	-	-	-
Subscriptions receivable	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	(5,225)	(5,225)	-	-	-	-	-	-	(2,697,722)	(2,702,947)
Balance at September 30, 2022	$1	$80	$209,919	$(5,610)	$(11,968)	$192,422	$-	$-	$(14,258,108)	45,500,639	33,822,000	$(2,642,320)	$(8,340,803)	$54,273,830

	Stockholders’ Equity						Partners’ Equity
	Preferred Stock	Common Stock	Additional paid-in capital	Distributions in Excess of Net Loss	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	54M 1350 S Dixie Hwy LLC	NPI South Dixie, LLC	Membership Reorganization	OP Interests	Noncontrolling Interests	Syndication cost	Accumulated Income (loss)	Total Equity
Balance at July 1, 2021	$-	$-		$-	$-	$-	$67,490,211	$16,872,553	$-	$-	$-	$-	$(22,411,121)	$61,951,643
Contributions	-	-		-	-	-			-	-	-	-	-	-
Distributions	-	-		-	-	-			-	-	-	-	-	-
Net loss	-	-		-	-	-	-	-	-	-	-	-	(2,272,232)	(2,272,232)
Balance at September 30, 2021	$-	$-		$-	$-	$-	$67,490,211	$16,872,553	$-	$-	$-	$-	$(24,683,353)	$59,679,411

	Stockholders’ Equity						Partners’ Equity
	Preferred Stock	Common Stock	Additional paid-in capital	Distributions in Excess of Net Loss	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	54M 1350 S Dixie Hwy LLC	NPI South Dixie, LLC	Membership Reorganization	OP Interests	Noncontrolling Interests	Syndication cost	Accumulated Income (loss)	Total Equity
Balance at January 1, 2022	$-	$-		$-	$-	$-	$-	$-	$(14,258,108)	$43,775,639	$33,822,000	$(2,625,070)	$(1,826,375)	$58,888,086
Issuance of Stock	1	80	209,919	-	-	210,000	-	-	-	-	-	-	-	210,000
Series A preferred dividend	-	-		(5,610)	-	(5,610)	-	-	-	-	-	-	-	(5,610)
Subscriptions receivable	-	-		-	-	-	-	-	-	1,725,000	-	-	-	1,725,000
Syndication cost	-	-		-	-	-	-	-	-	-	-	(17,250)	-	(17,250)
Net loss	-	-		-	(11,968)	(11,968)	-	-	-	-	-	-	(6,514,428)	(6,526,396)
Balance at September 30, 2022	$1	$80	$209,919	$(5,610)	$(11,968)	$192,422	$-	$-	$(14,258,108)	45,500,639	33,822,000	$(2,642,320)	$(8,340,803)	$54,273,830

	Stockholders’ Equity						Partners’ Equity
	Preferred Stock	Common Stock	Additional paid-in capital	Distributions in Excess of Net Loss	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	54M 1350 S Dixie Hwy LLC	NPI South Dixie, LLC	Membership Reorganization	OP Interests	Noncontrolling Interests	Syndication cost	Accumulated Income (loss)	Total Equity
Balance at January 1, 2021	$-	$-		$-	$-	$-	$67,845,324	$16,961,331	$-	$-	$-	$-	$(16,821,819)	$67,984,836
Contributions	-	-		-	-	-	1,582,116	395,529	-	-	-	-	-	1,977,645
Distributions	-	-		-	-	-	(1,937,229)	(484,307)	-	-	-	-	-	(2,421,536)
Net loss	-	-		-	-	-	-	-	-	-	-	-	(7,861,534)	(7,861,534)
Balance at September 30, 2021	$-	$-		$-	$-	$-	$67,490,211	$16,872,553	$-	$-	$-	$-	$(24,683,353)	$59,679,411

Please see accompanying Notes to the Unaudited Condensed Consolidated Financial Statements.

NRI REAL ESTATE INVESTMENT AND TECHNOLOGY, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine months ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(6,526,396)	$(7,861,534)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	4,643,130	4,537,449
Amortization of debt issuance costs	1,219,230	489,021
Changes in operating assets and liabilities:
Other assets	182,409	(124,879)
Prepaid expenses and other assets	(391,180)	(384,468)
Accounts payable	(1,674,606)	(911,384)
Accrued expenses and other liabilities	1,193,610	1,443,448
Net cash provided by operating activities	(1,353,803)	(2,812,347)
Cash flows from investing activities
Additions to real estate asset	(714,204)	(3,847,848)
Net cash used in investing activities	(714,204)	(3,847,848)
Cash flows from financing activities
Mortgage note proceeds	2,064,324	9,896,314
Debt issuance costs paid	-	(2,135,600)
Interest rate cap purchase	(1,830,000)	-
Contributions from members, net	110,000	102,253
Series A preferred dividends	(5,610)	-
Subscription Receivable	1,825,000	-
Syndication cost	(17,250)	-
Net cash provided by financing activities	2,146,464	7,862,967
Net increase in cash, restricted cash and cash equivalents	78,457	1,202,772
Cash, restricted cash and cash equivalents at beginning of period	4,608,920	3,909,291
Cash, restricted cash and cash equivalents at end of period	$4,687,377	$5,112,063

	Nine months ended September 30,
	2022	2021
Supplemental cash flow disclosure
Cash paid for interest	$4,575,995	$2,604,726
Non-cash investing and financing activities:
Interest capitalized in notes payable	$964,755	$3,265,200
Accounts payable, accrued expenses and due to affiliates included in real estate asset	$164,223	$632,333

Please see accompanying Notes to the Unaudited Consolidated Financial Statements.

NRI REAL ESTATE INVESTMENT AND TECHNOLOGY, INC. & SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

NRI Real Estate Investment and Technology, Inc., a Maryland corporation and formerly known as NRI Real Token, Inc. (the “Company”) was incorporated on June 2, 2021 for the initial purpose of owning, developing and managing THesis Miami, located at 1350 S. Dixie Highway, Coral Gables, Florida 33146. THesis Miami includes a hotel, apartments, retail (restaurants and shopping) units and a parking garage which we refer to herein as the Property or the real estate asset. The Company conducts substantially all of its business through its operating partnership, NRI Real Token, LP, a Delaware limited partnership (the “Operating Partnership”). Prior to November 19, 2021, the Property was owned and operated by 1350 S Dixie Holdings LLC (the “Property Owner”) which was acquired by the Operating Partnership on November 19, 2021 (the “Closing Date”). The Property Owner was formed on February 22, 2016. The Property Owner, through a wholly-owned subsidiary, 1350 S Dixie LLC (the “Prior Operating Company”), which was also formed February 22, 2016, entered into a real estate transaction through which it acquired land and a hotel during 2016 with the intent to develop the Property. On March 21, 2016, the Prior Operating Company purchased the land, building, furniture and equipment for $44,000,000 of which $21,500,000 was paid by obtaining a loan. The prior hotel operated until June 2, 2017 at which time the Property Owner demolished the existing building and commenced construction of the Property.

On July 9, 2021, the Company commenced an offering (the “Offering”) of up to $85,000,000 limited partnership units (the “OP Units”) in a private placement to qualified purchasers who meet the definition of “accredited investors,” as provided in Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). Upon election of the limited partner, subject to certain limitations, each OP Unit is convertible into one share of common stock of the Company, which, subject to the Company successfully establishing the required infrastructure, may be issued in the form of digital securities (distributed ledger shares) which are designated as NRI Real Estate Investment and Technology Security Tokens (the “Security Tokens”), or, at the election of the Company, cash in an equivalent value. Each Security Token, if issued, will represent one share of common stock of the Company. Pursuant to the Offering, which concluded on December 31, 2021, the Operating Partnership issued 7,742,309 OP Units resulting in gross offering proceeds of approximately $79.4 million. The net proceeds from the Offering, approximately $73 million, were used to redeem approximately $73 million of interests of 54 Madison Capital, LP (the “Investor Member”) and to pay corresponding closing costs.

The Company entered into an Amended and Restated Limited Partnership Agreement (the “Amended and Restated Partnership Agreement”) of the Operating Partnership, as of September 30, 2022, with NRI Real Token Thesis LLC, a Delaware limited liability company (“NRI Thesis”) and the limited partners of NRI Real Token LP, for the purpose of amending the Limited Partnership Agreement of NRI Real Token LP, dated November 19, 2021, as amended by the First Amendment to Limited Partnership Agreement on April 11, 2022 which designated a series of preferred units in the Operating Partnership (collectively, the “Original Partnership Agreement”), to (i) assign all the rights and obligations of NRI Thesis, as a general partner of the Operating Partnership, to the Company and convert the general partnership interest held by NRI Thesis into a limited partnership interest, and  (ii) redesignate the “Special GP Interest” (as such term is defined in the Original Partnership Agreement) as the “Special OP Units” as set forth in the Amended and Restated Partnership Agreement.  The effect of this amendment and restatement of the Original Partnership Agreement is to make the Company the sole general partner of the Operating Partnership with the full, complete and exclusive discretion of manage and control the business of the Operating Partnership. The Amended and Restated Partnership Agreement otherwise retains all material terms of the Original Partnership Agreement.

In accordance with ASC 810-10-15-Control (“ASC 810-10-15”), we evaluate each of our investments and contractual relationships to determine whether they meet the guidelines for consolidation. To determine if we are the primary beneficiary of a variable interest entity (“VIE”), we evaluate whether we have a controlling financial interest in that VIE. An enterprise is deemed to have a controlling financial interest if it has i) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance, and ii) the obligation to absorb losses of the VIE that could be significant to the VIE or the rights to receive benefits from the VIE that could be significant to the VIE. Control can also be demonstrated by the ability of a member to manage day-to-day operations, refinance debt and sell the assets of the partnerships without the consent of the other member and the inability of the members to replace the managing member.  Based on our examination, the Operating Partnership is funded with approximately 65% equity from an affiliate of the General Partner, NRI Real Token Thesis LLC. NRI Real Token Thesis LLC is controlled 100% by NRI Real Token Advisors LLC, and the Operating Partnership’s ultimate controlling parent entity is NRI Real Estate Investment and Technology, Inc. The amount of equity invested exceeds the amount of equity other limited partners and investors have contributed.

Under consolidation guidance, we have determined that our Operating Partnership is a variable interest entity because the holders of limited partnership interests do not have substantive kick-out rights or participating rights. Furthermore, we are the primary beneficiary of the Operating Partnership because we have the obligation to absorb losses and the right to receive benefits from the Operating Partnership and the exclusive power to direct the activities of the Operating Partnership. As of September 30, 2022 and December 31, 2021, the assets and liabilities of the Company and the Operating Partnership are substantially the same, as the Company does not have any significant assets other than its investment in the Operating Partnership.

Based on foregoing analysis, the Company considered ASC 810-10-15, and determined that the Company’s general partnership interest in NRI Real Token LP should be accounted for as a VIE, and as a result, the financials of NRI Real Token LP have been consolidated in accordance with ASC 810-10-15 and within the financials of the Company presented herein.

Basis of preparation

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) for interim financial information and with the general instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by US GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals), considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any future period. Accordingly, readers of these consolidated interim financial statements should refer to the Company’s audited financial statements prepared in accordance with US GAAP, and the related notes thereto, for the year ended December 31, 2021, which are included in the Company’s recent filing on Form 10 (and amendments thereto), as certain footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted from this report pursuant to the rules of the Securities and Exchange Commission.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, restricted cash, and cash equivalents

Restricted cash consists of cash held in accounts specifically for future payments of interest and real estate taxes, reserves for replacement of furniture, fixtures and equipment and tenant security deposits for the residential apartment leases.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated statements of cash flows at September 30, 2022 and 2021:

	9/30/2022	9/30/2021
Cash and cash equivalents	$2,067,700	$3,915,622
Restricted cash	2,619,677	1,196,441
Cash, restricted cash, and cash equivalents	$4,687,377	$5,112,063

Real estate asset, net

Costs associated with the acquisition, development, and construction of the Property were capitalized in accordance with Accounting Standards Codification (“ASC”) 970-360-25, Real Estate Project Costs. Such costs include the acquisition of the land, old building and construction in progress costs which include items such as land development, construction materials, construction labor and other project costs such as interest, insurance, real estate taxes, and legal fees.

Property and equipment, also included as part of the real estate asset, are recorded at cost, with depreciation being recognized over the assets’ estimated useful life on the straight-line basis as follows:

Years
Building and improvements	39
Furniture, fixtures and equipment	7

Expenditures for major improvements and betterments are capitalized and minor repairs and maintenance are charged to expense as incurred.

Income taxes

The Property Owner is organized as a limited liability company and has elected to be treated as a partnership for federal and state income tax purposes. Accordingly, the members of the Property Owner are taxed on their proportional share of the Property Owner’s taxable income (loss). Therefore, no provision for federal and state corporate income taxes has been included in these consolidated financial statements.

The Property Owner recognizes the tax benefits from uncertain tax positions that the entity has taken or expects to take on a tax return. In the unlikely event an uncertain tax position existed in which the Property Owner could incur income taxes, the Property Owner would evaluate whether there is a probability that the uncertain tax position taken would be sustained upon examination by a taxing authority. Reserves for uncertain tax positions would then be recorded if the Property Owner determined it is probable position would not be sustained upon examination.

As of September 30, 2022, the Company does not believe it has any uncertain tax positions that would result in the Company having a liability to the taxing authority. It is the Company’s policy to accrue any interest and penalties associated with its tax obligations when paid. There were no income tax related interest or penalties for the periods ended September 30, 2022 and 2021.

The Company is organized as a C Corp and the Operating Partnership is organized as a limited partnership. Jointly the Company and Operating Partnership form a REIT structure. The Company intends to elect REIT status for the 2022 tax year.

Revenue recognition

Upon completion of construction in June 2020, the Company (through the Property Owner) began generating revenues from the real estate asset. The primary sources of revenue include room and food and beverage revenue from the Company’s hotel and restaurants and rental income from the Property Owner’s residential apartments and retail space.

Rooms revenue represents revenue from the occupancy of our hotel rooms, which is driven by the occupancy and average daily rate charged. Rooms revenue includes revenue from guest no-shows, daily use, and early/late departure fees. The contracts for room stays with customers are generally short in duration and revenues are recognized as services are provided over the course of the hotel stay at the daily transaction price agreed under the contract.

Food and beverage revenue consists of revenue from the restaurants and lounges, in room dining and mini bars revenue, and banquet/catering revenue from group and social functions. Payment of the transaction price is due immediately when the customer purchases the goods and services. Therefore, revenue is recognized at a point in time when the physical possession has transferred to the customer.

Residential rental and other property income is recognized over the term of the tenant leases, which is generally for 12 months, when collectability is probable and the tenant has taken possession or controls the physical use of the lease asset. Lease incentives to secure new tenants are recognized as they are incurred given the short-term nature of the related lease arrangements. Reimbursements from tenants for utilities and shared expenses are recognized as revenue and are included in rental and other property income in the period the expenses are incurred, with the corresponding expenses included in residential property operating expenses. Additionally, nonrefundable lease application and administrative fees are recognized as they are earned.

Parking revenue consists of transient self-parking, month-to-month rentals and valet parking. For transient self-parking and valet parking, revenue is recognized at a point in time at the respective transaction price once services are completed. For month-to-month rentals, revenue is recognized over time based on the terms of the rental agreement.

Other revenue primarily includes rental income from certain retail leases which is recognized over the term of the respective lease agreement.

Debt issuance costs

Cost incurred to acquire debt are recorded as a reduction against the notes payable. Amortization of debt issuance costs is calculated using the straight-line method over the term of the notes payable. Amortization expense during development of the Property was included in the real estate asset on the consolidated balance sheet. Upon the Property being placed into service in June 2020, amortization expense is included in interest expense on the consolidated statements of operations.

Description of Securities

The Company is authorized to issue 490,000,000 shares of common stock, $0.01 par value per share (“common stock”), and 10,000,000 shares of preferred stock, $0.01 par value per share (“preferred stock”). The charter authorizes the board of directors, with the approval of a majority of the entire board and without any action on the part of stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock that the Company is authorized to issue or the number of authorized shares of any class or series of stock of the Company. As of November 14, 2022, 8,000 shares of common stock, 110 shares of Series A Preferred Stock and no shares of any other class or series of stock of the Company are issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.

Shares Outstanding consist of the following at September 30, 2022 and September 30, 2021:

	9/30/2022			9/30/2021
	Shares Authorized	Shares Issued	Book Value per Share	Shares Authorized	Shares Issued	Book Value per Share
Series A Preferred Stock	10,000,000	110	$1,000	-	-	$-
(par value $0.01)
Common Stock	490,000,000	8000	$12.50	-	-	$-
(par value $0.01)
Weighted Average Shares	500,000,000	8110	$25.89	-	-	$-

The Company has not presented earnings (loss) per share on the accompanying statements of operations as such information is not meaningful.

Series A Preferred Stock has the following rights and privileges:

●	The shares of Series A Preferred Stock are senior to all classes and series of the Company’s stock, including shares of common stock of the Company.

●	Dividends on outstanding shares of Series A Preferred Stock accrue on a daily basis at the rate of 12.0% per annum, and will be cumulative from and including the date of issuance. Dividends on the shares of Series A Preferred Stock are be payable semiannually, in arrears, on June 30 and December 31 of each year, when, as and if authorized by the board of directors of the Company and declared by the Company.

●	The holders of shares of Series A Preferred Stock will not be entitled to vote in the election of directors or on any other matters submitted to the Company’s stockholders.

●	The Company’s outstanding shares of Series A Preferred Stock are subject to redemption, in whole or in part, at any time, upon notice by the Company to the record holder of the shares of Series A Preferred Stock to be redeemed.

●	In the event of any voluntary or involuntary liquidations, dissolution or winding up of the Company’s affairs, the holders of outstanding shares of Series A Preferred Stock will be entitled to be paid, out of the Company’s assets legally available for distribution, a liquidation preference per share of Series A Preferred Stock equal to $1,000 plus the amount of accrued and unpaid dividends.

●	Series A Preferred Stock is not convertible.

On April 11, 2022 the Board of Directors authorized the issuance of up to 7,000 shares of Common Stock to U.S. persons, selected by NRI Real Token Advisors LLC, in exchange for cash consideration of not less than $12.50 per share. On the date of the board resolution, 6,960 common shares were issued for $87,000. The total common shares outstanding after this transaction was 8,000.

New Accounting Pronouncement

In March 2020, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2020-4, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting and in January 2021, the FASB issued 2021-01, Reference Rate Reform (Topic 848), Scope, which further clarified the scope of the reference rate reform optional practical expedients and exceptions outlined in Topic 848. As a result of identified structural risks of interbank offered rates, in particular, the London Interbank Offered Rate (LIBOR), reference rate reform is underway to identify alternative reference rates that are more observable or transaction based. The update provides guidance in accounting for changes in contracts, hedging relationships, and other transactions as a result of this reference rate reform. The optional expedients and exceptions contained within these updates, in general, only apply to contract amendments and modifications entered into prior to January 1, 2023. The provisions of these updates that will most likely affect our financial reporting process related to modifications of contracts with lenders and the related hedging contracts associated with each respective modified borrowing contract. In general, the provisions of these updates would impact the Company by allowing, among other things, the following:

●	Allowing modifications of debt contracts with lenders that fall under the guidance of ASC Topic 470 to be accounted for as a non- substantial modification and not be considered a debt extinguishment.

●	Allowing a change to contractual terms of a hedging instrument in conjunction with reference rate reform to not require a designation of the hedging relationship.

●	Allowing a change to the interest rate used for margining, discounting, or contract price alignment for a derivative that is a cash flow hedge to not be considered a change to the critical terms of the hedge and will not require a designation of the hedging relationship.

2.	LIQUIDITY

The Company incurred a net loss of $6.5 million for the nine months ended September 30, 2022. On May 10, 2021, the Company entered into two new loan agreements with Starwood Property Mortgage, the details of which are discussed in Note 4. From inception through September 30, 2022, the Company had borrowed approximately $143.4 million to fund construction of the Property, with approximately $6.5 million remaining availability on its existing credit facilities as of September 30, 2022. See Note 4 for details of notes payable.

3.	REAL ESTATE ASSET, NET

Real estate asset, net is recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful life of up to 39 years for buildings and improvements, two to seven years for furniture, fixtures and equipment. We are required to make subjective assessments as to the useful lives of our real estate asset for purposes of determining the amount of depreciation to record on an annual basis with respect to our real estate asset. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our real estate asset, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

Based on the occurrence of certain events or changes in the circumstances, we review the recoverability of the real estate asset’s carrying value. Such changes in circumstances include the following:

●	a significant change in the market price of a long-lived asset,

●	a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition,

●	a significant change in legal factors or in the business climate that could affect the value of the long-lived asset, including an adverse action or assessment by a regulator,

●	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset,

●	a current period operating or cash flow loss with a history of operating or cash flow losses or a projection of forecast that demonstrates continuing losses associated with the use of the long-lived asset, and

●	a current expectation that, it is more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

We review our real estate asset on an on-going basis to evaluate the existence of any of the aforementioned events or changes in circumstances that would require us to test for recoverability. In general, our review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the asset’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value expected, as well as the effects of hotel demand, competition and other factors. Other assumptions used in the review of recoverability include the holding period and the expected terminal capitalization rate. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our real estate asset.

	9/30/2022	12/31/2021
Land	$38,000,000	$38,000,000
Building and improvements	151,398,064	150,144,295
Furniture, fixtures and equipment	16,071,361	15,561,666
	205,469,425	203,705,961
Less: accumulated depreciation	(13,863,983)	(9,220,853)
Real estate asset, net	$191,605,442	$194,485,108

4.	NOTES PAYABLE

Notes Payable consist of the following at September 30, 2022 and December 31, 2021:

	9/30/2022	12/31/2021
Senior Loan	$111,135,857	$108,788,319
Mezzanine Loan	32,265,249	31,583,706
Less: unamortized debt issuance costs	(3,062,311)	(4,281,539)
Notes payable, net of debt issuance costs	$140,338,795	$136,090,486

On May 10, 2021, the Prior Operating Company, a subsidiary of the Property Owner at the time, entered into a new loan agreement (the “Senior Loan”) with Starwood Property Mortgage SUB-12-A, LLC to borrow a principal sum of $116.3 million, of which $107.6 million was advanced at closing. Subsequent to closing on May 10, 2021, the Senior Loan was split into two notes through a Note Severance and Splitter Agreement with Starwood Property Mortgage SUB-12-A: (i) Promissory Note A-1 with a principal sum of $107.6 million and (ii) Promissory Note A-2 with a principal sum of $8.7 million (combined as the “Senior Loan”). The Senior Loan has an initial maturity date of May 9, 2024.

Additionally on May 10, 2021, 1350 S Dixie Mezz Borrower (“Mezz Borrower”), a subsidiary of the Property Owner at the time, closed on a promissory note (the “Mezz Loan A-1”) with Starwood Property Mortgage SUB-12-A, LLC to borrow a principal sum of $31.2 million and a promissory note (the “Mezz Loan A-2”) with Starwood Property Mortgage SUB-12-A, LLC to borrow a principal sum of $2.5 million. Mezz Loan A-1 and Mezz Loan A-2 combined are recorded on the financials as one loan (the “Mezz Loan”) for a total principal sum of $33.8 million of which $31.2 million was advanced at closing. Mezzanine Loan has an initial maturity date of May 9, 2024.

On November 19, 2021, the Senior Loan and Mezz Loan were amended and restated, to, among other things, permit the restructuring of the Company’s corporation structure. In addition, February 14, 2022, the loan agreements were amended to, among other things, allow for distributions of cash and shares by the Company to permit compliance with applicable tax rules. Until certain cash flow tests are met, annual cash distributions will be capped at $150,000 per year while distributions of Company shares will be capped at $600,000, permitting a combined distribution of $750,000 per annum.

On September 20, 2022, the Company and the Lender amended the Senior Loan and Mezz Loan to, among other things, change the benchmark for the interest rate calculation from one month USD London Inter-Bank Offered Rate (“LIBOR”) to the one month term Secured Overnight Financing Rate (“SOFR”) (i) in anticipation of the planned phasing out of the LIBOR benchmark rate in 2023, and (ii) to modify the interest rate cap requirements in an effort to minimize the impact of the cap purchases on the Company’s cash balances. The Senior Loan spread was changed from 2.25% to 2.35%. The Mezzanine Loan spread was changed from 11.23889% to 11.33889%, reflecting the historic difference between SOFR and LIBOR. As part of the loan amendments, the Company was able to negotiate a higher strike price of its interest rate cap rates at 3.15%, and a reduced term of one year, both of which had the effect of reducing the upfront cash outlay required to purchase the interest rate caps.

Additionally, on September 22, 2022, the Senior Loan Borrower and Mezz Borrower purchased two interest rate caps from Goldman Sachs Bank USA, one each for the Senior Loan and Mezz Loan. Both interest rate caps have a maturity of October 9, 2023, with notional values of $116,250,000 and $33,750,000, respectively, and a strike rate of 3.15%. The purpose of the interest rate caps is to protect the Mezz Borrower and Senior Loan Borrower from increases in the benchmark interest rate until October 9, 2023. The cost of the interest rate cap for the Senior Loan and Mezz Loan was $1,420,000 and $410,000, respectively.

As of September 30, 2022 the Senior Loan had a principal balance of $111.1 million compared to a principal balance on December 31, 2021 of $108.8 million for the Senior Loan prior to the refinancing. The Mezz Loan had a principal balance of $32.3 million as of September 30, 2022 compared to a principal balance on December 31, 2021 of $31.6 million for the Mezz Loan prior to refinancing.

Aggregate interest expense related to the loans was approximately $2.4 million and $5.7 million for the three and nine month periods ended September 30, 2022, respectively, and approximately $2.0 million and $6.3 million for the three and nine month periods ended September 30, 2021, respectively.

Other

In connection with obtaining the prior Senior and Mezz Loans, the Prior Operating Company and Mezz Borrower incurred $3.25 million of debt issuance cost, which have been deferred and have been amortized fully upon refinancing of the loans in May 2021. In connection with the refinancing of the loans, the Prior Operating Company and Mezz Borrower, incurred an additional $2.24 million of debt issuance cost during the year ended December 31, 2021. The Company incurred an additional $2.58 million of financing costs in connection with the acquisition of the Property, which have been capitalized and are included in deferred loan costs. Amortization expense of debt issuance costs incurred totaled $406,998 and $1.2 million for the three and nine month periods ended September 30, 2022, respectively, and $186,701 and $489,021 for the three and nine month periods ended September 30, 2021, respectively.

5.	RELATED PARTY TRANSACTIONS

The development activities of the Company are conducted by a related party, NP International USA, LLC in exchange for a development management fee. This development fee is payable in installments between the initial funding received by the Property Owner through 30 days after the scheduled project completion date. The development management fee is 5% of base hard cost as outlined in the Limited Liability Company agreement of the Property Owner, of which 44.5% is paid to a member in exchange for consulting services. There were no charges for the development management fee for the three and nine month periods ended September 30, 2022 and September 30, 2021. There were no amounts payable for the development management fee at September 30, 2022 and December 31, 2021.

The construction management activities of the Company are conducted by a related party, NRI Construction LLC, in exchange for construction management fee. This fee is payable in installments between the effective date of the commencement of the construction project through the scheduled project completion date. Charges for the construction management fee totaled approximately $30,000 and $110,000 for the three and nine month periods ended September 30, 2022, respectively, and $30,000 and $39,280 for the three and nine month periods ended September 30, 2021, respectively. Amounts payable for the construction management fee at September 30, 2022 and December 31, 2021 were $10,000 and $30,000, respectively.

The day to day operations and activities of the Company are conducted by a related party, NRI Real Token Advisors, LLC (the “Advisor”), in exchange for an advisory fee. This fee is payable on a monthly basis in arrears based on the total gross revenue of the Property. Charges for the advisory fee totaled $79,973 and $261,309 for the three and nine month periods ended September 30, 2022, respectively. There were no advisory fee charges for the three and nine month periods ended September 30, 2021. There were $0 charges payable for the advisory fee at September 30, 2022 and December 31, 2021. Additionally, the Advisor is reimbursed for operational expenses by the Company. This includes, but is not limited to, salary and wage reimbursement, travel and supplies. Reimbursements for the Advisor totaled $69,097 and $196,644.32 for the three and nine month periods ended September 30, 2022, respectively, and $0 for the three and nine month periods ended September 30, 2021. There were $13,243 charges payable to the Advisor for reimbursements at September 30, 2022 and $0 at December 31, 2021.

The food and beverage (F&B) management activities of the hotel and restaurants at the Property are conducted by a related party, Alpareno Restaurant Group, LLC (see note 7), in exchange for F&B management fee and incentive fee. The management fee is payable monthly in arrears with the incentive fee payable annually. Charges for the F&B management fee totaled $114,210 and $342,570 for the three and nine month periods ended September 30, 2022, respectively, and $77,600 and $182,363 for the three and nine month periods ended September 30, 2021, respectively. Amount payable for the F&B management fee at September 30, 2022 and December 31, 2021 totaled approximately $46,856 and $0, respectively. These fees are included in due to affiliates on the consolidated balance sheets.

The facilities management for the Property are administered through the Shared Facilities Management Agreement (the “Shared Facilities Agreement”) with NPI Management, Inc. (“NPI Management”), an affiliate of the Operating Partnership. NPI Management performs certain management, maintenance and other administrative duties required to be performed under the Declaration of Covenants, Restrictions and Easements for the property. NPI Management does not receive a management fee for its services, but is reimbursed for costs including “burden on labor” and overhead. The Shared Facilities Management Agreement had an initial term ending on February 1, 2021 and automatically renews for one year periods unless otherwise terminated by the parties. The Shared Facilities Management Agreement was automatically extended at the end of the initial term. Each of the Property Owner and NPI Management may terminate the Shared Facilities Management Agreement without cause with 30-days’ notice. Reimbursements for NPI Management totaled $240,914 and $792,145 for the three months and nine months ended September 30, 2022, respectively, and $974,691 and approximately $2.2 million for the three months and nine months ended September 30, 2021, respectively. Amount payable to NPI Management for reimbursements at September 30, 2022 and December 31, 2021 totaled $9,710 and $21,703, respectively, and are included in due to affiliates on the consolidated balance sheets.

The Company also incurs costs during the normal course of development from various transactions with affiliates. For the periods ended September 30, 2022 and December 31, 2021, the Company owed approximately $9,791 and $4,074 respectively, to affiliates for expenses reimbursed and miscellaneous costs.

The fees discussed above were included in construction in progress during the period the Property was under construction.

As of December 31, 2021, the Company had $1,825,000 outstanding member contribution receivable which were received in January and February of 2022.

6.	CONCENTRATION OF RISK

Cash and cash equivalents

The Company, in the normal course of business, maintains checking and savings account balances that may exceed the FDIC insurance coverage limit.

7.	COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company and its consolidated subsidiaries are subject to certain claims and complaints that arise during the ordinary course of business. The Company is not aware of any claims or complaints that would have a significant effect on the financial position or results of operations of the Company if disposed of unfavorably.

Hotel Management Agreement

In November 2019, the Prior Operating Company entered into a Hotel Management Agreement (the “Management Agreement”) with a Hotel Management Company (the “Manager”) for an initial term of 10 years, commencing on the opening of the hotel at the Property. For services rendered as defined by the Management Agreement, the Manager will earn a base fee equal to the sum of (i) 3% of total revenues and (ii) 1% of food and beverage (“F&B”) area income, as defined within the Management Agreement. Additionally, the Manager is entitled to an annual incentive fee in the event that the net operating income, as defined, exceeds the projected net operating income set forth within each fiscal years approved budget. The aggregate of the base fees and incentive fees payable to the Manager in any given fiscal year may not exceed 5% of the sum of total revenues and F&B area income. The Manager was paid $105,653 and $347,479 for the three month and nine month periods ended September 30, 2022, respectively. The Manager was paid $85,098 and $228,956 for the three month and nine month periods ended September 30, 2021, respectively, per the Management Agreement. The manager was paid $0 for the incentive fee over those same periods.

Leasing Property Management Agreement

In July 2019, the Prior Operating Company became party to a Residential Property Management Agreement (the “Residential Agreement”) with Gables Residential Services, Inc. (the “Property Manager”) for the residential portion of the project. For services rendered as defined within the Residential Agreement, the Property Manager earns a fee equal to the greater of (i) 3% of gross receipts or (ii) $10,000 until the property reaches stabilization, defined as 93% occupancy of all leasable units. Upon stabilization, the Property Manager earns a fee equal to the greater of (i) 3% of gross receipts or (ii) $12,000. In no event shall the Property Manager earn more than 4% of gross receipts. The Property Manager was paid $71,681 and $193,902 for the three and nine month periods ended September 30, 2022, respectively, and $55,839 and $150,377 for the three and nine month periods ended September 30, 2021, respectively, per the Residential Agreement.

REIT Lease Agreement

On November 9, 2021, the Prior Operating Company (the “Lessor”) entered a REIT Lease Agreement (the “Lease”) with NRI Real Token Tenant, LLC (the “Lessee”), a wholly owned subsidiary of the Company, for the Lessor’s interest in the hotel. The Lease term is 3 years from the commencement date. The Lease terms require annual base rent of $1.5 million, payable in twelve (monthly) installments and Percentage Rent for Rooms Revenue greater than $8.0 million and F&B Revenue greater than $9.5 million.

Food& Beverage Agreement

On March 1, 2021, the Prior Operating Company (the “Owner”) entered into a Food and Beverage Management Agreement (the “F&B Management Agreement”) with Alpareno Restaurant Group, LLC (the “F&B Manager”) for a term of 5 years. For services rendered as defined by the F&B Management Agreement, the F&B Manager will earn a base fee equal to 4% of Operating Revenue. Additionally, the F&B Manager is entitled to an annual incentive fee equal to 15% of Net Profit(s). The F&B Manager was paid $101,493 and $401,509 for the three and nine month periods ended September 30, 2022, respectively, and $265,673 for both the three and nine month periods ended September 30, 2021 for the management fee.

Parking Facilities Management Agreement

On July 12, 2019, the Property Owner entered into a three-year Parking Facilities Management Agreement with Legacy Parking Company, LLC (“Legacy”). Legacy provides 24/7 operational and management services for the parking facility at the Property, including the preparation of annual budgets and the collection of parking revenues. The Property Owner pays Legacy a base, annual management fee of $15,000, paid in monthly installments, as well as an incentive management fee equal to 9.5% of the net operating income of the parking facility (generally, parking revenues minus operating expenses) in excess of (a) $500,000 for the first year and (b) $600,000 for the remainder of the term subject to a cap of 4% of the annual parking revenues. The agreement automatically renews for one-year terms unless otherwise terminated by either party. Each of Property Owner and Legacy may terminate the agreement with a 30-days’ notice (in the case of Property Owner) and a 60-days’ notice (in the case of Legacy). Legacy was paid $3,750 and $13,352 for the three and nine month periods ended on September 30, 2022, respectively, and $3,750 and $11,250 for the three and nine month period ended September 30, 2021, respectively, per the Parking Facilities Management Agreement.

Shared Facilities Management Agreement

On May 28, 2020, Property Owner entered into a Shared Facilities Management Agreement effective as of February 1, 2020, with NPI Management, Inc. (“NPI Management”), an affiliate of the Operating Partnership, for the Paseo de la Riviera project. NPI Management performs certain management, maintenance and other administrative duties required to be performed under the Declaration of Covenants, Restrictions and Easements for the property. NPI Management does not receive a management fee for its services, but is reimbursed for costs including “burden on labor” and overhead. The Shared Facilities Management Agreement had an initial term ending on February 1, 2021 and automatically renews for one year periods unless otherwise terminated by the parties. The Shared Facilities Management Agreement was automatically extended at the end of the initial term. Each of the Property Owner and NPI Management may terminate the Shared Facilities Management Agreement without cause with 30-days’ notice. Reimbursements for NPI Management totaled $240,914 and $792,145 for the three and nine month periods ended September 30, 2022, respectively, and $974,691 and $2.2 million for the three and nine month periods ended September 30, 2021, respectively.

8.	COVID-19

On January 30, 2020, the world health organization announced a global health emergency because of a new strain of coronavirus originated in Wuhan, China (the “Covid-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the world health organization classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report. Therefore, should this matter continue for an extended period of time, it could negatively impact our business, results of operations, and financial position, however, the related financial impact cannot be reasonably estimated at this time. Management is actively monitoring the global situation and its effect on the Company’s financial condition, liquidity, operations, suppliers, industry, and workforce.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (“CARES”) act was enacted and signed into law. Management has evaluated the provisions of the act and does not believe the act will have a material impact on the Company.

NRI REAL ESTATE INVESTMENT AND TECHNOLOGY, INC. & SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

517 Route One, Suite 4103 Iselin, NJ 08830 (732) 781-2712 Berkower.io

To the Shareholders and Board of Directors of

NRI Real Estate Investment and Technology, Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of NRI Real Token LP and its Subsidiaries as of December 31, 2021, and the related consolidated statement of operations, changes in partners’ interest and cash flows for the year then ended, and the related notes, and we have audited the accompanying consolidated balance sheet of 1350 S Dixie Holdings LLC and its Subsidiaries as of December 31, 2020, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the year ended December 31, 2020, and the related notes (together the “Company” and collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Real Estate Asset, net

As discussed in Note 1 to the Company’s consolidated financial statements, real estate asset, net is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of up to 39 years for buildings and improvements. The Company is required to make subjective assessments as to the useful lives of its real estate assets for purposes of determining the amount of depreciation to record on an annual basis with respect to its real estate assets. These assessments have a direct impact on net income or loss.

We identified the assessment of the useful lives of real estate assets as a critical audit matter.

Significant auditor judgment was required to evaluate certain key assumptions, specifically, the judgments related to the Company’s estimated depreciation period for its properties. Changes in the key assumptions could have a significant impact on the determination of recoverability of the carrying value of the Company’s investments in real estate assets.

The following are the primary procedures we performed to address this critical audit matter. We inquired of Company officials and evaluated indications of: significant adverse changes in the extent or manner in which long-lived assets are being used or in their physical condition; significant changes in legal factors; we also evaluated the possibility that real estate assets would be sold significantly before the end of their previously estimated useful lives.

/s/ Berkower LLC

We have served as the Company’s auditor since 2021

Iselin, New Jersey

April 15, 2022

NRI REAL ESTATE INVESTMENT AND TECHNOLOGY, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$3,275,484	$1,624,123
Restricted cash	1,333,436	2,285,168
Other Assets	651,181	650,955
Prepaid expenses and other assets	419,365	346,528
Real estate asset, net	194,485,108	198,497,980
Total assets	$200,164,575	$203,404,754
Liabilities and partners’ interest/members’ equity
Accounts payable	$2,391,880	$7,650,391
Accrued expenses and other liabilities	2,790,049	1,608,455
Notes payable, net of debt issuance costs	136,090,486	126,040,291
Due to affiliates	4,074	120,780
Total liabilities	141,276,489	135,419,917
Partners’ interest/Members’ equity	58,888,086	67,984,837
Total liabilities and partners’ interest/members’ equity	$200,164,575	$203,404,754

Please see accompanying Notes to the Consolidated Financial Statements.

NRI REAL ESTATE INVESTMENT AND TECHNOLOGY INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2021	2020
Revenue:
Hotel and restaurants revenue:
Rooms	$7,864,114	$693,003
Food and beverage	8,474,361	1,569,497
Other hotel revenue	18,982	-
Total hotel and restaurants revenue	16,357,457	2,262,500
Residential rental and other property income	6,976,005	2,001,329
Parking	1,181,058	182,547
Other revenue	398,630	119,075
Total revenue	24,913,150	4,565,451
Operating expenses:
Hotel and restaurants operating expenses	15,353,945	5,048,412
Residential property operating expenses	3,630,109	1,902,640
Parking operating expenses	815,852	328,620
Other operating expenses	1,435,358	402,742
Depreciation expense	6,050,759	3,170,094
Total operating expenses	27,286,023	10,852,508
Loss from operations	(2,372,873)	(6,287,057)
Other income (expense):
Interest income	65	910
Interest expense	(8,642,249)	(4,835,211)
Total other income (expense)	(8,642,184)	(4,834,301)
Net loss	$(11,015,057)	$(11,121,358)

Please see accompanying Notes to the Consolidated Financial Statements.

NRI REAL ESTATE INVESTMENT AND TECHNOLOGY INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS EQUITY/PARTNERS INTEREST

	54M 1350 S Dixie Hwy LLC	NPI South Dixie, LLC	NRI Real Token, LP	Total
Members’ equity at December 31, 2019	$56,601,438	$13,544,766	$-	$70,146,204
Contributions	7,167,993	1,791,998		8,959,991
Net loss	(8,897,086)	(2,224,272)		(11,121,358)
Members’ equity at December 31, 2020	$54,872,345	$13,112,492	$-	$67,984,837
Contributions	1,582,116	395,529	79,422,000	81,399,645
Draws	(1,937,229)	(484,307)		(2,421,536)
Subscriptions receivable			(1,825,000)	(1,825,000)
Syndication cost			(2,625,070)	(2,625,070)
Partnership/Membership Reorganization	25,492,047	(11,234,579)	(14,257,468)	-
Purchase of Members’ Equity	(72,658,333)	48,601		(72,609,732)
Net loss	(7,350,945)	(1,837,736)	(1,826,375)	(11,015,057)
Partners’ Interest at December 31, 2021	$-	$-	$58,888,086	$58,888,086

Please see accompanying Notes to the Consolidated Financial Statements.

NRI REAL ESTATE INVESTMENT AND TECHNOLOGY INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(11,015,057)	$(11,121,358)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	6,050,759	3,170,094
Amortization of debt issuance costs	776,055	513,816
Changes in operating assets and liabilities:
Other Assets	(619,273)	(398,326)
Accounts payable	1,124,616	863,338
Accrued expenses and other liabilities	1,163,904	1,597,422
Net cash used in operating activities	(2,518,996)	(5,375,014)
Cash flows from investing activities
Additions to real estate asset	(8,519,964)	(16,777,086)
Net cash used in investing activities	(8,519,964)	(16,777,086)
Cash flows from financing activities
Mortgage note proceeds	14,049,075	17,492,544
Debt issuance costs paid	(4,774,935)	-
Contributions from partners and members, net	77,699,253	8,413,847
Syndication cost	(2,625,070)
Purchase of Members Equity	(72,609,732)
Net cash provided by financing activities	11,738,590	25,906,391
Net increase (decrease) in cash, restricted cash and cash equivalents	699,630	3,754,291
Cash, restricted cash and cash equivalents at beginning of year	3,909,291	155,000
Cash, restricted cash and cash equivalents at end of year	$4,608,920	$3,909,291

	Year Ended December 31,
	2021	2020
Supplemental cash flow disclosure
Cash paid for interest	$7,458,386	$3,618,524
Non-cash investing and financing activities:
Interest capitalized in notes payable	$2,554,378	$4,056,327
Amortization of debt issuance costs included in real estate asset	$780,293	$506,558
Change in fair value of interest rate cap agreement included in real estate asset	$-	$4,508
Accounts payable, accrued expenses and due to affiliates included in real estate asset	$6,482,143	$6,561,861

Please see accompanying Notes to the Consolidated Financial Statements.

NRI REAL ESTATE INVESTMENT AND TECHNOLOGY INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

NRI Real Estate Investment and Technology, Inc. (f/k/a NRI Real Token, Inc.), a Maryland corporation (the “Company”) was incorporated on June 2, 2021 for the initial purpose of owning, developing and managing THesis Miami, located at 1350 S. Dixie Highway, Coral Gables, Florida 33146. THesis Miami includes a hotel, apartments, retail (restaurants and shopping) units and a parking garage (the “Property” or “the real estate asset”). The Company conducts substantially all of its business through its operating partnership, NRI Real Token, LP, a Delaware limited partnership (the “Operating Partnership”). Prior to November 19, 2021, the Property was owned and operated by 1350 S Dixie Holdings LLC (the “Property Owner”) which was acquired by the Operating Partnership on November 19, 2021 (the “Closing Date”). The Property Owner was formed on February 22, 2016. The Property Owner, through a wholly-owned subsidiary, 1350 S Dixie LLC (the “Prior Operating Company”), which was also formed February 22, 2016, entered into a real estate transaction through which it acquired land and a hotel during 2016 with the intent to develop the Property. On March 21, 2016, the Prior Operating Company purchased the land, building, furniture and equipment for $44,000,000 of which $21,500,000 was paid by obtaining a loan. The prior hotel operated until June 2, 2017 at which time the Property Owner demolished the existing building and commenced construction of the Property.

On the Closing Date, the Property and Property Owner were transferred into the Operating Partnership. Simultaneous with this transfer, the Operating Partnership redeemed the interest in the Property Owner of 54 Madison Capital, LP (the “Investor Member”) for cash. NPI South Dixie, LLC (the “Managing Member”) contributed its interest in the Prior Operating Company, at a value of $17,356,860, to the Operating Partnership in exchange for limited partnership units. The controlling members of the Prior Operating Company and the Managing Member, ultimately Charles D. Nolan Jr., Brentley Reynolds and Timothy O’Neill, continue to control the Company through their equity ownership in the Company as well as their positions as directors and executive officers of the Company.

The financials included herein for the periods prior to the Closing Date are those of the Property Owner.

The transaction on the Closing Date was a reorganization of entities under common control due to the continued control of Messrs. Nolan, Reynolds and O’Neill. This transaction is excluded from ASC 805 as a transfer and exchange between entities that are under common control as referenced in ASC 805-50-15-6. Management believes the Property Owner’s financial statements for periods prior to the Closing Date accurately reflect the financial performance of the Property with continued operations following the Closing Date that are incorporated into the Company after that date. Disclosures related to additional expenses, including additional Company and Operating Partnership expenses related to the new structure, as well as Related Party expenses, that may not have been charged and included in the Property financials statements, prior to the Closing Date, have been included in the Company financial statements and notes included herein.

On July 9, 2021, the Company commenced an offering (the “Offering”) of up to $85,000,000 limited partnership units (the “OP Units”) in a private placement to qualified purchasers who meet the definition of “accredited investors,” as provided in Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). Upon election of the limited partner, subject to certain limitations, each OP Unit is convertible into one share of common stock of the Company, which may be held in certificated form, uncertificated form or in the form of digital securities (distributed ledger shares) which are designated as NRI Real Estate Security Tokens (the “Security Tokens”), or, at the election of the Company, cash in an equivalent value. Each Security Token will represent one share of common stock of the Company. Pursuant to the Offering, which concluded on December 31, 2021, the Operating Partnership issued 7,742,309 OP Units resulting in gross offering proceeds of approximately $79.4 million. The net proceeds from the Offering, approximately $73 million, were used to redeem approximately $73 million of interests of the Investor Member and to pay corresponding closing costs.

Basis of preparation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, restricted cash, and cash equivalents

Restricted cash consists of cash held in accounts specifically for future payments of interest and real estate taxes, reserves for replacement of furniture, fixtures and equipment.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated statements of cash flows at December 31, 2021 and 2020:

	12/31/2021	12/31/2020
Cash and cash equivalents	$3,275,484	$1,624,123
Restricted cash	1,333,436	2,285,168
Cash, restricted cash, and cash equivalents	$4,608,920	$3,909,291

Real estate asset, net

Costs associated with the acquisition, development, and construction of the Property were capitalized in accordance with Accounting Standards Codification (“ASC”) 970-360-25, Real Estate Project Costs. Such costs include the acquisition of the land, old building and construction in progress costs which include items such as land development, construction materials, construction labor and other project costs such as interest, insurance, real estate taxes, and legal fees.

Property and equipment, also included as part of the real estate asset, are recorded at cost, with depreciation being recognized over the assets’ estimated useful life on the straight-line basis as follows:

Years
Building and improvements	39
Furniture, fixtures and equipment	7

Expenditures for major improvements and betterments are capitalized and minor repairs and maintenance are charged to expense as incurred.

Income taxes

The Property Owner is organized as a limited liability company and has elected to be treated as a partnership for federal and state income tax purposes. Accordingly, the members of the Property Owner are taxed on their proportional share of the Property Owner’s taxable income (loss). Therefore, no provision for federal and state corporate income taxes has been included in these consolidated financial statements.

The Property Owner recognizes the tax benefits from uncertain tax positions that the entity has taken or expects to take on a tax return. In the unlikely event an uncertain tax position existed in which the Property Owner could incur income taxes, the Property Owner would evaluate whether there is a probability that the uncertain tax position taken would be sustained upon examination by a taxing authority. Reserves for uncertain tax positions would then be recorded if the Property Owner determined it is probable position would not be sustained upon examination.

As of December 31, 2021, the Property Owner does not believe it has any uncertain tax positions that would result in the Property Owner having a liability to the taxing authority. It is the Property Owner’s policy to accrue any interest and penalties associated with its tax obligations when paid. There were no income tax related interest or penalties for the years ended December 31, 2021 and 2020.

The Company is organized as a C Corp for federal income tax purposes and the Operating Partnership is organized as a limited partnership. Jointly, the Company and Operating Partnership form an UPREIT structure. The Company intends to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), beginning with the taxable year ending December 31, 2022. As of December 31, 2021, neither the Company nor the Operating Partnership believe it has any uncertain tax positions that would result in the Company or Operating Partnership having a liability to the taxing authority.

Revenue recognition

Upon completion of construction in June 2020, the Company (through the Property Owner) began generating revenues from the real estate asset. The primary sources of revenue include room and food and beverage revenue from the Company’s hotel and restaurants and rental income from the Property Owner’s residential apartments and retail space.

Rooms revenue represents revenue from the occupancy of our hotel rooms, which is driven by the occupancy and average daily rate charged. Rooms revenue includes revenue from guest no-shows, daily use, and early/late departure fees. The contracts for room stays with customers are generally short in duration and revenues are recognized as services are provided over the course of the hotel stay at the daily transaction price agreed under the contract.

Food and beverage revenue consists of revenue from the restaurants and lounges, in room dining and mini bars revenue, and banquet/catering revenue from group and social functions. Payment of the transaction price is due immediately when the customer purchases the goods and services. Therefore, revenue is recognized at a point in time when the physical possession has transferred to the customer.

Residential rental and other property income is recognized over the term of the tenant leases, which is generally for 12 months, when collectability is probable and the tenant has taken possession or controls the physical use of the leased asset. Lease incentives to secure new tenants are recognized as they are incurred given the short term nature of the related lease arrangements. Reimbursements from tenants for utilities and shared expenses are recognized as revenue and are included in rental and other property income in the period the expenses are incurred, with the corresponding expenses included in residential property operating expenses. Additionally, nonrefundable lease application and administrative fees are recognized as they are earned.

Parking revenue consists of transient self-parking, month-to-month rentals and valet parking. For transient self-parking and valet parking, revenue is recognized at a point in time at the respective transaction price once services are completed. For month-to-month rentals, revenue is recognized over time based on the terms of the rental agreement.

Other revenue primarily includes rental income from certain retail leases which is recognized over the term of the respective lease agreement.

Debt issuance costs

Cost incurred to acquire debt are recorded as a reduction against the notes payable. Amortization of debt issuance costs is calculated using the straight-line method over the term of the notes payable. Amortization expense during development of the Property was included in the real estate asset on the consolidated balance sheet. Upon the Property being placed into service in June 2020, amortization expense is included in interest expense on the consolidated statements of operations.

Description of Securities

The Company is authorized to issue 490,000,000 shares of common stock, $0.01 par value per share (“common stock”), and 10,000,000 shares of preferred stock, $0.01 par value per share (“preferred stock”). The charter authorizes the board of directors, with the approval of a majority of the entire board and without any action on the part of stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock that the Company is authorized to issue or the number of authorized shares of any class or series of stock of the Company. As of April 15, 2022, 8,000 shares of common stock, 110 shares of Series A Preferred Stock and no shares of any other class or series of stock of the Company are issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.

Series A Preferred Stock has the following rights and privileges:

●	The shares of Series A Preferred Stock are senior to all classes and series of the Company’s stock, including shares of common stock of the Company.

●	Dividends on outstanding shares of Series A Preferred Stock will accrue on a daily basis at the rate of 12.0% per annum of the sum of $1,000 plus all accumulated and unpaid dividends thereon, and will be cumulative from and including the date of issuance. Dividends on the shares of Series A Preferred Stock will be payable semiannually, in arrears, on June 30 and December 31 of each year, when, as and if authorized by the board of directors of the Company and declared by the Company.

●	The holders of shares of Series A Preferred Stock will not be entitled to vote in the election of directors or on any other matters submitted to the Company’s stockholders.

●	The Company’s outstanding shares of Series A Preferred Stock are subject to redemption, in whole or in part, at any time, upon notice by the Company to the record holder of the shares of Series A Preferred Stock to be redeemed.

●	In the event of any voluntary or involuntary liquidations, dissolution or winding up of the Company’s affairs, the holders of outstanding shares of Series A Preferred Stock will be entitled to be paid, out of the Company’s assets legally available for distribution, a liquidation preference per share of Series A Preferred Stock equal to $1,000 plus the amount of accrued and unpaid dividends.

●	Series A Preferred Stock are not convertible.

New Accounting Pronouncement

In March 2020, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2020-4, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting and in January 2021, the FASB issued 2021-01, Reference Rate Reform (Topic 848), Scope, which further clarified the scope of the reference rate reform optional practical expedients and exceptions outlined in Topic 848. As a result of identified structural risks of interbank offered rates, in particular, the London Interbank Offered Rate (LIBOR), reference rate reform is underway to identify alternative reference rates that are more observable or transaction based. The update provides guidance in accounting for changes in contracts, hedging relationships, and other transactions as a result of this reference rate reform. The optional expedients and exceptions contained within these updates, in general, only apply to contract amendments and modifications entered into prior to January 1, 2023. The provisions of these updates that will most likely affect our financial reporting process related to modifications of contracts with lenders and the related hedging contracts associated with each respective modified borrowing contract. In general, the provisions of these updates would impact the Company by allowing, among other things, the following:

●	Allowing modifications of debt contracts with lenders that fall under the guidance of ASC Topic 470 to be accounted for as a non- substantial modification and not be considered a debt extinguishment.

●	Allowing a change to contractual terms of a hedging instrument in conjunction with reference rate reform to not require a designation of the hedging relationship.

●	Allowing a change to the interest rate used for margining, discounting, or contract price alignment for a derivative that is a cash flow hedge to not be considered a change to the critical terms of the hedge and will not require a designation of the hedging relationship.

We have not entered into any contract modifications yet, as it directly relates to reference rate reform, but we anticipate having to undertake such modifications in the future as a majority of our contracts with lenders and hedging counterparties are indexed to LIBOR.

2.	LIQUIDITY

The Company incurred a net loss of $11.02 million and had net cash used in operating activities of $2.5 million for the year ended December 31, 2021. On May 10, 2021, the Company entered into two new loan agreements with Starwood Property Mortgage, the details of which are discussed in Note 4. At December 31, 2021, the Company had borrowed approximately $140.3 million to fund construction of the Property, with approximately $9.6 million remaining availability on its existing credit facilities. Management believes there is adequate liquidity in the Company for ongoing operations.

3.	REAL ESTATE ASSET, NET

In June 2020, the Company determined that construction of the Property was substantially complete and the building was ready for its intended use. At this time, all accumulated costs capitalized in construction in progress were transferred to property and equipment based on the nature of the assets and started depreciation based on the respective estimated useful lives.

	12/31/2021	12/31/2020
Land	$38,000,000	$38,000,000
Building and improvements	150,144,295	148,888,266
Furniture, fixtures and equipment	15,561,666	14,779,808
	203,705,961	201,668,074
Less: accumulated depreciation	(9,220,853)	(3,170,094)
Real estate asset, net	$194,485,108	$198,497,980

4.	NOTES PAYABLE

Notes Payable consist of the following at December 31, 2021 and December 31, 2020:

	12/31/2021	12/31/2020
Senior Loan	$108,788,319	$89,560,650
Mezzanine Loan	31,583,706	36,762,300
Less: unamortized debt issuance costs	(4,281,539)	(282,659)
Notes payable, net of debt issuance costs	$136,090,486	$126,040,291

On May 10, 2021, the Prior Operating Company, a subsidiary of the Property Owner at the time and now also the Company, entered into a new loan agreement (the “Senior Loan”) with Starwood Property Mortgage SUB-12-A, LLC to borrow a principal sum of $116.3 million, of which $107.6 million was advanced at closing. Subsequent to closing on May 10, 2021, the Senior Loan was split into two notes through a Note Severance and Splitter Agreement with Starwood Property Mortgage SUB-12-A: (i) Promissory Note A-1 with a principal sum of $107.6 million and (ii) Promissory Note A-2 with a principal sum of $8.7 million (combined as the “Senior Loan”).

Additionally on May 10, 2021, 1350 S Dixie Mezz Borrower (“Mezz Borrower”), a subsidiary of the Property Owner at the time and now also the Company, closed on a promissory note (the “Mezz Loan A-1”) with Starwood Property Mortgage SUB-12-A, LLC to borrow a principal sum of $31.2 million and a promissory note (the “Mezz Loan A-2”) with Starwood Property Mortgage SUB-12-A, LLC to borrow a principal sum of $2.5 million. Mezz Loan A-1 and Mezz Loan A-2 combined are recorded on the financials as one loan (the “Mezz Loan”) for a total principal sum of $33.8 million of which $31.2 million was advanced at closing.

As of December 31, 2021 the Senior Loan had a principal balance of $108.8 million compared to a principal balance on December 31, 2020 of $89.6 million for the Senior Loan prior to the refinancing. The Mezz Loan had a principal balance of $31.6 million as of December 30, 2021 compared to a principal balance on December 31, 2020 of $36.8 million for the Mezz Loan prior to refinancing.

Aggregate interest expense related to the loans was $8.6 million for the year ended December 31, 2021 and $8.3 million for the year ended December 31, 2020.

Other

In connection with obtaining the prior Senior and Mezz Loans, the Prior Operating Company and Mezz Borrower incurred $3.25 million of debt issuance cost, which have been deferred and have been amortized fully upon refinancing of the loans in May 2021. In connection with the refinancing of the loans, the Prior Operating Company and Mezz Borrower, incurred an additional $2.24 million of debt issuance cost during the year ended December 31, 2021. The Company incurred an additional $2.64 million of financing costs in connection with the acquisition of the Property, which have been capitalized and are included in deferred loan costs. Amortization expense of debt issuance costs incurred totaled $780,293 and $513,816 for the years ended December 31, 2021 and 2020, respectively.

5.	RELATED PARTY TRANSACTIONS

The development activities of the Company are conducted by a related party, NP International USA, LLC. NP International USA, LLC earns a fee for these services (the “Development Management Fee”). This Development Management Fee is payable in installments between the initial funding received by the Property Owner through 30 days after the scheduled project completion date. The Development Management Fee is 5% of base hard cost as outlined in the Limited Liability Company agreement of the Property Owner, of which 44.5% is paid to a member in exchange for consulting services. Charges for the Development Management Fee totaled approximately $0 and $228,000 for the years ended December 31, 2021 and 2020, respectively, and were included in construction in progress. There were no amounts payable for the Development Management Fee at December 31, 2021.

The construction management activities of the Company are conducted by a related party, NPI Construction LLC, in exchange for a fee (the “Construction Management Fee”). This Construction Management Fee is payable in installments between the effective date of the commencement of the construction project through the scheduled project completion date. Charges for the Construction Management Fee totaled approximately $90,000 and $406,000 for the years ended December 31, 2021 and 2020, respectively. Amount payable for the Construction Management Fee at December 31, 2021 and 2020 totaled approximately $30,000 and $9,000.

The day to day operations and activities of the Company are conducted by a related party, NRI Real Token Advisors, LLC (the “Advisor”), in exchange for an advisory fee (the “Advisory Fee”). This Advisory Fee is payable on a monthly basis in arrears based on 1% of the monthly total gross revenue of the Company, Operating Partnership and subsidiaries. No payments were made for the Advisory Fee for the years ended December 31, 2021 and 2020. Amount payable for the Advisory Fee at December 31, 2021 totaled $9,631. There was no amount payable for the advisory fee at December 31, 2020. Additionally, the Advisor can earn additional fees for other activities including acquisitions, dispositions and financings. The Advisor fees are included on the financial statements under other operational expenses. The Advisor is also is reimbursed for operational expenses by the Company. This includes, but is not limited to, salary and wage reimbursement, travel and supplies. No payments were made to the Advisor for reimbursements for the years ended December 31, 201 and 2020. Amount payable to the Advisor for reimbursements at December 31, 2021 totaled $10,312 There were no amounts payable to the Advisor for reimbursements at December 31, 2020.

The food and beverage (F&B) management activities of the hotel and restaurants at the Property are conducted by a related party, Alpareno Restaurant Group, LLC (see note 7), in exchange for a fee (the “F&B Management Fee and an incentive fee (the “Incentive Fee”). The Management Fee is payable monthly in arrears and is 4% of Operating Revenue. The Incentive Fee is payable annually and is 15% of Net Profits. Charges for the F&B Management Fee totaled $256,956 for the year ended December 31, 2021. No payments were made for the F&B Management Fee for the year ended December 31, 2020. Charges for the Incentive Fee totaled $174,284 for the year ended December 31, 2021. No Incentive Fee was awarded for the year ended December 31, 2020. In addition, there are no amounts payable under the agreement at December 31, 2021 and 2020. These fees are included on the financial statements under other operational expenses.

The facilities management for the Property are administered through the Shared Facilities Management Agreement (the “Shared Facilities Agreement”) with NPI Management, Inc. (“NPI Management”), an affiliate of the Operating Partnership. NPI Management performs certain management, maintenance and other administrative duties required to be performed under the Declaration of Covenants, Restrictions and Easements for the property. NPI Management does not receive a management fee for its services, but is reimbursed for costs including “burden on labor” and overhead. The Shared Facilities Management Agreement had an initial term ending on February 1, 2021 and automatically renews for one year periods unless otherwise terminated by the parties. The Shared Facilities Management Agreement was automatically extended at the end of the initial term. Each of the Property Owner and NPI Management may terminate the Shared Facilities Management Agreement without cause with 30-days’ notice. Reimbursements for NPI Management totaled $1,388,129 and $338,826 for the years ended December 31, 2021 and 2020, respectively. Amount payable to NPI Management for reimbursements at December 31, 2021 and 2020 totaled $21,703 and $47,848, respectively.

The Company also incurs costs during the normal course of development from various transactions with affiliates. For the years ended December 31, 2021 and 2020, the Company owed $4,074 and $112,000 respectively, to affiliates for expenses reimbursed and miscellaneous costs.

The fees discussed above were included in construction in progress during the period the Property was under construction and are now included on the financial statements under other operational expenses.

As of December 31, 2021, the Company has no outstanding member contribution receivable. As of December 31, 2020, the Company had an outstanding contribution receivable from one member totaling $546,144 that was received in January 2021.

6.	CONCENTRATION OF RISK

Cash and cash equivalents

The Company, in the normal course of business, maintains checking and savings account balances that may exceed the FDIC insurance coverage limit. Management believes there is no material risk to the Company’s cash position.

Major suppliers

On October 31, 2017, the Prior Operating Company entered into a construction contract with a general contractor (the “Contractor”) to further develop the Property. Amounts due to the Contractor approximate 1% and 71% of the accounts payable and accrued liabilities balances at December 31, 2021 and 2020, respectively.

7.	COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company and its consolidated subsidiaries are subject to certain claims and complaints that arise during the ordinary course of business. The Company is not aware of any claims or complaints that would have a significant effect on the financial position or results of operations of the Company if disposed of unfavorably.

Hotel Management Agreement

In November 2019, the Prior Operating Company entered into a Hotel Management Agreement (the “Management Agreement”) with a Hotel Management Company (the “Manager”) for an initial term of 10 years, commencing on the opening of the hotel at the Property. For services rendered as defined by the Management Agreement, the Manager will earn a base fee equal to the sum of (i) 3% of total revenues and (ii) 1% of food and beverage (“F&B”) area income, as defined within the Management Agreement. Additionally, the Manager is entitled to an annual incentive fee in the event that the net operating income, as defined, exceeds the projected net operating income set forth within each fiscal years approved budget. The aggregate of the base fees and incentive fees payable to the Manager in any given fiscal year may not exceed 5% of the sum of total revenues and F&B area income. The Manager was paid $65,689 and $36,621 per the Management Agreement for years ended December 31, 2021 and 2020, respectively for the management fee and $265,547 for the incentive fee for the year ended December 31, 2021. The Manager did not receive an incentive fee for the year ended December 31, 2020.

Leasing Property Management Agreement

In July 2019, the Prior Operating Company became party to a Residential Property Management Agreement (the “Residential Agreement”) with Gables Residential Services, Inc. (the “Property Manager”) for the residential portion of the project. For services rendered as defined within the Residential Agreement, the Property Manager earns a fee equal to the greater of (i) 3% of gross receipts or (ii) $10,000 until the property reaches stabilization, defined as 93% occupancy of all leasable units. Upon stabilization, the Property Manager earns a fee equal to the greater of (i) 3% of gross receipts or (ii) $12,000. In no event shall the Property Manager earn more than 4% of gross receipts. The Property Manager was paid $192,663 and $135,355 per the Residential Agreement for years ended December 31, 2021 and 2020.

REIT Lease Agreement

On November 9, 2021, the Prior Operating Company (the “Lessor”) entered a REIT Lease Agreement (the “Lease”) with NRI Real Token Tenant, LLC (the “Lessee”), a wholly owned subsidiary of the Company, for the Lessor’s interest in the hotel. The Lease term is 3 years from the commencement date. The Lease terms require annual base rent of $1.5 million, payable in twelve (monthly) installments and Percentage Rent for Rooms Revenue greater than $8.0 million and F&B Revenue greater than $9.5 million.

Food & Beverage Agreement

On March 1, 2021, the Prior Operating Company (the “Owner”) entered into a Food and Beverage Management Agreement (the “F&B Management Agreement”) with Alpareno Restaurant Group, LLC (the “F&B Manager”). See Note 5 Related Party Transactions

Parking Facilities Management Agreement

On July 12, 2019, the Property Owner entered into a three-year Parking Facilities Management Agreement with Legacy Parking Company, LLC (“Legacy”). Legacy provides 24/7 operational and management services for the parking facility at the Property, including the preparation of annual budgets and the collection of parking revenues. Property Owner pays Legacy a base, annual management fee of $15,000 in monthly installments as well as an incentive management fee equal to 9.5% of the net operating income of the parking facility (generally, parking revenues minus operating expenses) in excess of (a) $500,000 for the first year and (b) $600,000 for the remainder of the term subject to a cap of 4% of the annual parking revenues. The agreement automatically renews for one-year terms unless otherwise terminated by either party. Each of Property Owner and Legacy may terminate the agreement with a 30-days’ notice (in the case of Property Owner) and a 60-days’ notice (in the case of Legacy). Legacy was paid $15,000 and $7,812 pursuant to the Parking Facilities Management Agreement for years ended December 31, 2021 and 2020, respectively.

Shared Facilities Management Agreement

On May 28, 2020, Property Owner entered into a Shared Facilities Management Agreement effective as of February 1, 2020, with NPI Management, Inc. (“NPI Management”). See Note 5 Related Party Transactions.

8.	COVID-19

On January 30, 2020, the world health organization announced a global health emergency because of a new strain of coronavirus originated in Wuhan, China (the “Covid-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the world health organization classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report. Therefore, should this matter continue for an extended period of time, it could negatively impact our business, results of operations, and financial position, however, the related financial impact cannot be reasonably estimated at this time. Management is actively monitoring the global situation and its effect on the Company’s financial condition, liquidity, operations, suppliers, industry, and workforce.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (“CARES”) act was enacted and signed into law. Management has evaluated the provisions of the act and does not believe the act will have a material impact on the Company.

9.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 15, 2022 which is the date the financial statements were available to be issued.

Amended and Restated Loan Agreements

On February 14, 2022, the loan agreements were amended to, among other things, allow for distributions of cash and shares by the Company to permit compliance with applicable tax rules. Until certain cash flow tests are met, annual cash distributions will be capped at $150,000 per year while distributions of Company shares will be capped at $600,000, permitting a combined distribution of $750,000 per annum.

Common and Preferred Shares

On January 31, 2022, the Company issued 1,040 shares of common stock. On April 11, 2022, the Company issued an additional 6,960 shares of common stock. The 8,000 outstanding shares of our common stock are held on the Company’s books and records and are not currently held in the form of Security Tokens. In the future, holders of outstanding shares of common stock may elect to hold their shares of common stock in the form of Security Tokens, subject to verification of applicable laws and regulations and compliance with the restrictions on ownership and transfer contained in the Company’s charter.

On January 28, 2022, the Company issued 110 shares of our 12.0% Series A Cumulative Non-Voting Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”).